Execution Version
FINANCING AGREEMENT
Dated as of December 23, 2022
Among
APA FINANCE II, LLC
a Delaware limited liability company
(as the Borrower)
and
KEYBANC CAPITAL MARKETS INC.,
(as Mandated Lead Arranger and a Joint Lead Arranger)
and
KEYBANK NATIONAL ASSOCIATION
(as Administrative Agent for the Lenders, Collateral Agent for the Secured Parties and an Issuing Bank)
and
THE HUNTINGTON NATIONAL BANK
(as a Joint Lead Arranger and an Issuing Bank)
and
THE LENDERS PARTY HERETO

FINANCING AGREEMENT (DESRI II & V)

TABLE OF CONTENTS
i
FINANCING AGREEMENT (DESRI II & V)

FINANCING AGREEMENT (DESRI II & V)

FINANCING AGREEMENT (DESRI II & V)

FINANCING AGREEMENT (DESRI II & V)

LIST OF EXHIBITS, SCHEDULES
Exhibit A    Definitions and Rules of Interpretation
Notes
Exhibit B-1    [Intentionally Omitted]
Exhibit B-2    Form of Term Loan Note
Exhibit B-3    Form of LC Loan Note
Exhibit B-4    [Intentionally Omitted]
Exhibit B-5    [Intentionally Omitted]

Conversion/Prepayment Procedures
Exhibit D-1    [Intentionally Omitted]
Exhibit D-2    [Intentionally Omitted]
Exhibit D-3    Form of Notice of Term Loan Borrowing
Exhibit D-4    [Intentionally Omitted]
Exhibit D-5    Form of LC Issuance Notice
Exhibit D-6    [Intentionally Omitted]

Security-Related Documents
Exhibit E    Form of Solvency Certificate
Exhibit F    Form of Distribution Certificate
Closing Certificates
Exhibit G-1    [Intentionally Omitted]
Exhibit G-2    [Intentionally Omitted]
Exhibit G-3    [Intentionally Omitted]
Exhibit G-4    [Intentionally Omitted]

Exhibit G-5    [Intentionally Omitted]
Exhibit G-6    Form of Closing Date Certificate
Letters of Credit
Exhibit H-1    Form of PPA Letter of Credit (Searchlight)
Exhibit H-2    Form of PPA Letter of Credit (KS2)
Exhibit H-3    Form of Decommissioning Letter of Credit (Tulare)
Exhibit H-4    Form of Decommissioning Letter of Credit (Keystone)
Exhibit H-5    Form of KS2 Sublessor Letter of Credit
Exhibit H-6    Form of Lease Security Letter of Credit
Exhibit H-7    Form of DSR Letter of Credit
Exhibit H-8    Form of OMR Letter of Credit

Other Exhibits
Exhibit I    Lenders/Lending Offices and Account Information
Exhibit J    [Intentionally Omitted]
Exhibit K    Schedule of Lender Commitments
Exhibit L    Amortization Schedule
Exhibit M    [Intentionally Omitted]
Exhibit N    Form of Monthly Operating Report
Exhibit O    [Intentionally Omitted]
v
FINANCING AGREEMENT (DESRI II & V)
116902045.9 0059717-00024

INDEX OF SCHEDULES
Schedule A-1    Site Agreements
Schedule A-2    Material Project Documents
Schedule 5.16    Insurance Requirements

FINANCING AGREEMENT (DESRI II & V)
116902045.9 0059717-00024

FINANCING AGREEMENT
This FINANCING AGREEMENT, dated as of December 23, 2022 (as amended, restated, amended and restated, supplemented or as otherwise further modified from time to time, this “Agreement”), is made by and among APA FINANCE II, LLC, a Delaware limited liability company (the “Borrower”), EACH OF THE LENDERS that is a signatory to this Agreement identified as a “Lender” on the signature pages to this Agreement or that shall become a “Lender” under this Agreement pursuant to the terms of this Agreement (individually, a “Lender” and, collectively, the “Lenders”), KEYBANC CAPITAL MARKETS INC., as Mandated Lead Arranger and a Joint Lead Arranger, THE HUNTINGTON NATIONAL BANK, as a Joint Lead Arranger and Issuing Bank, and KEYBANK NATIONAL ASSOCIATION, as a Lender and an Issuing Bank, as the Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
RECITALS
The Borrower has, subject to the terms and conditions set forth in this Agreement, requested that the Lenders agree to (a) provide term loan facilities (the “Term Loan Facilities”) pursuant to the terms set forth herein to repay in full, on the Closing Date, the Indebtedness outstanding under each of the Existing Financing Agreements (as defined below) and (b) provide a letter of credit (“Letter of Credit Facility”) pursuant to the terms set forth herein.
Each party to this Agreement agrees and acknowledges that, except as otherwise expressly provided herein, capitalized terms used in this Agreement and its exhibits and schedules shall have the respective meanings given in Exhibit A. Except as otherwise expressly provided herein, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Financing Documents.
AGREEMENT
In consideration of the agreements herein and in the other Financing Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:
ARTICLE 1[RESERVED].
ARTICLE 2TERM LOAN AND LETTERS OF CREDIT; GENERAL PROVISIONS RELATING TO TERM LOAN FACILITIES AND LETTERS OF CREDIT AND LC LOANS
1.1Term Loan Facility; Letters of Credit and LC Loans.
(a)Term Loan Facility.
(i)Availability. Subject to the terms and conditions set forth in this Agreement (including Section 3.6), the Lenders agree to make to the Borrower on the Closing Date Term Loans up to such Lender’s Proportionate Share of the Total Term Loan Commitment (a “Term Loan Commitment”) in a single Borrowing (except for Conversions or Continuations of the Term Loans), for the repayment in full of the Indebtedness under each Existing Financing Agreement (together with all fees, interest, other amounts and other Obligations accrued with respect thereto). Notwithstanding the foregoing, on the Closing Date, the aggregate amount of Term Loans borrowed (or

FINANCING AGREEMENT (DESRI II & V)

requested to be borrowed on such date) with respect to the Project shall be in an amount in order to achieve compliance with the Minimum Debt Service Coverage Ratios and which shall be reflected in the Base Case Forecast updated as of the Closing Date and delivered to Administrative Agent and the Lenders pursuant to Section 3.6(m). Notwithstanding anything to the contrary set forth herein, the total principal amount of Term Loans outstanding at any time shall not, in the aggregate, exceed the sum of the Total Term Loan Commitment. Each Term Loan made by a Lender under this Agreement shall irrevocably reduce such Lender’s Proportionate Share of Term Loan Commitment available hereunder and any Term Loan Commitments outstanding on 12:00 a.m. New York, New York time on the Closing Date shall expire as of such date.
(ii)Notice of Term Loan Borrowing. The Borrower shall request the Term Loan by delivering to the Administrative Agent a written notice in the form of Exhibit D-3, appropriately completed (“Notice of Term Loan Borrowing”), which specifies, among other things:
(A)The amount of the requested Term Loan Borrowing; and
(B)The date of the requested Term Loan Borrowing and whether the Term Loan shall consist of a Base Rate Loan and/or SOFR Loan.
The Borrower shall provide an irrevocable Notice of Term Loan Borrowing to the Administrative Agent by at least 12:00 p.m. (New York, New York time) at least five (5) Business Days before the estimated date of the Term Loan Borrowing, unless a shorter period is agreed upon by the Administrative Agent and the Majority Lenders.
(b)Interest Provisions Relating to Term Loan.
(i)Interest Rate. The Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of the Term Loan at the following rates per annum: (1) during such periods as such Term Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus, in each case, an applicable margin of (A) from the Closing Date and until the fourth anniversary of the Closing Date, 0.375% per annum and (B) from the fourth anniversary of the Closing Date and thereafter, 0.50% per annum and (2) during such periods as such Term Loan is a SOFR Loan, Adjusted Daily Simple SOFR for such Term Loan plus, in each case, an applicable margin of (A) from the Closing Date and until the fourth anniversary of the Closing Date, 1.375% per annum and (B) from the fourth anniversary of the Closing Date and thereafter, 1.50% per annum.
(ii)Interest Payment Dates. Accrued interest on the unpaid principal amount of the Term Loan shall be payable as set forth below: (A) with respect to Base Rate Loans or SOFR Loans, each Quarterly Date, (B) on the Term Loan Maturity Date, (C) upon conversion of each Base Rate Loan to a SOFR Loan pursuant to Section 2.1(b)(v) and (D) in all cases, upon prepayment of any Term Loan and to the extent provided in Section 2.1(l), provided, however, that interest payable pursuant to Section 2.4(c) shall be payable on demand.
(iii)Interest Computations. All computations of interest on the Term Loan hereunder shall include each immediately preceding Quarterly Date but exclude the Quarterly Date on which payment is being made and shall be based upon a year of 365 days (or 366 days in a leap year) for the actual days elapsed.

FINANCING AGREEMENT (DESRI II & V)

(iv)Conversions and Continuations. The Borrower shall, upon at least two (2) Business Days’ notice to the Administrative Agent (provided by at least 12:00 p.m. (New York, New York time)), have the right to Convert Term Loans of one Type into Term Loans of another Type or upon at least two (2) Business Days’ notice to the Administrative Agent (provided by at least 12:00 p.m. (New York, New York time)) prior to the first day of an Interest Period to Continue Term Loans which are SOFR Loans as Term Loans of the same Type, at any time or from time to time, provided that (A) the Borrower shall have given the Administrative Agent notice of each such Conversion or Continuation (provided, that a notice of Continuation may contain the Borrower’s instructions to Continue with respect to more than one Interest Period); provided if Borrower fails to notify Administrative Agent of such Continuation, Borrower and Administrative Agent hereby agree that such Term Loan shall automatically continue as a new SOFR Loan with the same Interest Period as such prior SOFR Loan; (B) SOFR Loans may be Converted only on the last day of an Interest Period for the Term Loans and (C) without limiting the rights and remedies of the Administrative Agent and the Collateral Agent under Article 8, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of the Borrower to borrow the relevant Term Loan as a SOFR Loan, to Convert any Term Loan into a SOFR Loan or to Continue any Term Loan as a SOFR Loan, in which event all SOFR Loans then outstanding shall be automatically Converted (on the last day(s) of the respective Interest Periods therefor) into Base Rate Loans.
(v)Interest Account and Interest Computations. The Borrower authorizes the Administrative Agent to record in an account or accounts maintained by the Administrative Agent on its books: (A) the interest rates applicable to the Term Loans and the effective dates of all changes thereto; (B) the date and amount of each principal and interest payment on each Term Loan; and (C) such other information as the Administrative Agent may determine is necessary for the computation of interest payable by the Borrower hereunder consistent with the terms hereof. The Borrower agrees that all computations by the Administrative Agent of interest shall be deemed prima facie to be correct in the absence of manifest error. The Administrative Agent shall deliver to the Borrower a statement detailing such computations of interest.
(c)Principal Payments of Term Loans.
(i)On each Scheduled Payment Date, the Borrower shall repay to Administrative Agent (acting on behalf of each Lender) an amount equal to the Scheduled Repayment Amount by depositing such amount to the Revenue Account for application in accordance with Section 7.3(b).
(ii)Subject to Section 8.2(c), any remaining unpaid principal, interest, fees and costs with respect to any Term Loan then outstanding, if any, shall be due and payable on the Term Loan Maturity Date.
(d)Use of Term Loan Proceeds. The Borrower shall use the proceeds of the Term Loans solely for the purposes provided in Section 5.1.
(e)Promissory Notes. The obligation of the Borrower to repay the Term Loans made by each Lender and to pay interest thereon at the rates provided herein shall be, to the extent requested by such Lender, evidenced by promissory notes in the form of Exhibit B-2 (individually, a “Term Loan Note” and, collectively, the “Term Loan Notes”), each payable to the order of such Lender and in the principal amount of the Term Loan made by such Lender.

FINANCING AGREEMENT (DESRI II & V)

(f)Notice of Term Loan Borrowing.
(i)Notice. The Notice of Term Loan Borrowing shall be delivered to the Administrative Agent in accordance with this Article 2 and Section 12.1. The Administrative Agent shall promptly notify each Lender of the contents of the Notice of Term Loan Borrowing.
(ii)Pro rata. All Term Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Share of the Total Term Loan Commitment.
(g)[Reserved].
(h)[Reserved].
(i)[Reserved].
(j)[Reserved].
(k)[Reserved].
(l)Prepayments.
(i)Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), the Borrower shall pay to the Administrative Agent for the account of each Lender owed such Loan, as applicable, (A) all accrued interest to the date of such prepayment on the amount prepaid; (B) all accrued fees, if any, to the date of such prepayment corresponding to the amount being prepaid; (C) if such prepayment is the prepayment of a Loan on a day other than the last day of an Interest Period for such Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment; and (D) if such prepayment is a prepayment of the Fixed Portion resulting in an early termination of an Interest Rate Agreement, the Hedge Fix Fees, with respect to such prepayment, if applicable. All prepayments made under Section 2.1(l)(ii) shall be applied pro rata to all remaining installments of the Loans. All prepayments made under Section 2.1(l)(iii) shall be applied to outstanding Loans in the inverse order of maturity of the Loans then outstanding. Loans prepaid may not be re-borrowed.
(ii)Optional Prepayment of Loans. Subject to Section 2.1(l)(i), the Borrower may, at its option, upon five (5) Business Days’ irrevocable notice to the Administrative Agent, prepay any Loans in whole or in part in a minimum aggregate amount of Fifty Thousand Dollars ($50,000) or any amount in excess thereof (or such lesser amount as shall be remaining outstanding under the Loans to which such prepayment relates). Amounts prepaid may not be re-borrowed. Each such notice of optional prepayment hereunder shall specify such date, the aggregate principal amount of the Loans to be prepaid on such date and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of the Borrower as to the estimated Liquidation Costs (if any) and Hedge Fix Fees (if any) due in connection with such optional prepayment (calculated as if the date of such notice were the date of the optional prepayment) and setting forth the details of such computation. Within five (5) Business Days after the date of such optional prepayment, the Administrative Agent shall deliver to the Borrower and each applicable Lender a certificate of the Administrative Agent confirming the calculation of such Liquidation Costs (if any) or Hedge Fix Fees (if any) as of the specified prepayment date

FINANCING AGREEMENT (DESRI II & V)

and setting forth the details of such computation. The Borrower may make an optional prepayment with respect to all Loans then outstanding at any time, without any premium or penalty, except for Liquidation Costs and Hedge Fix Fees, if any.
(iii)Mandatory Prepayments.
(A)Subject to Section 2.1(l)(i), the Borrower shall prepay the Loans to the extent provided by the terms of this clause (iii), Sections 2.6(b), 5.16, 5.25, 5.27, 7.3 and 7.9(c).
(B)The Borrower shall immediately prepay the Loans with all proceeds from the sale or lease of assets pursuant to Section 7.10.
(iv)Prepayment or Reduction of Interest Rate Agreements. Any amount being prepaid in respect of the Loans under this Agreement may, at the option of Borrower: (i) be first applied to the Floating Portion and then to the Fixed Portion or (ii) may be applied to the Floating Portion and the Fixed Portion on a pro rata basis. Any prepayment of the Fixed Portion of the Loans under this Agreement shall be accompanied by a concurrent reduction or prepayment by Borrower of its exposure and obligations under the Interest Rate Agreements then in effect as provided in Section 2.9(b).
(m)Letters of Credit; LC Loans.
(i)The Issuing Bank agrees, subject to the terms and conditions set forth in this Agreement, including the satisfaction by Borrower, or the waiver by the Issuing Bank, of the conditions precedent set forth in Section 3.4 as applicable, to:
(A)in respect of the PPA LC Issuing Bank (Searchlight), issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-1, in each case, for the account of Borrower, on behalf of the applicable Project Company, and for the benefit of the Power Purchaser (Searchlight), and maintain outstanding letters of credit with respect to such Project Company’s obligations set forth in Section 18.1 of the Power Purchase Agreement (Searchlight) (the “PPA Letter of Credit (Searchlight)”) in an aggregate amount not to exceed eight hundred sixty-four thousand Dollars ($864,000) (the “Maximum PPA LC Commitment (Searchlight)”);
(B)in respect of the PPA LC Issuing Bank (KS2), issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-2, in each case, for the account of Borrower, on behalf of the applicable Project Company, and for the benefit of the Power Purchaser (KS2), and maintain outstanding letters of credit with respect to such Project Company’s obligations set forth in Section 14(e) of the Power Purchase Agreement (KS2) (the “PPA Letter of Credit (KS2)”) in an aggregate amount not to exceed two hundred thousand Dollars ($200,000) (the “Maximum PPA LC Commitment (KS2)”);
(C)in respect of the Decommissioning LC Issuing Bank (Tulare), issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-3, in each case, for the account of Borrower, on behalf of the applicable Project Company, and for the benefit of Tulare County Resource Management Agency, and maintain outstanding letters of credit with respect to such Project Company’s obligations pursuant to each of the Special Use Permit dated October 11, 2012 (Ivanhoe); Special Use Permit

FINANCING AGREEMENT (DESRI II & V)

dated October 11, 2012 (Exeter); Special Use Permit dated October 11, 2012 (Lindsay); and Special Use Permit dated May 31, 2019 (the “Decommissioning Letter of Credit (Tulare)”) in an aggregate amount not to exceed four hundred seventy-four thousand four hundred Dollars ($474,400) (the “Maximum Decommissioning LC Commitment (Tulare)”);
(D)in respect of the Decommissioning LC Issuing Bank (Keystone), issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-4, in each case, for the account of Borrower, on behalf of the applicable Project Company, and for the benefit of East Drumore Township, and maintain outstanding letters of credit with respect to such Project Company’s obligations pursuant to the Condition Use Permit, dated June 3, 2010 (the “Decommissioning Letter of Credit (Keystone)”) in an aggregate amount not to exceed three hundred seventy-five thousand Dollars ($375,000) (the “Maximum Decommissioning LC Commitment (Keystone)”);
(E)in respect of the KS2 Sublessor LC Issuing Bank, issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-5, in each case, for the account of Borrower, on behalf of the applicable Project Company, and for the benefit of Department of Hawaiian Home Lands, and maintain outstanding letters of credit with respect to such Project Company’s obligations pursuant to Section 2.3(b) of the Second Amended and Restated Financing Agreement, dated June 28, 2018, among Kalaeloa Solar Two, LLC, CIT Bank, N.A. and the lenders party thereto (the “KS2 Sublessor Letter of Credit”) in an aggregate amount not to exceed three hundred thousand Dollars ($300,000) (the “Maximum KS2 Sublessor LC Commitment”);
(F)in respect of the Lease Security Issuing Bank, issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-6, in each case, for the account of Borrower, on behalf of the applicable Project Company, and for the benefit of the City of East Providence, and maintain outstanding letters of credit with respect to such Project Company’s obligations pursuant to the Solar Lease Agreement by and between the City of East Providence and Forbes Street Solar, LLC dated October 31, 2012, as amended April 7, 2022 (the “Lease Security Letter of Credit”) in an aggregate amount not to exceed one hundred forty thousand six hundred Dollars ($140,600) (the “Maximum Lease Security LC Commitment”);
(G)in respect of the DSR LC Issuing Bank, issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-7, in each case, for the account of Borrower, and for the benefit of the Collateral Agent, and maintain outstanding a letter of credit for the purposes of funding a portion of the Debt Service Reserve Requirement (the “DSR Letter of Credit”) in an aggregate amount not to exceed ten million two hundred nine thousand five hundred thirty eight Dollars and 40/100 ($10,209,538.40) (the “Maximum DSR LC Commitment”);
(H)in respect of the OMR LC Issuing Bank, issue, on or after the Closing Date, on the date upon which the conditions precedent set forth in Section 3.4 are satisfied, in the form attached hereto as Exhibit H-8, in each case, for the account of Borrower, and for the benefit of the Collateral Agent, and maintain outstanding a letter of credit for the purposes of funding a portion of the O&M Reserve Requirement (the “OMR Letter of Credit”) in an aggregate amount not to exceed three million thirty four

FINANCING AGREEMENT (DESRI II & V)

thousand six hundred fifty seven Dollars and 75/100 ($3,034,657.75) (the “Maximum OMR LC Commitment”); and
(I)The Maximum LC Commitment shall be a separate facility, and the issuance of each Letter of Credit shall be deemed to reduce, in an amount equal to the Stated Amount of such Letter of Credit, the Available LC Commitment. Once any Letter of Credit has expired without extension in accordance with Section 2.1(m)(v), such Letter of Credit shall no longer be available and the Maximum LC Commitment allocated to such Letter of Credit shall terminate;
(ii)The sum of the maximum stated amount of the Letters of Credit, the aggregate amount of any Unreimbursed Obligations and the aggregate principal of any outstanding LC Loans shall in no event exceed the Maximum LC Commitment at any time.
(iii)Reimbursement.
(A)Subject to clause (B) below, immediately after the payment by any Issuing Bank of any drawing under any Letter of Credit and by not later than 2:00 p.m., New York time, on the next Business Day immediately following the date of such drawing, Borrower shall make or cause to be made to such Issuing Bank for its own account a payment in an amount equal to the full amount of such drawing, including interest accruing at the rate set forth in Section 2.1(n).
(B)Solely to the extent that an Event of Default or Default has not occurred and is not continuing, in the event that any reimbursement payment is not made by Borrower on the date specified in clause (A) above (each such unreimbursed drawing or portion thereof, an “Unreimbursed Obligation”), such Unreimbursed Obligation shall convert into a loan (“LC Loan”) bearing interest from the date of such drawing at the amounts set forth in Section 2.1(n) below. Solely in the case of the DSR Letter of Credit, to the extent the DSR LC Issuing Bank is not the applicable DSR LC Lender, and to the extent any such drawing is not repaid by the Borrower as provided above, the applicable DSR LC Lender shall, on the third (3rd) Business Day after receiving such notification from the DSR LC Issuing Bank, purchase such LC Loan from the DSR LC Issuing Bank in an amount equal to its Proportionate Share of the DSR LC Loan Commitment set forth on Exhibit K, the proceeds of which shall be applied to reimburse the DSR LC Issuing Bank with respect to such drawing. The obligation of each such DSR LC Lender hereunder, to reimburse the DSR LC Issuing Bank with respect to each drawing on the DSR Letter of Credit shall be absolute and unconditional in all respects. Each such DSR LC Lender shall make such payment in immediately available funds. In the event that any such DSR LC Lender fails to make available to the DSR LC Issuing Bank the amount of the applicable LC Loan, such Issuing Bank shall be entitled to recover such amount on demand from such DSR LC Lender together with interest thereon at the Federal Funds Effective Rate. All such LC Loans made with respect to drawings under a DSR Letter of Credit under this Section 2.1(m)(iii)(B) shall satisfy the obligations of the applicable DSR LC Lenders to make such LC Loans hereunder, and shall be secured by the Collateral Documents as if made directly to the Borrower.
(iv)Borrower assumes all risks of the acts or omissions of the beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit. Borrower agrees that none of the Issuing Banks, the Agents, nor any Lender (nor any of their respective directors, officers or employees) shall be liable or responsible for, and the reimbursement obligations of Borrower shall be performed strictly in accordance

FINANCING AGREEMENT (DESRI II & V)

with this Agreement regardless of: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (ii) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (iii) the validity, sufficiency or genuineness of documents (including this Agreement) other than such Letter of Credit or any endorsement(s) thereon, which appear on their face to be valid, sufficient or genuine, as the case may be, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (iv) payment by the Issuing Bank against presentation of documents which do not strictly comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit so long as such documents substantially comply with the terms of such Letter of Credit and such Issuing Bank has not acted with gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; (v) any amendment or waiver of or any consent to departure from all or any terms of any of the Financing Documents agreed by Borrower; (vi) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), any Agent, any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Financing Documents, or in any unrelated transaction; (vii) any breach of contract or dispute among or between Borrower, the Agents, any Issuing Bank, any Lender, or any other Person except a breach of contract or dispute relating to any Letter of Credit; (viii) any demand, statement, certificate, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (ix) any extension of time for or delay, renewal or compromise of or other indulgence or modification to a drawing payment granted or agreed to by Administrative Agent, any Issuing Bank, or any Lender; (x) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Financing Documents; (xi) any drawing on any Letter of Credit by the beneficiary thereof by photocopy or fax (and such drawings shall be treated as if such beneficiary made such drawing with the original of such Letter of Credit); or (xii) any other circumstances whatsoever in making or failing to make payment under the Letters of Credit, including the non-completion of the Project for any cause whatsoever, the failure of any Project Company or the Borrower to occupy or use any Project in the manner contemplated by the Financing Documents or otherwise, any defect in title, design, operation, merchantability, fitness or condition of any Project or in the suitability of such Project for Borrower’s or such Project Company’s purposes or needs, any failure of consideration, destruction of or damage to any Project, any commercial frustration of purpose, the taking by condemnation of title to or the use of all or any part of any Project, any regulatory change, any failure of any Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Financing Documents to which each is a party, except that the applicable Issuing Bank shall be liable to Borrower for acts or events described in clauses (i) through (xi) above to the extent, but only to the extent, of any direct damages, as opposed to indirect, special or consequential damages, suffered by Borrower which Borrower proves were caused by (A) such Issuing Bank’s willful misconduct or gross negligence in determining whether a drawing made under a Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) such Issuing Bank’s willful failure to pay under a Letter of Credit after a drawing by the beneficiary strictly complying with the terms and conditions of such Letter of Credit.

FINANCING AGREEMENT (DESRI II & V)

Without limiting the foregoing, an Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation. Borrower hereby waives any right to object to any payment made under any Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any dollar amount specified therein), capitalization, spelling or similar matters of form.
(v)Borrower may, from time to time, with the prior written consent of the Administrative Agent and each Issuing Bank, such consent not to be unreasonably withheld or delayed, permanently reduce (without premium or penalty) the Maximum LC Commitment; provided, however, that, notwithstanding the above, the Administrative Agent and each Issuing Bank’s consent shall be conditioned on receiving reasonable evidence that the Borrower or the applicable Project Company, as applicable, no longer requires the amount of the commitment requested to be reduced.
(vi)Each Letter of Credit shall expire on its Expiration Date, which shall in no event be later than the earlier of (A) one (1) year from the date of issuance of such Letter of Credit (provided that such Letter of Credit may also contain customary language allowing such Letter of Credit to renew automatically on each yearly anniversary thereof to a date not to exceed the LC Facility Expiry Date) or (B) the LC Facility Expiry Date. No later than the LC Facility Expiry Date, the original of each Letter of Credit shall be surrendered by the beneficiary or transferee of such Letter of Credit to the applicable Issuing Bank for cancellation and all LC Loans (including all fees, interest and other amounts accrued in connection therewith) made or deemed to have been made with respect to such Letter of Credit shall be repaid in full.
(n)LC Loan Interest.
(i)Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding against Borrower under applicable Bankruptcy Law) on the unpaid principal amount of each LC Loan from the date of the drawing made under any Letter of Credit until (a) such Unreimbursed Obligation is repaid or (b) the maturity of such LC Loan, as applicable. Each Unreimbursed Obligation and each LC Loan shall accrue interest from the date of such drawing at a rate per annum equal to: (1) during such periods as such LC Loan or Unreimbursed Obligation, as applicable, is a Base Rate Loan, the Base Rate (as in effect from time to time) plus, in each case, an applicable margin of (A) from the Closing Date and until the fourth anniversary of the Closing Date, 0.375% per annum and (B) from the fourth anniversary of the Closing Date and thereafter, 0.50% per annum, and (2) during such periods as such LC Loan is a SOFR Loan, Adjusted Daily Simple SOFR plus, in each case, an applicable margin of (A) from the Closing Date and until the fourth anniversary of the Closing Date, 1.375% per annum and (B) from the fourth anniversary of the Closing Date and thereafter, 1.50% per annum.
(ii)Accrued interest on the unpaid principal amount of each such LC Loan that is a SOFR Loan shall be payable (i) with respect to SOFR Loans, on each Quarterly Date; (ii) on the applicable LC Loan Maturity Date; and (iii) in all cases, upon prepayment of any such SOFR Loan as and to the extent provided in Section 2.1(l)(iii) and on the Term Loan Maturity Date. Accrued interest on the unpaid principal amount of each such LC Loan or Unreimbursed Obligation that is a Base Rate Loan shall be payable (i) on the date of the conversion of such Base Rate LC Loan to a SOFR Loan; (ii) on each Quarterly Date; (iii) on the applicable LC Loan Maturity Date or the date upon which the Unreimbursed Obligation is repaid, as applicable and in all cases, upon prepayment of

FINANCING AGREEMENT (DESRI II & V)

any Base Rate Loans as and to the extent provided in Section 2.1(l)(iii) and on the Term Loan Maturity Date.
(iii)[Intentionally Omitted].
(iv)Any LC Loan, whether a Base Rate Loan or a SOFR Loan, shall continue as such until the applicable LC Loan Maturity Date; provided, however, that Borrower shall have the right, at any time from the Closing Date until the LC Loan Maturity Date, to request a Conversion of an LC Loan of one Type to an LC Loan of the other Type by delivering a written notice requesting such Conversion (such notice shall be in the form and substance acceptable to such Issuing Bank) to the Administrative Agent and the Issuing Bank at least two (2) Business Days prior to the requested Conversion. Notwithstanding anything to the contrary set forth herein, any Conversion of an Adjusted Daily Simple SOFR LC Loan to a Base Rate LC Loan may only occur on the last day of the applicable Interest Period for such SOFR Loan. Adjusted Daily Simple SOFR applicable to an Interest Period for LC Loans shall be that in effect two (2) Business Days before the first day of the applicable Interest Period for such Adjusted Daily Simple SOFR LC Loan, and the Base Rate for any applicable Base Rate LC Loan shall be equal to the Base Rate in effect on the date when such Base Rate Loan is made or deemed made hereunder. The Administrative Agent, on behalf of each Issuing Bank, shall, as soon as practicable (and, in any case, within three (3) Business Days) after an LC Loan is made, Continued or Converted, notify Borrower of each determination of (i) Adjusted Daily Simple SOFR (in the case of any Adjusted Daily Simple SOFR LC Loan made hereunder) or (ii) the Base Rate (in the case of any Base Rate LC Loan made hereunder).
(v)Borrower authorizes each Issuing Bank to record in an account or accounts maintained by such Issuing Bank on its books (i) the interest rates applicable to all LC Loans and the effective dates of all changes thereto; (ii) the Interest Period for each LC Loan; (iii) the date and amount of each principal and interest payment on each LC Loan; and (iv) such other information as the Issuing Bank may determine is necessary for the computation of interest payable by Borrower hereunder consistent with the basis hereof. Borrower agrees that all computations by such Issuing Bank of interest shall be conclusive in the absence of manifest error. Each Issuing Bank shall, at the request of Borrower, deliver to Borrower a statement detailing such computations of interest. All computations of interest on LC Loans and Unreimbursed Obligations hereunder, as applicable, shall include the first day but exclude the last day of the period for which such interest is payable and shall be based upon a year of 365 days (or 366 days in the case of a leap year) for the actual days elapsed.
(vi)On the LC Loan Maturity Date the Borrower shall repay to Administrative Agent, an amount equal to all LC Loans plus all interest, fees and costs with respect to such LC Loans.
(vii)Any remaining unpaid principal, interest, fees and costs with respect to any LC Loan then outstanding, if any, shall be due and payable on the LC Loan Maturity Date.
(o)LC Loan Promissory Notes. The obligation of Borrower to repay the LC Loans made by, and any other Unreimbursed Obligations owed to, each Issuing Bank (and each DSR LC Lender) and to pay interest thereon at the rate provided herein shall be, to the extent requested by such Issuing Bank (or DSR LC Lender), evidenced by a promissory note in the form of Exhibit B-3 (collectively, the “LC Loan Notes”), payable to the Issuing Bank (and each DSR LC Lender) and in the principal amount equal to the Issuing Bank’s applicable Maximum

FINANCING AGREEMENT (DESRI II & V)

LC Commitment (or in the case of the DSR Letter of Credit, the Proportionate Share of each DSR LC Lender in the DSR LC Loan Commitment) (or such lesser amount as shall equal the aggregate unpaid principal amount of the LC Loans made by, and the Unreimbursed Obligations owed to, such Issuing Bank or DSR LC Lender by Borrower under this Agreement).
(p)Borrower shall cause the original of each Letter of Credit to be returned to the applicable Issuing Bank upon the earlier to occur of the (i) scheduled expiration date of such Letter of Credit and (ii) LC Loan Maturity Date.
1.2Total Term Loan Commitment
. Subject to Section 2.1(a)(i), the aggregate principal amount of all Term Loans outstanding at any time shall not exceed one hundred twenty five million six hundred sixty eight thousand one hundred eighteen and 01/100 Dollars ($125,668,118.01), or, if such amount is reduced pursuant to the terms of this Agreement, including pursuant to Section 2.1(a)(i), such other amount (such amount, as so reduced from time to time, the “Total Term Loan Commitment”), as determined in accordance with the Debt Sizing Parameters.
1.3Fees.
(a)Fee Letter Fees. On the applicable due date, pursuant to the terms hereunder, Borrower shall pay to (i) each Lender party hereto on the date hereof, solely for each such Lender’s account, certain facility structuring and upfront fees; (ii) Administrative Agent, Collateral Agent and the Securities Intermediary, the applicable agency and securities intermediary fees and (iii) each Issuing Bank, the letter of credit facility upfront fee, in each case, on the terms and in the amounts as set forth in the respective Fee Letters.
(b)[Reserved].
(c)Borrower shall pay each Issuing Bank’s standard fees and expenses (consistently applied across similarly situated counterparties) with respect to the issuance, amendment, renewal or extension of, or the processing of drawing under, any Letter of Credit within thirty (30) days after demand by such Issuing Bank.
(d)On each Quarterly Date occurring on or after the Closing Date, Borrower shall pay to the Administrative Agent for the account of each Issuing Bank a fee equal to the product of (i)(A) from the Closing Date and until the fourth anniversary of the Closing Date, 1.375% per annum and (B) from the fourth anniversary of the Closing Date and thereafter, 1.50% per annum, times (ii) the daily average outstanding amount of each Letter of Credit such Issuing Bank has issued calculated on an actual 365-day year (as it may be reduced from time to time) during the period from the immediately preceding Quarterly Date (or from the Closing Date in the case of the first Quarterly Date) until the Maximum LC Commitment is irrevocably terminated by the Administrative Agent. For the avoidance of doubt, this fee shall not apply to any LC Loans.
1.4Other Payment Terms.
(a)
(b)Invoices; Place and Manner. The Borrower shall make all payments due to the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender hereunder and each other Secured Party to the Administrative Agent at its account in the United States identified in Exhibit I from time to time, in Dollars and in immediately available funds not later than 12:00 p.m. (New York, New York time) on the date on which such payment is due (subject

FINANCING AGREEMENT (DESRI II & V)

to the provisions of this Agreement). Any payment made after such time on any day shall be deemed received on the next Business Day after such payment is received.
(c)Date. Unless otherwise specified in this Agreement, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(d)Late Payments. If any amounts required to be paid by the Borrower under this Agreement or the other Financing Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to the Administrative Agent, any Issuing Bank, any Lender or any other Secured Party) remain unpaid after such amounts are due the Borrower shall pay interest on the aggregate, outstanding balance of such overdue amounts from the date the Administrative Agent (acting at the direction of the Majority Lenders) provides notice to the Borrower of the failure of the Borrower to pay such amounts on the due date until those amounts are paid in full at a per annum rate equal to the Default Rate.
(e)Net of Taxes, Etc.
(i)Taxes. Any and all payments to or for the benefit of Administrative Agent, any Issuing Bank, any Lender or any other Person by or on behalf of Borrower hereunder or under any other Financing Document shall be made free and clear of and without applicable withholding deduction, setoff or counterclaim for any Taxes unless required by applicable law. If such withholding, deduction or setoff is required by law, Borrower shall pay such additional amounts as may be necessary in order that the amounts payable, after deduction for or on account of any Taxes arising from or relating to such Lender’s Commitments or Loans or other financial accommodations made under this Agreement or other amounts payable to Administrative Agent, the Issuing Bank, any Lender or any such Person under the Financing Documents, and all liabilities with respect thereto (excluding (A) Taxes imposed on or measured by the net income (however denominated), franchise Taxes, and branch profits Taxes of Administrative Agent, any Issuing Bank, any Lender or any such Person, in each case imposed (1) as a result of such Administrative Agent, such Issuing Bank, such Lender or any such Person having its principal office or in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (2) as a result of a present or former connection between Administrative Agent, such Issuing Bank, such Lender or any such Person and the jurisdiction imposing such Tax, other than connections resulting from such Administrative Agent, Issuing Bank or Lender executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, selling or assigning an interest in, engaging in any other transaction pursuant to or enforcing this Agreement, any Note or any other Financing Document, (B) any U.S. federal withholding Taxes to the extent imposed as a result of Administrative Agent, any Issuing Bank, any Lender or any such Person voluntarily designating a successor Lending Office which has the effect of causing Administrative Agent, such Issuing Bank, such Lender or any such Person to become subject to U.S. federal withholding Taxes in excess of those in effect immediately prior to such designation, (C) any U.S. federal withholding Taxes (including backup withholding Taxes) that are in effect and that would apply to a payment hereunder or under any other Financing Document made to Administrative Agent, the Issuing Bank, a Lender or any such Person as of the date Administrative Agent, such Issuing Bank or such Lender becomes a party to this Agreement (other than any such Taxes imposed as a result of exercising remedies in connection with an Event of Default), (D) any U.S. federal withholding Taxes imposed under FATCA, and (E) any Taxes attributable to the failure of Administrative Agent, any Issuing Bank, any Lender or any

FINANCING AGREEMENT (DESRI II & V)

such Person to comply with its obligations under Section 2.4(g) (the “Excluded Taxes”)) (all such Taxes other than Excluded Taxes being hereinafter referred to as “Indemnified Taxes”), shall be not less than the amounts otherwise specified to be paid under this Agreement and the other Financing Documents. Notwithstanding the foregoing, the term “Indemnified Taxes” shall include, with respect to an Administrative Agent or Lender that becomes a party to this Agreement as a result of an assignment or a Lender that changes its Lending Office to an office outside the United States, Taxes (or the portion thereof) if and to the extent such Taxes would have constituted Indemnified Taxes in the hands of the assigning (or transferring) Lender (or Lending Office) hereunder as of the date of such assignment or change in the Lending Office. If any Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable hereunder or under any other Financing Document to Administrative Agent, any Issuing Bank or any Lender, (x) in the case of Indemnified Taxes, the sum payable shall be increased as described above in this Section 2.4(d); (y) such deductions or withholdings shall be made; and (z) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp, recording, documentary, filing or similar Taxes, charges or levies that arise under applicable law from any payment made hereunder or under any other Financing Document or from the execution, delivery, filing, performance, enforcement or registration of, from receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).
(ii)Indemnity. Without duplication of any other rights to indemnity or recovery to which Administrative Agent, any Issuing Bank or any Lender is entitled pursuant to this Agreement, Borrower shall indemnify Administrative Agent, each Issuing Bank and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.4(d)), imposed on Administrative Agent, any Issuing Bank or any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that Borrower shall not be obligated to indemnify Administrative Agent, any Issuing Bank or any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such indemnitee’s gross negligence, willful misconduct or breach of its obligations hereunder, as determined by a final non-appealable judgment of a court of competent jurisdiction. Each of Administrative Agent, each Issuing Bank and each Lender agrees to use its best efforts to give written notice to Borrower of the assertion of any claim against Administrative Agent, such Issuing Bank or each such Lender, as applicable, relating to such Indemnified Taxes or Other Taxes reasonably promptly, and in no event later than ten (10) days prior to the final expiration of any period available to Administrative Agent, such Issuing Bank or such Lender under applicable law for challenging such a claim; provided that Administrative Agent’s, any Issuing Bank’s or any Lender’s failure to so notify Borrower within such ten (10)-day period of such assertion shall not relieve Borrower of its obligation under this Section 2.4(d) with respect to Indemnified Taxes, Other Taxes, penalties or expenses arising prior to the end of such period except to the extent of any increased liability for such Indemnified Taxes, Other Taxes, penalties, interest or expenses attributable to such failure. Payments by Borrower pursuant to this Section 2.4(d)(ii) shall be made within thirty (30) days from the date Administrative Agent, such Issuing Bank or such Lender provides written notice therefor as described above (submitted through Administrative Agent), which notice shall be accompanied by a certificate as to the amount of such payment or liability, which shall be conclusive absent manifest error, describing the basis and calculation thereof. Administrative Agent, each Issuing Bank and each Lender agree

FINANCING AGREEMENT (DESRI II & V)

to repay to Borrower refunds (without interest, other than any interest that was included as part of such refund with respect to Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.4(d)) obtained or received by Administrative Agent, such Issuing Bank or such Lender for Indemnified Taxes or Other Taxes, penalties, interest or expenses that were paid by Borrower pursuant to this Section 2.4(d). This Section 2.4(d) shall not be construed to require Administrative Agent, any Lender or any Issuing Bank or any other Person to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
(iii)Notice. Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof (or if such receipt is not available, any other proof of payment reasonably satisfactory to the Administrative Agent). The Administrative Agent shall promptly provide a copy of such receipt to each Secured Party. Borrower shall indemnify Administrative Agent, each Issuing Bank and each Lender, as applicable, for all losses and expenses sustained by Administrative Agent, such Issuing Bank or such Lender, as the case may be, as a result of any failure by Borrower to so furnish the original or certified copy of such receipt or such other evidence of payment.
(iv)Survival of Obligations. The obligations under this Section 2.4(d) shall survive until the expiration of the applicable statute of limitations regardless of expiring after resignation or replacement of the Administrative Agent or any assignment of rights by, or replacement of, a Lender and the repayment or discharge of the Obligations.
(f)Application of Payments. Payments made under this Agreement and the other Financing Documents shall be applied in accordance with Section 7.3 and the Account Control Agreement.
(g)Excluded Secured Party. The Borrower shall not be required to pay any additional amount to (or indemnify) any Secured Party under this Section 2.4 to the extent that the obligation to withhold or pay such amounts with respect to Indemnified Taxes or Other Taxes existed on the date that such Person became a party to this Agreement (or, in the case of a transferee that is a participation holder, on the date such participation holder became transferee hereunder), provided, however, that nothing in this Section 2.4(f) shall relieve the Borrower of its obligation to pay amounts pursuant to this Section 2.4 to a Secured Party that acquires an interest in a Loan by way of assignment or participation, to the extent that such amounts do not exceed the amounts that the assigning or participating Lender was entitled to receive under this Section 2.4 immediately prior to such assignment or participation.
(h)Withholding Exemption Certificates.
(i)Each of Administrative Agent, each Issuing Bank and each Lender (upon becoming a Lender hereunder) agrees that (A) on or before the date such Lender or Person becomes a party to this Agreement it will deliver to each of Borrower and Administrative Agent either (x) if such Lender or Person is a United States Person, (I) two duly and appropriately completed executed originals of an IRS Form W-9 or any successor applicable form establishing that such Lender or Person is not subject to United States backup withholding tax, (y) if such Lender or Person is not a United States Person, to the extent it is legally entitled to do so, (I) two duly and appropriately completed executed originals of IRS Forms W-8IMY (together with any required attachments), W-

FINANCING AGREEMENT (DESRI II & V)

8ECI, W-8BEN-E and/or W-8BEN (or successor applicable forms), as the case may be (claiming therein any available reduction in or an exemption from United States withholding taxes), and (II) in the case of a Person eligible for the “portfolio interest exemption,” two duly and appropriately completed executed originals of a statement certifying that it is not a “bank,” a “10 percent shareholder” of Borrower or a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3) of the Code, together with two duly and appropriately completed executed originals of IRS Form W-8BEN or W-8BEN-E (or successor applicable form) certifying that such Person is not a United States Person, (B) in each case promptly following any reasonable request by Borrower or Administrative Agent, or upon expiration, invalidity or obsolescence of any previously submitted form, to the extent it is legally entitled to do so, it will deliver any additional or successor form required by applicable law in order to qualify for any available reduction in or exemption from United States withholding taxes, together with such supplemental documentation as may be prescribed by applicable law to permit Borrower to determine the deduction or withholding required to be made, and (C) it will promptly notify Administrative Agent and Borrower in writing of its inability to deliver such forms or information.
(ii)If a payment made to Administrative Agent, an Issuing Bank or a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Administrative Agent, Issuing Bank or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed or required by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Administrative Agent, Issuing Bank or Lender has complied with such Administrative Agent’s, Issuing Bank’s or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.4(g)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Notwithstanding the foregoing or anything else to the contrary in this Agreement, the completion, execution and submission of such documentation set forth in this Section 2.4(g) shall not be required if in such Lender or Person’s reasonable judgment, such completion, execution or submission would subject such Lender or Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Person.
(iv)In the event that any Lender or the Issuing Bank fails to satisfy the provisions of this Section 2.4(g), the Borrower, the Administrative Agent and such Lender or Issuing Bank, as applicable, shall cooperate to find another Person to be substituted for such Person in the manner provided in Section 10.12.
1.5Pro rata Treatment.
(a)
(b)Borrowing, Etc. Except as otherwise provided herein, each Borrowing of (i) LC Loans made hereunder shall be made or allocated to the applicable Issuing Bank (or, in the case of the DSR Letter of Credit, to the applicable DSR LC Lenders) and (ii) Term Loans

FINANCING AGREEMENT (DESRI II & V)

made hereunder shall be made or allocated among the Lenders pro rata according to their respective Proportionate Share of the Total Term Loan Commitment. Each payment of principal of and interest on the (x) LC Loans shall be made to the Issuing Bank (or, in the case of the DSR Letter of Credit, to the applicable DSR LC Lenders) as set forth in Section 2.1(m) above; and (y) Term Loans shall be made or shared among the Lenders pro rata according to the respective unpaid principal amounts of the Term Loans held by such Lenders.
(c)Sharing of Payments, Etc. If any Lender (a “Benefitted Lender”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans (or interest thereon) owed to it, other than pursuant to Sections 2.6(a) or 2.6(b), in excess of its ratable share of payments on account of such Loans obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; and if after taking into account such participations the Benefitted Lender continues to have access to additional funds of the Borrower for application on account of its debt, then the Benefitted Lender shall use such funds to reduce indebtedness of the Borrower held by it and share such payments with the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation; provided, however, that the Borrower shall have no liability to the Lenders hereunder to the extent that it has made all payments to the Administrative Agent required to be made by it hereunder.
1.6Change of Circumstances
. Notwithstanding anything to the contrary herein or in any other Financing Document (and any Interest Rate Agreement shall be deemed not to be a “Financing Document” for purposes of this Section):
(a)Inability to Determine Rate; Benchmark Replacement.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 2.6(a)(i) will occur prior to the applicable Benchmark Transition Start Date. If a Benchmark Unavailability Period has commenced, unless and until a Benchmark Replacement is effective in accordance with this clause (i), then Section 2.6(a)(v) shall apply.

FINANCING AGREEMENT (DESRI II & V)

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will notify the Borrower and the Lenders of any removal or reinstatement of any tenor of a Benchmark and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.6(a), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.6(a).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Daily Simple SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

FINANCING AGREEMENT (DESRI II & V)

(vi)Benchmark Qualifications. Notwithstanding anything to the contrary herein or in any other Financing Document, (A) no Benchmark Replacement, Benchmark Replacement Conforming Changes or related determinations shall become effective until the Administrative Agent confirms that it is capable of being operationally implemented by the Administrative Agent; provided that if what the Administrative Agent is willing to implement with respect to a Benchmark Replacement, Benchmark Replacement Conforming Changes, or related determinations is inconsistent with market practice for U.S. Dollar denominated syndicated credit facilities and unreasonably inconsistent with the Borrower’s direction, the Borrower shall have the right to remove and replace the Administrative Agent, at which time the Borrower shall receive a pro-rata refund of any fees for the year in which this occurs, and the Administrative Agent shall reasonably cooperate with the Borrower’s efforts to replace the Administrative Agent; (B) no amendments or other changes (including Benchmark Replacement Conforming Changes) shall, unless agreed by the Administrative Agent, affect the rights, indemnities or obligations of the Administrative Agent; and (C) the Administrative Agent shall not have any liability for any determination, decision or election made by or on behalf of the Lenders or the Borrower in connection with any of the foregoing, and each Lender will be deemed to waive and release any and all claims against the Administrative Agent relating to any such determination, decision or election.
(b)Illegality. If, after the date of this Agreement, the adoption or taking effect of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or the Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any Loan, such Lender shall immediately notify the Administrative Agent and the Borrower of such Change of Law. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law” in all instances under this Agreement and the other Financing Documents, regardless of the date enacted, adopted or issued (even if such date is prior to the Closing Date). Upon receipt of such notice (i) the Borrower’s right to request the making of, and the Lenders’ obligations to make or continue to make Loans shall be suspended for so long as such condition shall exist; and (ii) the Borrower shall, at its election, at the end of the then current Interest Period, or immediately following the date of such illegality if earlier, repay or Convert SOFR Loans into Base Rate Loans if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such SOFR Loans. Any Conversion or prepayment of Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.7. Thereafter, the Borrower may replace any such Lender so affected pursuant to Section 10.12.
(c)Increased Costs. If, after the date of this Agreement, any Change of Law:
(i)shall impose, modify or hold applicable any reserve, special deposit compulsory loan insurance charge or similar requirement (without duplication of any reserve requirement included within the interest rate through the definition of Reserve Requirement) against assets held by, deposits or other liabilities in or for the

FINANCING AGREEMENT (DESRI II & V)

account of, advances or loans by, or any other acquisition of funds by any Lender for any SOFR Loan; or
(ii)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)shall impose any other condition, cost or expense (other than Taxes) on any Lender affecting any Loan or Commitment;
(iv)and the effect of any of the foregoing is to increase the cost to such Recipient of making, issuing, creating, renewing, participating in or maintaining any such Loan or Commitment or to reduce any amount receivable by such Recipient hereunder or under the Notes; then the Borrower shall from time to time, upon demand by such Recipient (accompanied by a certificate from such Recipient setting forth and reasonably accounting for the incurred costs), pay pursuant to Section 2.6(f) to such Recipient additional amounts sufficient to reimburse such Recipient for such additional costs or to compensate such Recipient for such reduced amounts, to the extent actually incurred by or suffered by such Lender or other Recipient. Thereafter, the Borrower may replace any such Recipient to the extent provided in Section 10.12.
(d)Capital Requirements. If any Lender determines in good faith that (i) any Change of Law increases the amount of capital or liquidity required or expected to be maintained by such Lender or the Lending Office of such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital or liquidity maintained by such Lender or such Lending Office which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s policies with respect to capital or liquidity adequacy), the Borrower shall pay to such Lender, upon demand of such Lender (accompanied by a certificate from such Lender setting forth and reasonably accounting for the incurred costs), such amounts as such Lender shall reasonably determine are necessary to compensate such Lender for such reasonably increased costs to such Lender of such increased capital or liquidity. Thereafter, the Borrower may replace any such Lender so affected pursuant to Section 10.12.
(e)COF Supplemental Charge. If, with respect to any Borrowing and any Interest Period (if applicable), any Lender (the “Affected Lender”) notifies the Administrative Agent that Adjusted Daily Simple SOFR for such advance related to such Borrowing will not adequately reflect the cost to such Affected Lender of making, funding or maintaining such SOFR Loan, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon the interest rate applicable for such Affected Lender will be (i) the rate per annum equal to the Affected Lender’s cost (expressed as an interest rate in a certificate delivered by such Affected Lender to the Administrative Agent, which certificate shall be binding for all purposes) of obtaining, as of the commencement of such Interest Period (if applicable), funds for such Interest Period (if applicable) in an amount equal to the principal amount of such Affected Lender’s SOFR Loan plus (ii) the applicable margin required to be paid in respect of such SOFR Loans at such time pursuant to Section 2.1(c)(i). Thereafter, the Borrower may replace any such Lender so affected pursuant to Section 10.12.
(f)Notice. Each Lender will notify the Borrower and the Administrative Agent of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.6, as promptly as is practicable and in no event later than one hundred twenty (120) days after the principal officer or other representative of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that

FINANCING AGREEMENT (DESRI II & V)

any Lender’s failure to notify the Borrower and the Administrative Agent within such 120-day period shall not relieve the Borrower of its obligation under this Section 2.6 with respect to claims arising prior to such time as the Borrower receives notice as provided herein but shall relieve the Borrower of its obligations under this Section 2.6 with respect to interest and penalties between the end of such 120-day period and such time as the Borrower receives notice from such Lender as provided herein. Such additional amounts requiring compensation pursuant to this Section 2.6 shall be payable by the Borrower directly to each such Lender within thirty (30) days after its receipt of such notice. No Person purchasing from a Lender a participation in any Commitment shall be entitled to any payment from or on behalf of the Borrower pursuant to Section 2.6(c), 2.6(d) or 2.6(e) which would be in excess of the applicable proportionate amount (based on the portion of the Commitment in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.
1.7Funding Losses
. If the Borrower shall (a) repay or prepay any SOFR Loans on any day other than the last day of an Interest Period for such SOFR Loans (whether an optional prepayment or a mandatory prepayment); (b) fail to borrow any SOFR Loans in accordance with a Notice of Term Loan Borrowing delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise other than a default by a Lender); or (c) fail to make any prepayment of any SOFR Loan in accordance with any notice of prepayment previously delivered to the Administrative Agent; then the Borrower shall, upon demand by any Lender, reimburse such Lender (by payment to the Administrative Agent for the account of such Lender) for all documented and reasonable costs and losses (but excluding any profit or margin) incurred by such Lender as a result of such repayment, prepayment or failure (“Liquidation Costs”). The Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Loans. Each Lender demanding payment under this Section 2.7 shall deliver to the Administrative Agent a certificate setting forth and reasonably accounting for the amount of costs and losses for which demand is made, and the Administrative Agent shall promptly provide such certificate to the Borrower.
1.8Alternate Office; Minimization of Costs.
(a)To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans and otherwise take any reasonable actions to reduce any liability of the Borrower to such Lender under Section 2.4(d), Section 2.6(c), or Section 2.6(d), or to avoid the unavailability of any Loans or a conversion under Section 2.6(a) or Section 2.6(b) so long as such Lender, in its sole discretion, does not determine that such designation is materially disadvantageous to such Lender.
(b)Any Lender may designate a Lending Office other than that set forth on Exhibit I and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of the Borrower under Section 2.4(d), Section 2.6(c), or Section 2.6(d), or make Loans or a conversion unavailable pursuant to Section 2.6(a) or Section 2.6(b).
(c)Each Lender shall use reasonable efforts to avoid or minimize any additional costs, taxes, expense or obligation which might otherwise be imposed on the Borrower pursuant to Section 2.4(d), Section 2.6(c), or Section 2.6(d) or as a result of such Lender being subject to a Reserve Requirement or to avoid the unavailability of Loans or a conversion under Section 2.6(a) or Section 2.6(b); provided, however, that such efforts shall not cause the imposition on any Lender of any material additional costs or legal or regulatory burdens unless

FINANCING AGREEMENT (DESRI II & V)

the Borrower shall provide such Lender with an indemnification for such additional costs in form and substance reasonably satisfactory to such Lender.
1.9Interest Rate Protection.
(a)Interest Rate Agreements. The Borrower shall, no later than the third (3rd) Business Day following the Closing Date, enter into and shall maintain in full force and effect at all times, one (1) or more interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates effective as of the Closing Date (such agreements, collectively, the “Interest Rate Agreements”) with one or more Hedge Counterparties with respect to a notional principal amount of no less than 90%, and no more than 100% (or 105% after the Closing Date, in the event of a prepayment), of the Term Loans projected to be repaid in accordance with the Amortization Schedule during the period between the Closing Date and the Term Loan Maturity Date and with respect to the notional term loan balances which would be outstanding during the hypothetical approximately 16.75-year repayment term which extends beyond the Term Loan Maturity Date through the full scheduled amortization of the balloon payment projected to be owing on the Term Loan Maturity Date, all as reflected in the Closing Date Base Case Forecast (the “Hedge Transactions”). Each such Interest Rate Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent, the applicable Hedge Counterparty and Borrower. Notwithstanding anything to the contrary herein, the consent of the Administrative Agent or any Lender will not be required for an amendment to an Interest Rate Agreement that is required pursuant to a change in applicable law, rule or regulation or in order to conform to the requirements of this Financing Agreement.
(b)Hedge Fix Fees; Counterparty Payments. The Borrower shall be responsible for all reasonable costs, fees and expenses incurred by the Hedge Counterparty, the Administrative Agent, the Mandated Lead Arranger, the Joint Lead Arrangers, the other Lenders, the Borrower and otherwise in connection with the Interest Rate Agreements, including, to the extent and pursuant to the terms of such Interest Rate Agreements, any reasonable costs, fees or expenses (including increased interest payments) incurred in connection with any unwinding, breach by Borrower, or termination (where Borrower is an Affected Party, as defined in such Interest Rate Agreement) of such Interest Rate Agreements, including, for the avoidance of doubt, any Close-out Amount, as such term is defined in the relevant Interest Rate Agreement (“Hedge Fix Fees”).
(c)Security. The obligations of the Borrower under each Interest Rate Agreement between the Borrower and the Hedge Counterparty, and all associated Hedge Fix Fees, shall be secured by the Collateral Documents, and shall rank pari passu with the Obligations of the Borrower under the Loans.
(d)Termination of Interest Rate Agreements. The Borrower shall not be permitted to terminate any Interest Rate Agreement, whether in whole or in part other than in accordance with this Agreement and on a pro rata basis with respect to each Interest Rate Agreement with each Hedge Counterparty.
1.10Security Agreements.
(a)Security for the Term Loan and LC Loan Obligations. All Obligations of the Borrower under the Financing Documents shall be secured by, and the Borrower shall deliver or cause to be delivered to the Collateral Agent on the Closing Date (or as otherwise provided) the following Collateral Documents duly executed by each party thereto, which shall remain in full force and effect until the Discharge Date and shall secure all Obligations of the Borrower

FINANCING AGREEMENT (DESRI II & V)

under the Financing Documents until the Discharge Date (such Collateral Documents, the “Collateral Documents”):
(i)the Borrower Security Agreement;
(ii)the Member Pledge Agreement; and
(iii)the Account Control Agreement.
(b)Further Assurances. The Borrower shall deliver to the Collateral Agent each of the foregoing and such other instruments, agreements, certificates, opinions and documents (including UCC financing statements and fixture filings and landlord waivers) as the Collateral Agent may reasonably request to perfect and maintain the Liens granted to the Collateral Agent by the foregoing prior to the Liens or other interests of any Person other than Collateral Agent (other than Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the liens granted by this Agreement). The Borrower shall fully cooperate with the Agents and perform all additional acts necessary or reasonably requested by the Agents to effect the purposes of the foregoing.
1.11Acknowledgment and Consent to Bail-In of Affected Financial Institutions
. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledge and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Documents; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
ARTICLE 3CONDITIONS PRECEDENT
1.1[Reserved].
1.2[Reserved].
1.3[Reserved].

FINANCING AGREEMENT (DESRI II & V)

1.4Conditions Precedent to Issuance or Amendment of the Letter of Credit
. The obligation of any Issuing Bank to issue or amend the Letter of Credit is subject to the satisfaction by Borrower, or waiver by such Issuing Bank, of each of the following conditions precedent:
(a)with respect to any issuance of the Letters of Credit subsequent to the date hereof, the Closing Date shall have occurred and the Borrower shall have satisfied the conditions precedent set forth in Section 3.6(k) to the satisfaction of the Lenders.
(b)receipt by such Issuing Bank of (A) an LC Issuance Notice (in the form of Exhibit D-5) and (B) any letter of credit applications required by such Issuing Bank, in each such case, in respect of the requested Letter of Credit at least five (5) Business Days prior to the requested date of issuance or amendment of each such Letter of Credit.
(c)the representations and warranties set forth in Article 4 are true and correct, in all material respects, as of the date of such requested issuance or amendment.
(d)no Default or Event of Default shall have occurred and be continuing under this Agreement.
1.5[Reserved].
1.6Conditions Precedent to the Closing Date
. The occurrence of the Closing Date and the obligation of the Lenders to make the Term Loans hereunder shall be subject to the prior satisfaction by Borrower of each of the following conditions to the satisfaction of Administrative Agent, the Lenders and the Hedge Counterparties (unless waived in writing by Administrative Agent with the consent of all Lenders):
(a)If a Lender shall request, such Lender shall have received a Term Loan Note.
(b)Borrower shall have delivered the Notice of Term Loan Borrowing in accordance with Section 2.1(a)(ii).
(c)All representations and warranties of the Borrower under Article 4 are true and correct in all material respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).
(d)No Default or Event of Default has occurred and is continuing as of the date of such Borrowing or will result from the funding of the Term Loans.
(e)No event or circumstance having a Material Adverse Effect has occurred (except as is no longer continuing or has been waived by the Majority Lenders).
(f)Each Financing Document, Material Project Document and Applicable Permit shall be in full force and effect in accordance with its terms and no material defaults shall have occurred thereunder, to the knowledge of Borrower (solely with respect to any act, omission or other default of any party thereto other than Borrower).

FINANCING AGREEMENT (DESRI II & V)

(g)The Administrative Agent shall have received a certificate, dated as of the Closing Date, signed on behalf of Borrower by a Responsible Officer thereof, in substantially the form of Exhibit G-6.
(h)The Debt Service Reserve Account is fully funded with and/or supported by (or by a combination of): (i) cash deposited into the Debt Service Reserve Account in an amount equal to all or a portion of the Minimum Debt Service Reserve Requirement and (ii) the DSR Letter of Credit has been delivered to the Collateral Agent in an amount equal to all or a portion of the Minimum Debt Service Reserve Requirement.
(i)The O&M Reserve Account is fully funded with and/or supported by (or by a combination of): (i) cash deposited into the O&M Reserve Account in an amount equal to all or a portion of the O&M Reserve Requirement, and (ii) the OMR Letter of Credit has been delivered to the Collateral Agent in an amount equal to all or a portion of the O&M Reserve Requirement.
(j)Each Hedge Counterparty and Borrower shall enter into a new confirmation related to the Interest Rate Agreements, to ensure that such Interest Rate Agreements shall be in effect as to a notional principal amount of at least equal to 90% (and no more than 100%) of the outstanding principal amount of the Term Loans through the end of the deemed amortization period.
(k)The Borrower shall have paid (or shall pay with the proceeds of the Term Loans) all fees, expenses and other charges due and payable by Borrower on or prior to the Closing Date under this Agreement or under any other Financing Documents (including the Fee Letters).
(l)The Fee Letters shall have been duly authorized, executed and delivered by each party thereto. The Administrative Agent shall have received originals, portable document format (“pdf”) or facsimile copies of each Financing Document executed by all parties thereto on the Closing Date (including all exhibits and schedules required to be delivered pursuant to the terms hereto on the Closing Date).
(m)Each Lender and Hedge Counterparty shall have received the Closing Date Base Case Forecast, which shall be in form and substance satisfactory to each Lender in consultation with the Independent Engineer. The resulting amortization schedule shall replace the Amortization Schedule provided on the Closing Date (as amended) and shall thereafter be deemed the “Amortization Schedule”.
(n)Delivery to Administrative Agent by the Independent Engineer of the Closing Date Independent Engineer’s Report, addressed to Administrative Agent and in form and substance satisfactory to the Administrative Agent and the Lenders.
(o)There shall be no Liens on the Project or on any other property of the Borrower and its subsidiaries, other than Permitted Liens.
(p)Delivery to Administrative Agent of evidence satisfactory to Administrative Agent that (i) each Existing Letter of Credit issued and outstanding prior to the Closing Date has been cancelled, the original of such Letter of Credit has been returned to the issuer thereof (or its counsel, designee or other representative) and all obligations of the borrower thereunder have been discharged, and (ii) each replacement Letter of Credit has been issued by the applicable Issuing Bank (subject to Borrower’s satisfaction of the conditions set forth in Section 3.4).

FINANCING AGREEMENT (DESRI II & V)

(q)[Reserved].
(r)Delivery to the Administrative Agent of a copy of one or more resolutions or other authorizations of the Borrower and the Member, certified by a Responsible Officer of each such entity as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of the Operative Documents to which such entity is a party.
(s)Delivery to the Administrative Agent of a certificate from each of the Borrower and the Member, in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of each such entity, dated as of the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver the Operative Documents to which such entity is a party.
(t)Delivery to the Administrative Agent of (i) a copy of the certificate of formation of the Borrower, the Member and each other Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, certified as of a recent date not more than five (5) days prior to the Closing Date by the Secretary of State of the State of Delaware, a copy of the limited liability agreement of the Borrower, the Member and each other Loan Party, and any related agreements or certificates filed in accordance with applicable State law with respect to each such entity and (ii) certificates issued by the Secretary of State or other appropriate state entity certifying that each Project Company is in good standing and is qualified to do business in and has paid all taxes due to such State.
(u)Borrower shall have delivered to the Administrative Agent all such documentation and information requested by the Administrative Agent and the Secured Parties that are necessary (including the names and addresses of Borrower, the Member and each other Loan Party) for the Administrative Agent and the Secured Parties to identify Borrower, the Member and such other Loan Party, in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).
(v)Delivery to the Administrative Agent of an opinion (which shall be dated as of the Closing Date) of Stoel Rives LLP, special New York counsel to the Borrower, the Member and each other Loan Party.
(w)The Administrative Agent shall have received a UCC search report of a recent date before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements, the fixture filings are intended to be filed in respect of the Collateral being granted as of the Closing Date, showing that upon due filing (assuming such filing occurred on the date of such respective reports), the security interests created under the relevant Collateral Documents will have a first priority interest over all other financing statements in respect of such Collateral (subject only to the Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the liens granted by this Agreement). The Administrative Agent shall have received litigation and docket search reports, of a recent date before the Closing Date, satisfactory to the Administrative Agent and the Secured Parties for New Castle County, Delaware for the Borrower, the Member and each other Loan Party.
(x)All Liens contemplated by the Collateral Documents to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents shall have been perfected, recorded (or deemed recorded) and filed in the appropriate jurisdictions, shall be in full force and effect and shall constitute valid and enforceable first-priority Liens (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the liens granted by this Agreement). The Collateral Agent shall have received the original membership interest certificates in (i) DESRI II issued to Borrower, (ii) DESRI V issued to Borrower and (iii) Borrower issued to Member, in each case, with blank membership interest powers.

FINANCING AGREEMENT (DESRI II & V)

(y)The Administrative Agent shall have received a certificate of an authorized signatory of the Borrower with respect to the solvency of the Borrower in substantially the form of Exhibit E.
(z)The Borrower shall use commercially reasonable efforts to provide to the Administrative Agent the most recent annual audited financial statements from each Power Purchaser (it being understood publicly available financial statements including from any publicly listed company shall be deemed delivered to the Administrative Agent). The Administrative Agent shall have received a copy of Form W-9 duly completed by the Borrower, the Member and each other Loan Party.
(aa)The Borrower shall provide evidence to the Administrative Agent that all Accounts required pursuant to Article 7 have been established.
(ab)Delivery to Administrative Agent by the Insurance Consultant of the Insurance Consultant’s Report, addressed to Administrative Agent and in form and substance satisfactory to the Administrative Agent and the Lenders.
(ac)The Administrative Agent shall have received evidence that all outstanding indebtedness associated with the Existing Financing Agreements shall be discharged in full substantially simultaneously with the occurrence of the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent and the Majority Lenders.
1.7No Approval of Work
. The making of any Loan hereunder shall not be deemed an approval or acceptance by the Administrative Agent, the Collateral Agent, the Lenders or any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied.
ARTICLE 4REPRESENTATIONS AND WARRANTIES
1.1Representations and Warranties
. The Borrower makes the following representations and warranties to, and in favor of, the Agents and the Secured Parties as of Borrowing Date, as of the date of the issuance or amendment of the Letter of Credit and as of the Closing Date (except that any representation or warranty in this Article 4 (x) which relates expressly to an earlier date, by direct reference or by reference to a document dated a certain date, shall be deemed made only as of such date and (y) which is made after the Closing Date as to a HoldCo shall be deemed made only so long as such HoldCo is in existence).

(a)Organization.
(i)Each Project Company and each HoldCo is a limited liability company and (A) is duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each applicable jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except, in the case of any jurisdiction where such Project Company does not own a Project, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted

FINANCING AGREEMENT (DESRI II & V)

and as proposed to be conducted under the Operative Documents to which it is a party and (D) with respect to each HoldCo, has all requisite limited liability company power and authority to own or hold its interest in each HoldCo or Project Company in which it holds a membership interest.
(ii)DESRI II is a limited liability company and (A) is duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a party and (D) has all requisite limited liability company power and authority to own or hold its interest in each HoldCo in which it holds a membership interest.
(iii)DESRI V is a limited liability company and (A) is duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a party and (D) has all requisite limited liability company power and authority to own or hold its interest in each HoldCo in which it holds a membership interest.
(iv)The Borrower is a limited liability company and (A) is duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a party and (D) has all requisite limited liability company power and authority to own or hold its interest in each of DESRI II and DESRI V.
(v)The Member is a limited liability company and (A) is duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (C) has all requisite limited liability company power and authority to own or hold its interest in the Borrower; and (D) has all requisite limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a party.
(vi)(A) the only holder of all issued and outstanding membership interests in each DESRI II Project Company is DESRI II or the applicable HoldCo, (B), the only holder of all issued and outstanding membership interests in each DESRI V

FINANCING AGREEMENT (DESRI II & V)

Project Company is DESRI V or the applicable HoldCo, (C) the only holder of all issued and outstanding membership interests in DESRI II is the Borrower, (D) the only holder of all issued and outstanding membership interests in DESRI V is the Borrower, and (E) the only holder of all issued and outstanding membership interests in the Borrower is the Member. None of Borrower, DESRI II, DESRI V or any Project Company has any contract, arrangement or commitment to issue or sell any of its membership interests or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any of its membership interests and no such securities or obligations are issued or outstanding.
(b)Authorization; No Conflict. Each of Borrower, the Member and each other Loan Party has duly authorized, executed and delivered each Operative Document to which it is a party as of the date of determination, and neither such entity’s execution and delivery thereof nor the performance thereof, as of the date of determination, (i) is in material conflict with or results in a breach of such entity’s organizational documents; (ii) violates any other Legal Requirement applicable to or binding on Borrower, the Member, such Loan Party or any of their respective properties, except for any such violation of a Legal Requirement that would not reasonably be expected to have a Material Adverse Effect; (iii) results in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of the Collateral under, any agreement or instrument to which it is a party or by which it or any of the Collateral may be bound or affected; or (iv) requires the consent or approval of any Person, which has not already been obtained, except as would not reasonably be expected to have a Material Adverse Effect.
(c)Enforceability. Assuming the due authorization, execution and delivery thereof by each other party thereto, each Operative Document to which any Loan Party is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Operative Documents to which any Loan Party is a party has been amended or modified since the Closing Date or the immediately preceding Borrowing Date except in accordance with this Agreement.
(d)ERISA. None of the Loan Parties sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability under, any ERISA Plan, nor since the date which is six (6) years immediately preceding the Closing Date has established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under, any ERISA Plan. To the extent any Loan Party, as applicable, participates in an ERISA Plan, it is in compliance in all material respects with all applicable provisions of ERISA and the Code and all other laws applicable to ERISA Plans, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act.
(e)Taxes. Each Loan Party has timely filed (giving effect to all valid extensions), or has caused to be so filed, all federal, state and local tax returns such Person is required to file, has paid or has caused to be paid all taxes payable, other than those taxes that such Person is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes to the extent required by GAAP and there are no tax audits, claims, suits, proceedings or investigations pending or, to the knowledge of such entities, threatened against such entities. For United States federal income tax purposes, each Project Company is and shall be treated as a disregarded entity or a partnership. For United States federal income tax purposes, each Loan Party is and has been since its formation either a “disregarded entity” or a partnership within the meaning of Treasury Regulation section

FINANCING AGREEMENT (DESRI II & V)

301.7701-3 for U.S. federal income tax purposes. No affirmative elections have been filed with the IRS or any state or local taxing authority to treat any Loan Party as an association taxable as a corporation for U.S. federal, state or local income tax purposes. For United States federal income tax purposes, Member is and has been since its formation either a “disregarded entity” or a partnership within the meaning of Treasury Regulation section 301.7701-3 for U.S. federal income tax purposes. No affirmative elections have been filed with the IRS or any state or local taxing authority to treat Member as an association taxable as a corporation for U.S. federal, state or local income tax purposes. Neither the execution and delivery of the Operative Documents nor the consummation of any of the transactions contemplated by the Operative Documents will affect such status of any Loan Party. Each Loan Party has made such elections and taken such other actions, and agrees and warrants that it shall at all times make such elections and take such other actions, as would permit such Loan Party, as applicable, to maintain the status as a disregarded entity or partnership, as applicable, for U.S. Federal and applicable state income tax purposes, to the maximum extent permitted by applicable Governmental Rules. Each Loan Party has, since its formation, been a United States Person not subject to withholding under Section 1446 of the Code.
(f)Business. The Borrower has not conducted any business other than (i) the acquisition and ownership of DESRI II and DESRI V and (ii) the business contemplated in the Operative Documents with respect to the Projects in effect from time to time. DESRI II has not conducted any business other than (i) the acquisition and ownership, directly or indirectly, of each HoldCo in which it has a membership interest and DESRI II Project Company and owning and financing of each such HoldCo and such DESRI II Project Company and causing such DESRI II Project Company to acquire, develop, construct and operate the applicable Project and (ii) the business contemplated in the Operative Documents with respect to such Project in effect from time to time. DESRI V has not conducted any business other than (i) the acquisition and ownership, directly or indirectly, of each HoldCo in which it has a membership interest and DESRI V Project Company owning and financing of each such HoldCo and such DESRI V Project Company and causing such DESRI V Project Company to acquire, develop, construct and operate the applicable Project and (ii) the business contemplated in the Operative Documents with respect to such Project in effect from time to time. No Project Company has conducted any business other than the business contemplated by the Operative Documents with respect to its respective Project. None of the Loan Parties has any outstanding debt or other material liabilities except as contemplated by the Operative Documents and except for Permitted Debt disclosed in Schedule 4.1(f) of the Disclosure Letter, and neither is a party to or bound by any material contract having a value over its term in excess of $250,000 other than the Operative Documents to which it is a party.
(g)Title and Collateral.
(i)Each Project Company has (a) good and marketable record title to, or a good and marketable fee, leasehold, easement or other interest, as applicable, in, the Property with respect to each respective Project, free and clear of all Liens except, Permitted Liens; and (b) good and marketable title to, or a good and marketable fee, leasehold, easement or other interest, as applicable, in, all personal property and assets comprising such Project, free and clear of all Liens except, Permitted Liens. No Loan Party has received any written notice from Site Owners as to any claims of third parties to any Project Site, or any portion thereof, that would take priority over or materially adversely affect any Project Company or its interest in any Project Site.
(ii)[Reserved].
(iii)The security interests granted to the Collateral Agent pursuant to the relevant Collateral Documents in the Collateral that may be perfected by filing (i)

FINANCING AGREEMENT (DESRI II & V)

constitute as to personal property included in such Collateral and, with respect to subsequently acquired personal property included in such Collateral, will constitute, a first-priority perfected security interest and Lien under each applicable UCC subject to no other Liens except Permitted Liens and, as to the priority of such Liens, except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than, or equal priority to, the liens granted by this Agreement; and (ii) are, and, with respect to such subsequently acquired property, will be superior and prior to the rights of all third-party Persons, as to such Collateral perfected under each applicable UCC and subject to no other Liens except Permitted Liens and, as to the priority of such Liens, except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than or equal to the liens granted by this Agreement. The Collateral Documents relating to such Collateral and the financing statements relating thereto have been, or will be deemed to have been, duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interests described above. The Borrower and the Member have properly delivered or caused to be delivered to the Collateral Agent all such Collateral that requires perfection of the Lien and security interest described above by possession or control (including all “certificated securities” (as defined in Article 8 of the UCC) in DESRI II owned by the Borrower, in DESRI V owned by the Borrower, and in the Borrower owned by the Member. On the Closing Date, the Collateral Agent shall have received all original certificates representing all issued and outstanding membership interests in the Borrower, DESRI II and DESRI V. The Borrower has taken all the steps necessary pursuant to the Account Control Agreement to give “control” (as such term is defined in Section 8-106(d) of the UCC of the State of New York) to the Collateral Agent over the Accounts.
(iv)The Member has title to, and is the sole holder of record and beneficial title to, all issued and outstanding membership interests in the Borrower, free and clear of Liens (other than Permitted Liens). The Borrower has title to, and is the sole holder of record and beneficial title to, all issued and outstanding membership interests in each of DESRI II and DESRI V, free and clear of Liens (other than Permitted Liens). DESRI II has title to, and is the sole holder of record and beneficial title to all issued and outstanding interests in each HoldCo in which it has a membership interest, free and clear of liens (other than Permitted Liens). Each HoldCo which is directly or indirectly owned by DESRI II has title to, and is the sole holder of record and beneficial title to all issued and outstanding membership interests (or, in the case of DESRI II Acquisition 4, L.L.C., all of the issued and outstanding Class B membership interests) in each HoldCo in which it has a membership interest and each DESRI II Project Company in which it has a membership interest, free and clear of Liens (other than Permitted Liens). DESRI V has title to, and is the sole holder of record and beneficial title to all issued and outstanding interests in each HoldCo in which it has a membership interest, free and clear of liens (other than Permitted Liens). Each HoldCo which is directly or indirectly owned by DESRI V has title to, and is the sole holder of record and beneficial title to all issued outstanding membership interests in each HoldCo in which it has a membership interest and each DESRI V Project Company in which it has a membership interest, free and clear of Liens (other than Permitted Liens).
(v)Each Project Site is the estate or interest in the land with respect to each respective Project and is sufficient to build and operate such Project.
(h)Private Offering. Assuming that the Lenders are acquiring the Notes for investment purposes only, and not for purposes of resale or distribution thereof except for assignments or participations as provided in Section 10.12, Section 10.13 and Section 10.14, no registration of the Notes under the Securities Act of 1933, as amended, or under the securities

FINANCING AGREEMENT (DESRI II & V)

laws of the State of California or any other applicable jurisdiction is required in connection with the offering, issuance and sale of the Notes hereunder.
(i)Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of, or is regulated under, the Investment Company Act of 1940.
(j)Energy Regulatory Status.
(i) Each Project is self-certified as Qualifying Facility and is eligible for the exemptions from (1) certain sections of the Federal Power Act, as set forth in 18 C.F.R. § 292.601(c), including the exemption from Sections 205 and 206 of the Federal Power Act; (2) regulation under PUHCA, as set forth in 18 C.F.R. § 292.602(b); and (3) state laws or regulations respecting the rates of or the financial or organizational regulation of electric utilities, as set forth in 18 C.F.R. § 292.602(c). Prior to January 16, 2023, each Project will have submitted a re-certification, if necessary, to reflect its current direct and indirect ownership and operation.
(ii)Sections Neither Borrower nor DESRI II or DESRI V is or will itself be subject to regulation as a “public utility” under the FPA solely as a result of any Project Company’s ownership or operation of a Project.
(iii)Neither Borrower nor DESRI II or DESRI V is subject to, or not exempt from, regulation under PUHCA, except as a “holding company”, an “affiliate”, an “associate company”, or a “subsidiary company”, as those terms are defined in PUHCA, that is a holding company with respect to Qualifying Facilities, solely as a result of any Project Company’s ownership or operation of a Project.
(iv) None of the Loan Parties is subject to regulation by the CPUC, Nevada PUC, or Hawaii PUC as an “electric corporation,” or a “public utility” or similar term solely as a result of any Project Company’s ownership or operation of the Project.
(v)No authorization from FERC or the CPUC is required for the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents or the performance of obligations under the Financing Documents.
(vi)Except as may result from the exercise of remedies under any applicable Operative Document, none of the Administrative Agent, any Secured Party, or any Affiliate (as that term is defined in Section 1262(1) of PUHCA) of any of them will, solely as a result of the construction, ownership, leasing or operation of any Project, the sale of electric energy from the Project, the execution and delivery of any applicable Operative Document, the consummation of the transactions contemplated by any applicable Operative Document, or the performance of obligations under any applicable Operative Document, be subject to, or not exempt from, regulation under the FPA or PUHCA or regulation by the CPUC, Nevada PUC or Hawaii PUC as an “electric corporation,” or a “public utility” or similar term, except (1) under Section 203(a)(2) of the FPA, if a Secured Party (or an Affiliate as defined in Section 1262(1) of PUHCA) is otherwise a “holding company” as defined in PUHCA, the purchase, acquisition or taking by such Secured Party of a security (as defined in Section 3(16) of the FPA) in, or issued by any Project Company may be subject to Section 203(a)(2) of the FPA; and (2) if any Secured Party (or an Affiliate as defined in Section 1262(1) of PUHCA) is a “public utility”, such Secured Party may be subject to Section 203(a)(1)(C) of the FPA with respect to the purchase, acquisition or taking by such Secured Party of a security (as defined in Section 3(16) of the FPA) in, or issued by, the applicable Project Company.

FINANCING AGREEMENT (DESRI II & V)

(k)Regulations T, U, X, Etc. None of the Loan Parties is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans will be used by any Loan Party to “purchase” or “carry” any such “margin stock” as so defined, or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.
(l)Financial Statements. The most recent financial statements (including the notes thereto) delivered in respect of each Loan Party pursuant to Section 5.4, in each case, prior to the relevant dates when this representation is made or deemed made hereunder, fairly present in all material respects the financial condition of such Loan Party as of the date thereof, subject to the year-end audit adjustments. The most recent financial statements of each Loan Party delivered under Section 5.4 have been prepared in accordance with GAAP. No such Person has any material liabilities required to be disclosed in accordance with GAAP, except as has been disclosed in such financial statements or otherwise disclosed in writing to the Administrative Agent prior to the Closing Date.
(m)Existing Defaults. None of the Loan Parties is in default under any material term of any Material Project Document to which it is a party, and, to the knowledge of each Loan Party, no counterparty to any Material Project Document is in default under any material term of any Material Project Document.
(n)No Default. No Default or Event of Default has occurred and is continuing
(o)Litigation. Except as set forth in Schedule 4.1(o) to the Disclosure Letter, there are no pending or, to Borrower’s knowledge, threatened in writing actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any Loan Party is a party or is subject, by which it is bound, that, if adversely determined against any Loan Party, could reasonably be expected to have a Material Adverse Effect.
(p)Disclosure. Neither this Agreement, nor any Financing Document, nor any certificate furnished to the Administrative Agent, the Mandated Lead Arranger or any Joint Lead Arranger, by or on behalf of any Loan Party in connection with the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements were made; provided, however, that, subject to Section 4.1(u), no representation or warranty is made with regard to any projections or other forward-looking statements. As of the Closing Date, there is no fact known to the Borrower which the Borrower has not disclosed to the Administrative Agent or the Independent Consultants that has or could be reasonably expected to have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and written statements furnished to the Administrative Agent and/or the Independent Consultants, by or on behalf of the Borrower in connection with the Project.
(q)Non-ECP Guarantor. None of the Loan Parties is a Non-ECP Guarantor.
(r)No Other Subsidiaries. No Project Company has any Subsidiaries; Borrower has no Subsidiaries other than DESRI II and DESRI V; DESRI II has no Subsidiaries other than the HoldCos which are directly or indirectly owned by DESRI II and the DESRI II Project Companies; and DESRI V has no Subsidiaries other than the HoldCos which are directly or indirectly owned by DESRI V and the DESRI V Project Companies.

FINANCING AGREEMENT (DESRI II & V)

(s)Compliance with Law. Each Loan Party has complied in all material respects with all applicable Governmental Rules (including Environmental Laws, Hazardous Substances Laws and ERISA matters) and Applicable Permits. Each Project Site is in compliance with all Applicable Permits and applicable Governmental Rules in all material respects.
(t)No Other Bank Accounts. Except as disclosed in Schedule 4.1(t) of the Disclosure Letter, none of the Loan Parties has any “account” with a “bank” (within the meaning of Sections 4-104(a)(1) and 4- 105(1) of the UCC, respectively) other than the Collateral Accounts established in accordance with this Agreement and the Account Control Agreement.
(u)Projections. As of the Closing Date and each Borrowing Date, the Loan Parties have disclosed to the Administrative Agent all material assumptions on which the applicable Base Case Forecast is based and each Loan Party represents and warrants hereby that the revenue and operating expense estimates and projections in the applicable Base Case Forecast submitted to the Administrative Agent as of the Closing Date (i) are based on the reasonable assumptions as to all legal and factual matters material thereto, and (ii) to the Borrower’s knowledge are consistent with the provisions of the Material Project Documents.
(v)Land Not in a Special Flood Hazard Zone. Except as shown on the ALTA/ACSM or ALTA/NSPS Land Title Survey of the Project Site, none of the Collateral includes improved real property that is located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.
(w)Permits. All material Permits necessary for the construction, operation, use and ownership of each Project and each respective Project Site and all Permits necessary for the routine maintenance of such Project and such Project Site other than any Permits whose absence would not have a Material Adverse Effect or that are ministerial in nature and able to be obtained in the ordinary course of business, are identified on Schedule 4.1(w) to the Disclosure Letter. As of the Closing Date, each material Permit necessary for the construction, operation, use or ownership, as applicable, of the Project and the Project Site on such dates described in Part I of Schedule 4.1(w) to the Disclosure Letter is in full force and effect and, except as set forth in Schedule 4.1(o) to the Disclosure Letter, is not subject to any appeals or further proceedings or to any unsatisfied condition that could reasonably be expected to allow material modification, suspension, termination or revocation, that could reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, none of the Permits listed in Part I of Schedule 4.1(w) to the Disclosure Letter has been materially modified, amended or supplemented except as otherwise permitted under this Agreement. As of the Closing Date and each Borrowing Date, neither the Borrower nor any Project Company has reason to believe that any Permit of the type listed in Part II of Schedule 4.1(w) to the Disclosure Letter will not be obtained in due course before it becomes an Applicable Permit. To Borrower’s knowledge, none of the Loan Parties is in violation of a material requirement of any Applicable Permit. Each Applicable Permit relating to the construction, ownership, operation and maintenance of each Project and the sale of electric energy and capacity was issued for the benefit of the applicable Project, was assigned or transferred to the applicable Project Company, or is held in the name of the applicable Project Company or (solely with respect to those Applicable Permits that are required to be held by or in the name of an operator of facilities) the Operator. To the Borrower’s knowledge, each other Key Project Participant possesses all material Permits necessary to perform its duties under the Material Project Documents to which it is a party. No Applicable Permit contains any terms or conditions that provide for material curtailment or other material operational restrictions with respect to the Project

FINANCING AGREEMENT (DESRI II & V)

(x)Environmental Matters.
(i)None of the Loan Parties (the “Subject Companies”) is in violation of any Environmental Law with respect to any Project, in any material respect.
(ii)[Intentionally Omitted].
(iii)None of the Subject Companies or, to the Borrower’s knowledge any Key Project Participant has used, Released, discharged, generated, manufactured, produced, treated, handled, stored, or disposed of, Hazardous Substances in, on, under, or about any Project Site or the improvements with respect to the Project, or transported, arranged or permitted the disposal thereto or therefrom, of any Hazardous Substances in violation of any Environmental Law and that would subject the Administrative Agent or the Lenders to a liability of any of the Subject Companies under any Environmental Law or that would reasonably be expected to constitute a Material Adverse Effect on the Subject Companies.
(iv)There are no aboveground or, to the Borrower’s knowledge or to the knowledge of any Project Company, underground tanks, or surface impoundments whether operative or temporarily or permanently closed, located in violation of any Environmental Laws on any Project Site or the improvements with respect to the Project, the presence of which would reasonably be expected to constitute a Material Adverse Effect.
(v)To the Borrower’s knowledge or to the knowledge of any Project Company, except as set forth in any Environmental Report, there is no condition any Project Site that could reasonably form the basis of any material liability of any of the Subject Companies under any Environmental Law.
(vi)There is no material Environmental Claim pending or, to the Borrower’s knowledge or to the knowledge of any Project Company, threatened in writing with respect to any Project Site or the improvements with respect to any Project or any of the Subject Companies with respect to any Project and, to the Borrower’s knowledge or to the knowledge of any Project Company, neither the Borrower nor any of the other Subject Companies has received any oral or written notice of any such material Environmental Claim.
(vii)All liquid and solid waste disposal, septic and sewer systems located on each Project Site are, or will be when required, in a good and safe condition and repair and in compliance with all Applicable Laws except if such non-compliance would not reasonably be expected to have a Material Adverse Effect.
(y)Utilities; Roads. To Borrower’s knowledge, all utility services, roadway access and power connection services reasonably necessary for the construction or operation of each Project for its intended purposes are available or will be so available under the Project Documents as and when reasonably required upon commercially reasonable terms. All necessary easements, rights of way, agreements and other rights for the interconnection and utilization of feeder lines and for access to each Project have been acquired. All of the easements, rights of way and other rights of each Project Company provide such Project Company with marketable title thereto free and clear of all Liens, encumbrances and other exceptions to title other than Permitted Liens, and all such easements and rights provide adequate ingress and egress in connection with the construction, operation, routine maintenance and utilization of each respective Project under the Material Project Documents.

FINANCING AGREEMENT (DESRI II & V)

(z)Sufficiency of Project Documents. As of the Closing Date and each Borrowing Date, the services to be performed, the materials to be supplied, the real property interests and the other rights granted pursuant to the Project Documents are sufficient to enable each Project to be operated and maintained in such manner as is assumed in the applicable Base Case Forecast. The Material Project Documents are the only material agreements in existence as of the Closing Date with respect to the construction and operation of each Project.
(aa)Insurance. All insurance policies required to be maintained by the Borrower under Section 5.16 and represented by insurance policies or binders provided to the Administrative Agent have been obtained, all premiums due thereon have been paid and are in full force and effect and the Borrower has not received any notice of cancellation from the relevant insurers.
(ab)Bankruptcy Event. No Bankruptcy Event has occurred and is continuing with respect to any Loan Party, or, to the knowledge of Borrower, with respect to any Key Project Participant.
(ac)OFAC and Related Matters. Except to the extent any violation would be due solely to the identity or nationality of one or more parties hereto other than any Loan Party,
(i)None of the transactions contemplated hereby will violate (w) the United States Trading with the Enemy Act, as amended, (x) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (as amended, the “Department of Treasury Rule”), (y) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (as amended, the “Terrorism Order”) or (z) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), Public Law 107-56 (October 26, 2001), as amended (the “Patriot Act”).
(ii)None of the Loan Parties is a “blocked person” as described in Section 1 of the Terrorism Order or a Person described in the Department of Treasury Rule.
(iii)None of the Loan Parties knowingly engages in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.
(ad)OFAC Restrictions. Neither the Borrower nor, to Borrower’s knowledge, Sponsor or any Subsidiary of Sponsor: (i) appears on the OFAC SDN List; (ii) is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List; or (iii) has conducted business with or engaged in any transaction with any Person named on any of the OFAC SDN List or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List.
(ae)[Reserved].
(af)Investment Tax Credit Matters.
(i)No beneficial owner of any Loan Party is a Disqualified Person.

FINANCING AGREEMENT (DESRI II & V)

(ii)Each Project is designed to use, and upon being placed in service will use, solar resources to generate electricity within the meaning of Code Section 48.
(iii)No federal, state, or local tax credit has been claimed with respect to any property that is part of any Project. No application has been submitted, nor will be submitted, for a grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, with respect to any property that is part of any Project.
(iv)No private letter ruling has been, nor will be, obtained for the transactions contemplated hereunder from the IRS.
(v)No Project is comprised of any property that (i) is imported property of the kind described in Code Section 168(g)(6), (ii) has been used by any person prior to being placed in service as part of the Project, (iii) is “tax-exempt use property” within the meaning of section 168(h), (iv) is property not eligible for an ITC as a result of the application of Code Section 50(b) or Code Section 50(d) or (v) is “public utility property” within the meaning of Code Section 168(i)(10). Each Project is located entirely within the United States.
(vi)No portion of the real property comprising any Project Site is subject to the U.S. Department of Agriculture’s Conservation Reserve Program.
(vii)No portion of the basis of any Project is or will be attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.
(viii)No grants have been provided by the United States, a state, a political subdivision of a state, or any other Governmental Authority for use in constructing or financing any Project or with respect to which any Loan Party or the Project is the beneficiary. No proceeds of any issue of state or local government obligations have been used to provide financing for any Project the interest on which is exempt from tax under Code Section 103. No subsidized energy financing (within the meaning of Code Section 45(b)(3)) has been provided, directly or indirectly, under a federal, state, or local program provided in connection with any of the Projects.
(ix)The consideration paid by the applicable Power Purchaser under the Power Purchase Agreement with respect to each respective Project is not a “regulated rate” within the meaning of Treasury Regulation Section 1.46-3(g)(2)(iii).
(x)The Borrower is not a “related person” to any Power Purchaser (or any other Person treated for U.S. federal income tax purposes as purchasing energy from the Project) for the purposes of Section 267 or 707 of the Code.
(ag)Anti-Bribery. None of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Bribery Law, including but not limited to, the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977. Furthermore, each of the Borrower and Project Company has conducted its business in compliance with the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977 and similar laws, rules or regulations and has instituted and maintains policies and

FINANCING AGREEMENT (DESRI II & V)

procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(ah)Sanctions.
(i)None of the Member, the Borrower or any Project Company, or to the knowledge of the Member, the Borrower or any Project Company, nor any of their respective directors, officers, employees, agents or affiliates is an individual or any other Person that is, or is owned or controlled by Persons that are, (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is the target of Sanctions, including, the Crimea region, Cuba, Iran, North Korea, Syria and the so-called Donetsk People's Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine.
(ii)None of the Member, the Borrower or any Project Company, or to the knowledge of the Member, the Borrower or any Project Company, any director, officer, employee, agent or affiliate thereof, is a “blocked person” as described in Section 1 of the Terrorism Order or a Person described in the Department of Treasury Rule.
(ai)Additional Matters.
(i)Neither any Project Company nor the Borrower has received a notice of any actual or threatened condemnation or eminent domain proceedings by any Governmental Authority with respect to any Project or any Project Site.
(ii)Each Project and all Project-related improvements constructed as of the date this representation is made, lie within the boundaries of the applicable Project Site.
ARTICLE 5AFFIRMATIVE COVENANTS OF THE BORROWER
The Borrower covenants and agrees that prior to the Discharge Date that, unless the Administrative Agent (acting at the direction of the Majority Lenders) waives compliance in writing, that the Borrower shall perform, and shall cause each other Loan Party to perform, the covenants set forth in this Article 5:
1.1Use of Proceeds
. The Borrower shall use the proceeds of the Term Loans (i) to repay in full the Indebtedness under each Existing Financing Agreement and (ii) to pay transaction costs, fees, and expenses related to this Agreement or expenses and third party fees related to the Project.
1.2Project Revenues; Obligations.
(a)It shall pay all sums due and payable by it under this Agreement and the other Financing Documents according to the terms hereof and thereof. Unless otherwise set forth in this Agreement or directed by the Administrative Agent pursuant to this Agreement, the Borrower shall deposit all Project Revenues for application pursuant to Article 7 and the Account Control Agreement.
(b)The Borrower shall, and shall cause each Loan Party, to pay all of its obligations as and when due and payable, including trade payables in the ordinary course of business and taxes and tax claims, except such obligations as may be contested in good faith by

FINANCING AGREEMENT (DESRI II & V)

any Loan Party, or as to which a bona fide dispute may exist, provided that with respect to any such disputes relating to amounts of more than Five Hundred Thousand Dollars ($500,000), (i) the non-payment of such obligation pending the resolution of such contest or dispute could not reasonably be expected to have a Material Adverse Effect; or (ii) provision is made to the satisfaction of the Administrative Agent in its reasonable discretion for the posting of security (other than the Collateral) for, or the bonding of, such obligations.
1.3Notices
. It shall promptly, upon acquiring written notice or giving written notice, as the case may be, or obtaining the Borrower’s knowledge thereof, give written notice to the Administrative Agent of:
(a)Any litigation, action or proceeding pending or, to Borrower’s knowledge, threatened in writing against it, or, to Borrower’s knowledge, pending or threatened in writing against any Project or any Governmental Authority (i) involving claims against it, or such Project in excess of Five Hundred Thousand Dollars ($500,000), (ii) seeking any injunctive, declaratory or other equitable relief that, if adversely determined, could be reasonably expected to have a Material Adverse Effect, or (iii) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any Applicable Permit or any Material Project Document;
(b)The status of any litigation for which notice is required under Section 5.3(a);
(c)Any dispute or disputes which may exist between it and any Governmental Authority and which involve (i) claims against it or any Project which individually exceed Two Hundred Thousand Dollars ($200,000) or in the aggregate in any fiscal year exceed Five Hundred Thousand Dollars ($500,000) and (ii) injunctive or declaratory relief, or
(i)revocation, modification, suspension or the like of any Applicable Permit or imposition of additional material conditions with respect to the foregoing, in each case describing the particulars of such dispute and the actions the Borrower proposes to take with respect thereto;
(d)Any Default or Event of Default together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect to such Default or Event of Default;
(e)Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, if such casualty, damage or loss affects it or any Project, involving a probable loss in excess of Five Hundred Thousand Dollars ($500,000) or any material curtailment of operation or in deliveries of electrical production from any Project or any forced outage of any Project under the applicable Power Purchase Agreement that would reasonably be expected to last more than forty-eight (48) hours, and the Borrower shall keep the Administrative Agent timely apprised of any insurance claim proceedings related to such casualty or loss, including any notice received from any insurance company indicating that it is not obligated to pay any named insured, or that it is withholding any amounts that the Borrower is claiming are due and payable under any insurance policy maintained by the Borrower;
(f)Any matter which has or, in the Borrower’s reasonable judgment, would reasonably be expected to have, a Material Adverse Effect;
(g)The occurrence of an Event of Eminent Domain;

FINANCING AGREEMENT (DESRI II & V)

(h)Any contractual obligations incurred by it for any Project exceeding Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year of the Borrower, not including any obligations incurred pursuant to the Operative Documents or any obligation contemplated in the Annual Operating Budget;
(i)[Reserved];
(j)Any notice of material event of default or termination given or received under any Material Project Document then in effect and, to the knowledge of any Loan Party, the occurrence of any material breach or default under any Material Project Document then in effect;
(k)Any (i) fact, circumstance, condition or occurrence at, on, or arising from, any Project Site or with respect to any Project, that results or would reasonably be expected to result in material noncompliance with or a material liability or material obligation under any Environmental Law or Hazardous Substances Law, (ii) Release of Hazardous Substances on or from any Project Site that has resulted in or would reasonably be expected to result in personal injury or material property damage or have a Material Adverse Effect and (iii) pending or, to Borrower’s knowledge, threatened in writing Environmental Claim against it or arising in connection with any Project or occupying or conducting operations on or at any Project Site therefore that, if adversely determined, could be reasonably expected to have a Material Adverse Effect;
(l)Any termination, revocation, suspension or material modification of any Applicable Permit, or any action or proceeding which would reasonably be expected to result in any of the foregoing, including any proceeding at a relevant public utility commission or FERC, including a description of such event or circumstance and the actions the Borrower proposes to take with respect thereto;
(m)The execution of an Additional Project Document; provided that it shall deliver a copy of such Additional Project Document and related Consent, if applicable, promptly upon receipt of a copy of such Additional Project Document, but in no event later than thirty (30) days after it has received a copy thereof;
(n)Any claim of force majeure under any Material Project Documents;
(o)Its adoption of or participation in any ERISA Plan, or intention to adopt or participate in any ERISA Plan, or any event or circumstance has occurred that could reasonably be expected to result in material liability of any Loan Party under ERISA or under the Code with respect to any employee pension benefit plan, as identified in Section 3(2) of ERISA;
(p)[Reserved];
(q)Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of it or compliance with the terms of this Agreement and the other Operative Documents that in each case is necessary to administer the Loans as the Administrative Agent may reasonably request;
(r)Any event or condition likely to require the incurrence of major maintenance items in the aggregate amount that is at least 10% higher than the corresponding aggregate amount set forth with respect to such items in the effective Annual Operating Budget for such year, within thirty (30) days of the date when the Borrower obtains such knowledge;
(s)[Reserved];

FINANCING AGREEMENT (DESRI II & V)

(t)All material notices or correspondence received by Borrower or Project Company from FERC,CPUC, Nevada PUC, or Hawaii PUC, alleging a violation or potential violation of the regulations of FERC or the CPUC, Nevada PUC or Hawaii PUC, asserting jurisdiction over the Borrower under PUHCA (except as applicable to a “holding company”, an “affiliate”, an “associate company”, or a “subsidiary company”, as those terms are defined in PUHCA, that is a holding company with respect to Qualifying Facilities) or asserting jurisdiction over (i) the Borrower itself as a “public utility” under the FPA or (ii) a Project Company by the CPUC, Nevada PUC or Hawaii PUC;
(u)Notice of any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.16;
(v)Any notice, demands or inquiries delivered to any Loan Party by any Government Authority with respect to the Federal Tax Benefits;
(w)Any amendments or waivers to the Financing Documents shall be delivered to the Hedge Counterparty (if any); and
(x)Copies of all material written notices or material written periodic reports received by the Borrower or any of its Subsidiaries under any Material Project Document it is a party to.
1.4Financial Statements; Reporting.
(a)The Borrower shall deliver to the Administrative Agent (or cause to be delivered to the Administrative Agent):
(i)As soon as available but no later than sixty (60) days after the close of each one of the first three (3) Quarterly Dates in each fiscal year, (A) year-to-date unaudited consolidated financial statements of the Borrower and such consolidated statements shall mean the consolidated statement of financial position, consolidated statement of operations and member’s equity, prepared by the Borrower as of the end of such period, and in accordance with GAAP and (B) a summary of each Project Company’s compliance with each material category in the then current Annual Operating Budget;
(ii)As soon as available but no later than one hundred twenty (120) days after the close of each applicable fiscal year, consolidated financial statements of the Borrower, of which such financial statements may be in the form of audited consolidated financial statements of a direct or indirect equity owner of the Borrower (and such consolidated statements shall mean the consolidated statement of financial position, consolidated statements of operations, member’s equity and cash flows and so long as consolidating statements of the Borrower are included therewith (and such consolidating statements shall mean the consolidating balance sheet, income statement and statement of cash flows for the Borrower)), all prepared by or on behalf of the Borrower, in accordance with GAAP and certified by an independent certified public accountant selected by the Person whose financial statements are being prepared and reasonably satisfactory to the Administrative Agent (with the consent of the Majority Lenders not to be unreasonably withheld). Such certificate shall not be qualified, or limited, because of restricted or limited examination by such accountant of any material portion of the records of the applicable Person;
(iii)Each time the financial statements described above are delivered under Sections 5.4(a)(i)-(iii), a certificate signed by a Responsible Officer of the Person

FINANCING AGREEMENT (DESRI II & V)

whose financial statements are being delivered shall be delivered along with such financial statements, certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the applicable Person during the relevant fiscal period is consistent with GAAP and that, to the knowledge of the Responsible Officer, no Default or Event of Default exists or if any such event or condition existed or exists, the nature thereof and the corrective actions that any Loan Party has taken or proposes to take with respect thereto; and
(iv)Upon the reasonable request of the Administrative Agent after the close of each applicable fiscal year, the Borrower shall use commercially reasonable efforts to deliver as soon as available, but no later than one hundred (100) days after it receives such request, the most recent annual audited financial statements of each Power Purchaser, so long as such Person remains a Key Project Participant, provided, however, that so long as Borrower is using commercially reasonable efforts, failure to obtain such financial statements shall not constitute an Event of Default, and provided, further, that publicly available financial statements including from any publicly listed company shall be deemed delivered to the Administrative Agent. For the avoidance of doubt, except as described in clauses (i)-(iv), the Borrower shall have no obligation to deliver the financial statements of any other Key Project Participant.
1.5[Reserved].
1.6Operation of Project; Operating Reports and Annual Operating Budget.
(a)The Borrower shall cause each Project Company to keep and operate each respective Project, or cause the same to be kept and operated, in good operating condition consistent in all material respects with Prudent Industry Practices, all Applicable Permits, Legal Requirements and all applicable requirements of the Operative Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep and operate such Project in such condition. Each Project Company shall from time to time consider the reasonable recommendations of the Independent Engineer in connection with the operation of such Project.
(b)The Borrower shall cause each Project to be operated and maintained in all material respects in accordance with the Annual Operating Budget (subject to other rights hereunder, including Borrower’s rights to access amounts in the Collateral Accounts in accordance with terms of this Agreement and the Account Control Agreement); provided that the Loan Parties may incur expenses that are up to (x) $300,000 in excess of a particular line item or (y) ten percent (10%) in excess in the aggregate of the total amount of expenses in the applicable Annual Operating Budget, in each case on an annual basis with respect to the corresponding amount(s) set forth in the applicable Annual Operating Budget.
(c)[Reserved].
(d)Commencing in the year that the Closing Date occurs, on December 1 of such year and annually thereafter, the Borrower shall prepare and deliver to the Administrative Agent a draft operating budget for the ensuing calendar year and a report comparing the actual performance of each Project compared to the projected performance forecasts of such Project set forth in the Base Case Forecast. Such draft operating budget shall be consistent with the methodology set forth in the Base Case Forecast. The Borrower shall also deliver the draft operating budget to the Independent Engineer for review, but only in the event that such draft operating budget exceeds 8% or more, in the aggregate, of the annual operating budget set forth in the Closing Date Base Case Forecast for such period (as such Closing Date Base Case Forecast may be updated pursuant to Section 5.17). The draft operating budget shall become the

FINANCING AGREEMENT (DESRI II & V)

Annual Operating Budget for the purposes of this Agreement after the Administrative Agent (acting reasonably and in consultation with the Independent Engineer, if applicable in accordance with the preceding sentence) has approved the respective draft. Until any draft operating budget becomes the Annual Operating Budget as provided herein, the Annual Operating Budget most recently in effect shall continue to apply subject to escalation for any increase in the Consumer Price Index from the prior year.
(e)If the Administrative Agent disapproves a draft annual operating budget under circumstances where its approval is required under Section 5.6(d), the Administrative Agent shall notify the applicable Project Company and the Borrower of the items that are disapproved and the reason for such disapproval. The Borrower and such Project Company shall be entitled to revise such draft annual operating budget and deliver such draft to the Administrative Agent, whereupon the provisions in Section 5.6(d) shall apply. Until any draft annual operating budget becomes the Annual Operating Budget as provided in this Section 5.6, the Annual Operating Budget most recently in effect shall continue to apply subject to escalation for any increase in the Consumer Price Index from the prior year, except that any items of the then-proposed draft annual operating budget that have been approved by the Administrative Agent shall be given effect in substitution of the corresponding items in the Annual Operating Budget most recently in effect.
(f)As soon as practicable but no later than thirty (30) days after the close of each calendar month, Borrower shall deliver to Administrative Agent a summary operating report in the form attached hereto as Exhibit N which shall include a month and year-to-date numerical and narrative assessment of (A) electrical generation and received solar resource, (B) O&M Expenses, (C) replacement of equipment not contemplated by the then current Annual Operating Budget of value in excess of $500,000, (D) material disputes with contractors, materialmen, suppliers or others and any related claims against Borrower or any Project Company, (E) performance guarantee or warranty claims made by or against Borrower or any Project Company, (F) unscheduled maintenance, and (G) an estimate of any curtailments, if available.
(g)Borrower shall provide to the Administrative Agent, promptly upon reasonable request, such information concerning each Project at such times as such the Administrative Agent shall reasonably require, including such reports and information as are reasonably required by the Independent Consultants and documentation and information requested in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).
1.7Debt Service Coverage Ratio
. The Borrower shall deliver the Borrower’s calculation of the Debt Service Coverage Ratio as of each applicable Scheduled Payment Date no later than five (5) Business Days after such Scheduled Payment Date. The Administrative Agent shall notify the Borrower in writing no later than five (5) Business Days following receipt thereof of any suggested corrections, changes or adjustments of the Administrative Agent (the “Agent DSCR Comments”). The Borrower shall incorporate all timely received and demonstrably correct Agent DSCR Comments that are consistent with the terms of this Agreement and deliver to the Administrative Agent such revised Debt Service Coverage Ratio calculations on or before the date that is five (5) Business Days following the date of the Borrower’s receipt of the applicable Agent DSCR Comments. The calculations of the Debt Service Coverage Ratio hereunder shall be used in determining deposits to and releases from the Revenue Account and the Distribution Reserve Account, as applicable, pursuant to this Agreement and the Account Control Agreement. If the Borrower fails to produce the information and calculations relating to the Debt Service Coverage Ratio required to be produced pursuant to this Section 5.7, then, until such time as such information and calculations

FINANCING AGREEMENT (DESRI II & V)

are provided, no funds shall be released from the Revenue Account to the Borrower pursuant to Section 7.3(b) or from the Distribution Reserve Account to the Borrower, pursuant to Section 7.9, as applicable.
1.8Existence, Conduct of Business, Properties, Permits, Etc.
Except as otherwise expressly permitted under this Agreement, each Loan Party shall (a) maintain and preserve their existence as a limited liability company, in their respective jurisdiction of organization and all material rights, privileges and franchises necessary or desirable in the normal conduct of their respective businesses; (b) perform all of their material contractual obligations under the Operative Documents and all other agreements and contracts by which each is bound; (c) maintain its properties and assets in good repair and working order and condition in accordance with Prudent Industry Practice; (d) maintain in full force and effect all material Permits and licenses, including all Applicable Permits, which are necessary and advisable to conduct the business of each Loan Party and to own, insure, operate and maintain the Project in the manner contemplated by the Material Project Documents; (e) at or before the time that any Permit becomes an Applicable Permit, obtain such Permit; (1) in the case of a change of name or corporate organization involving any Loan Party, as applicable, take such actions, including the filing of appropriate notices with all Governmental Authorities that have issued Applicable Permits, to maintain in full force and effect each Applicable Permit, as may be necessary by applicable law; and (g) engage only in the business contemplated by the Operative Documents with respect to the Project to which it is a party.
1.9Books, Records, Access
. It shall, and shall cause each Project Company to, maintain adequate books, financial statements, accounts and records in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees, consultants, advisers or agents of the Administrative Agent or any Lender at any reasonable time during normal business hours and upon reasonable prior notice to it to inspect all of its properties to examine or audit all of its books, accounts, financial statements and records and make copies and memoranda thereof or to inspect the Project Site, at all times in reasonable compliance with each Loan Party’s health, safety and environmental policies (assuming that such policies have been adequately disclosed to the Administrative Agent and the Lenders) and in each case subject to the provisions of Section 12.18. The Independent Engineer shall have the right, subject to the safety rules in effect at the Project Site and upon reasonable notice, to visit and inspect the Project and the books, records and documents of each Loan Party from time to time, to witness the construction, installation, testing, start-up, commissioning and operation of the Project. The Borrower shall at all times maintain and preserve a complete set of any Plans and Specifications available for inspection by the Independent Engineer, the Administrative Agent and any Secured Party upon reasonable notice.
1.10Qualifying Facility Status.
(a)Each Project Company shall take or cause to be taken all necessary or appropriate actions to maintain its Project’s status as a Qualifying Facility and shall comply with all requirements of such Qualifying Facility status, until the Discharge Date, or it shall have obtained an exemption from regulation under PUHCA equivalent to that provided by having Qualifying Facility status, and provided an opinion of counsel reasonably satisfactory to the Administrative Agent and the Majority Lenders that Qualifying Facility status is no longer required for full performance by the Project Company and its counterparty under the Material Project Documents.
(b)Sections

FINANCING AGREEMENT (DESRI II & V)

1.11Preservation of Rights; Further Assurances
.
(a)The Borrower shall, and shall cause each Project Company to, preserve, protect and defend its material rights, or such Project Company’s material rights, respectively, under each and every Material Project Document, including prosecution of suits to enforce any of its rights thereunder and enforcement of any claims with respect thereto.
(b)From time to time as reasonably requested by the Administrative Agent, the Borrower shall execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) relating to the Loans and its other Obligations hereunder stating the interest and charges then due and any known defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of the Administrative Agent and the Secured Parties with respect to the Collateral, in each case in such form and at such times as shall be reasonably satisfactory to the Administrative Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section 5.11.
1.12Taxes and Other Government Charges
. The Borrower shall pay, shall cause each Project Company to pay, or cause to be paid, as and when due and prior to delinquency, all Taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Loan Party or any Project, all utility and other charges incurred in the construction, operation, maintenance, use, occupancy and upkeep of any Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on any Project. However, the Borrower may contest in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same, so long as, with respect to any such dispute in an amount greater than Three Hundred Thousand Dollars ($300,000) (a) reserves reasonably satisfactory to the Administrative Agent in accordance with GAAP have been established in an amount sufficient to pay any such Taxes, assessments or other charges, accrued interest thereon, potential penalties, additions to Tax or other costs relating thereto, or other adequate provision for the payment thereof shall have been made; (b) enforcement of the contested Tax, assessment or other charge is effectively stayed for the entire duration of such contest and (c) any Tax, assessment or other charge determined to be due, together with any interest, additions to Tax or penalties thereon, is paid when due after resolution of such contest by final non-appealable judgment.
1.13Compliance With Laws, Instruments, Etc.
At its expense, the Borrower shall, and shall cause each Loan Party to, except to the extent failure to do so could not be reasonably expected to have a Material Adverse Effect, comply, or cause compliance, with all Legal Requirements relating to each Project and each Loan Party. The Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of Legal Requirements or Permits; provided, however, that (i) none of the Agents, the Secured Parties, any Project Company or the Borrower reasonably would be likely to be subjected to any criminal or other liability for failure to comply therewith; (ii) all proceedings to enforce such Legal Requirements or Permits against the Agents, the Secured Parties, any Loan Party or any Project, shall have been duly and effectively stayed during the entire pendency of such contest; (iii) adequate cash reserves have been established consistent with any liability that any Loan Party is required to report in its financial statements in accordance with GAAP to pay

FINANCING AGREEMENT (DESRI II & V)

any Environmental Claim being contested by the Borrower; and (iv) no Loan Party and no Project would be subject to a Lien (other than a Permitted Lien) being imposed on any Loan Party or any Project as a result of such contest, unless a bond or other security satisfactory to the Administrative Agent has been provided. The Borrower shall promptly pay and perform any requirements and conditions contained in any valid, final judgment rendered upon the conclusion of the relevant contest.
1.14Title
. Each Loan Party shall maintain (a) good and marketable title to, or a good and marketable leasehold, easement or other interest in, the Project Site, subject only to Permitted Liens; and (b) good and marketable title to, or a good and marketable leasehold, easement or other interest in, all of their other respective properties and assets (other than properties and assets disposed of in the ordinary course of business), subject only to Permitted Liens, except in each case under clause (a) or (b), for such noncompliance which could not reasonably be expected to have a Material Adverse Effect.
1.15Indemnification.
(a)Without duplication of its obligations under Section 2.4(d) or Section 2.6 (and excluding any items or events specifically excluded from the Borrower’s obligations thereunder), it shall indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, each Lender and each other Secured Party and in their capacities as such, their respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for:
(i)any and all claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, demanded, asserted or claimed against any such Indemnitee in any way relating to, or arising out of or in connection with this Agreement, the other Operative Documents, or the Project (collectively, “Claims”) except for any Claims made against an Indemnitee by an Affiliated Indemnitee; and
(ii)any and all Claims asserted against any Indemnitee and arising in connection with Environmental Laws, any Applicable Permit or the release or presence of any Hazardous Substances at the Project Site, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, all reasonable costs required by Governmental Authorities or under any Environmental Law or Governmental Rule to be incurred in (A) determining whether the Project is in compliance and (B) causing the Project to be in compliance with all applicable Environmental Law and Legal Requirements, all reasonable costs associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and court costs, but excluding any such Claims arising based on facts that first exist or events that first occur after foreclosure by the Collateral Agent under the Financing Documents or attributable to the gross negligence or willful misconduct or unlawful acts of the Lenders or their agents thereafter.
(b)The foregoing indemnities shall not apply with respect to an Indemnitee or its officers, directors, shareholders, controlling persons, employees, agents or servants (collectively, its “Affiliated Indemnitees”) to the extent arising as a result of the gross negligence or willful misconduct of such Indemnitee or its Affiliated Indemnitees as determined by a final non-appealable judgment of a court of competent jurisdiction, but shall continue to apply to other Indemnitees.

FINANCING AGREEMENT (DESRI II & V)

(c)The provisions of this Section 5.15 shall survive foreclosure of the Collateral Documents and the indefeasible satisfaction or discharge of its obligations (including the Obligations) hereunder, and shall be in addition to any other rights and remedies of the Lenders.
(d)In case any action, suit or proceeding subject to the indemnity of this Section 5.15 shall be brought against any Indemnitee, such Indemnitee shall notify the Borrower of the commencement thereof, and the Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that the Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by the Borrower. Notwithstanding the foregoing, the Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a potential or actual conflict of interest between such Indemnitee and the Borrower (unless such conflict of interest is waived in writing by such Indemnitee), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) the Borrower shall pay the reasonable expenses of such Indemnitee in such defense; provided that the Borrower shall not be required to pay any such expenses of more than one (1) lead counsel.
(e)It shall deliver to such Indemnitee a copy of each material document filed or served on any party in such action, suit or proceeding, and each material document which it possesses relating to such action, suit or proceeding.
(f)Notwithstanding the Borrower’s rights hereunder to control certain actions, suits or proceedings, unless the Borrower has provided Indemnitee such security as is adequate, in such Indemnitee’s reasonable judgment (taking into account the cover available under the insurance maintained by or on behalf of the Borrower), to cover any potential unfavorable determination of any such action, suit or proceeding, any Indemnitee against whom any Claim is made shall be entitled to compromise or settle any such Claim if such Indemnitee determines in its reasonable judgment that failure to compromise or settle such Claim is reasonably likely to have a material adverse effect on such Indemnitee, or such Indemnitee’s interest in the Project. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 5.15.
(g)Upon payment of any Claim by the Borrower pursuant to this Section 5.15, the Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with it and give such further assurances as are necessary or reasonably advisable to enable it vigorously to pursue such claims.
(h)Any amounts payable by it pursuant to this Section 5.15 shall be payable on the date such amount is required to be paid by the applicable Indemnitee and in no event later than thirty (30) days after it receives an invoice for such amounts from any applicable Indemnitee. If such amounts are not paid within such thirty (30) day period, then such amounts shall bear interest at the Default Rate.
1.16Insurance; Loss Proceeds.
(a)The Borrower shall cause each Project Company to maintain at all times any and all insurance coverage required and to perform all of its obligations under the terms of each policy of insurance listed on Schedule 5.16 with respect to each respective Project and in accordance with the Operative Documents. If prior to the Discharge Date, all or a portion of any

FINANCING AGREEMENT (DESRI II & V)

Project Site is determined to lie in a FEMA designated flood zone, Borrower shall promptly cause the applicable Project Company to obtain flood insurance for such property in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Insurance Consultant). The Borrower shall, and shall cause each Project Company to, use commercially reasonable efforts to enforce the obligations of all Key Project Participants with respect to insurance requirements applicable to such Persons under the respective Material Project Documents.
(b)Any Loss Proceeds and Eminent Domain Proceeds in excess of Seven Hundred Fifty Thousand Dollars ($750,000) shall be deposited into the Loss Proceeds Account. Any such amounts deposited into the Loss Proceeds Account shall be promptly prepaid to Lenders pursuant to Section 2.1(l)(iii).
(c)No provision of this Section 5.16 or any other provision of any Financing Document shall impose on the Administrative Agent or any Secured Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Administrative Agent or any Secured Party be responsible for any representations or warranties made by or on behalf of the Borrower or any Project Company to any insurance company or underwriter.
1.17[Reserved].
1.18Hedging
. The Borrower shall not enter into any Interest Rate Agreements, except as described in Section 2.9(a).
1.19[Reserved].
1.20Environmental Matters
. The Borrower shall, and shall cause each Project Company to, construct, use and operate each respective Project and use and occupy each respective Project Site in material compliance with all Environmental Laws, keep all Applicable Permits required under Environmental Laws in effect and remain in material compliance therewith, handle all Hazardous Substances in compliance with all applicable Environmental Laws, and promptly respond to any actual or threatened spills, discharges or other releases of Hazardous Substances, where such releases could give rise to a material liability or material obligation under any Environmental Laws, and promptly resolve any non-compliance, liability or obligation (except to the extent that the non-compliance, liability or obligation is currently being contested in good faith by appropriate proceedings) and keep each Project free of any Lien (other than Permitted Liens) imposed by any Environmental Law.
1.21[Reserved].
1.22Separateness Provisions.
(a)Each Loan Party (other than the Member) shall maintain separate bank accounts and separate books of account from the Member and any Affiliate of the Member. Each Loan Party (other than the Member) shall cause the liabilities of such Loan Party to be readily distinguishable from the liabilities of the Member and any Affiliate of the Member.
(b)Each Loan Party shall conduct its business solely in its own respective name in a manner not misleading to other Persons as to its identity. Without limiting the

FINANCING AGREEMENT (DESRI II & V)

generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications shall be made solely in, the name of such Loan Party, as applicable.
(c)Each Loan Party shall comply with the separateness provisions set forth their respective organizational documents, as applicable.
1.23Event of Eminent Domain
. If an Event of Eminent Domain shall be threatened in writing or occur with respect to any material portion of the Collateral, the Borrower shall, and shall cause each Loan Party to (a) promptly upon discovery or receipt of notice of any such threat or occurrence provide written notice thereof to the Administrative Agent; (b) diligently pursue all of its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain; (c) not, without the prior written consent of the Administrative Agent (at the written direction of the Majority Lenders whose direction shall not be unreasonably withheld), compromise or settle any claim against such Governmental Authority; and (d) cause to pay or apply all Eminent Domain Proceeds to the Loss Proceeds Account for application in accordance with Section 5.16(b). Each Loan Party consents to the participation of the Administrative Agent or its designee in any proceedings resulting from an Event of Eminent Domain, and the Borrower shall from time to time deliver to the Administrative Agent all documents and instruments reasonably requested by it to permit such participation. Notwithstanding the preceding sentence to the contrary, the Administrative Agent shall have no obligation to participate in any such proceedings.
1.24Compliance with Anti-Money Laundering and OFAC Laws.
(a)The Borrower shall comply at all times with the requirements of all Anti-Money Laundering Laws.
(b)The Borrower shall provide the Administrative Agent (on behalf of the Secured Parties) with any information regarding each Loan Party necessary for the Lenders to comply with all Anti-Money Laundering Laws.
(c)The Borrower shall comply at all times with the requirements of all Sanctions.
(d)The Borrower shall not, and shall cause each Loan Party not to, conduct business with or engage in any transaction with any person or entity named in the OFAC SDN List or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List.
(e)If any Loan Party obtains actual knowledge or receives any written notice that any Loan Party or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is the target of any Sanctions (such occurrence, a “Sanctions Violation”), the Borrower shall immediately (i) give written notice to the Administrative Agent of such Sanctions Violation, and (ii) comply with all applicable laws with respect to such Sanctions Violation (regardless of whether the party which is the target of Sanctions is located within the jurisdiction of the United States of America), including the Sanctions, and the Borrower hereby authorizes and consents to the Administrative Agent taking any and all steps the Administrative Agent deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such Sanctions Violation, including the requirements of the Sanctions (including the “freezing” and/or “blocking” of assets and reporting such action to Sanctions authority).

FINANCING AGREEMENT (DESRI II & V)

(f)The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as administrative agent, arranger, issuing bank, lender, underwriter, advisor, investor or otherwise).
(g)Upon the Administrative Agent’s request from time to time, the Borrower shall deliver a certification confirming its compliance with the covenants set forth in this Section 5.24.
1.25Liquidated Damages
. The Borrower shall cause all the Key Project Participants, if applicable, to remit any and all liquidated damages and warranty payments that they owe to the Borrower to the Liquidated Damages Account.
(a)To the extent that an aggregate amount of liquidated damages or warranty payments caused by a single event or condition represents less than Five Hundred Thousand Dollars ($500,000), such amount shall be remitted to the Revenue Account and shall be applied pursuant to Section 7.2.
(b)To the extent that an aggregate amount of liquidated damages or warranty payments caused by a single event or condition exceeds Five Hundred Thousand Dollars ($500,000), then the Borrower may submit a Completion Plan (as defined below) for the applicable Project to the Administrative Agent and the Independent Engineer. “Completion Plan” means a plan, certified by a Responsible Officer of the Borrower, for the Completion or restoration of the applicable Project, demonstrating that: (i) the aggregate amounts of liquidated damages or warranty payments in respect of such defect deposited into the Liquidated Damages Account are anticipated to be sufficient to restore such Project, (ii) the Plans and Specifications and the schedule for such completion is technically feasible and can be completed within 180 days of the event with respect to which the liquidated damages or warranty payments were made, (iii) all Permits for the completion or restoration work have been obtained or can be expected to be obtained in due course and are or can be expected to be free of any burdensome conditions, and (iv) such completion or restoration work will not result in a termination, cancellation, revocation or other invalidity or impairment of any Applicable Permit or any Material Project Documents then in effect.
(c)If the Administrative Agent (acting at the direction of the Majority Lenders and upon consultation with the Independent Engineer) allows the Borrower to proceed with the completion or restoration of any Project pursuant to such Completion Plan, such amount shall be remitted to the Revenue Account and shall be applied pursuant to Section 7.2. The Administrative Agent (acting at the direction of the Majority Lenders and upon consultation with the Independent Engineer) shall respond to the Borrower’s request for approval of a Completion Plan as promptly as is reasonably possible.
(d)If the Administrative Agent (acting at the direction of the Majority Lenders and upon consultation with the Independent Engineer) does not allow the Borrower to proceed further with the completion or restoration of the applicable Project pursuant to such Completion Plan, such amount shall be promptly prepaid to Lenders pursuant to Section 2.1(l)(iii).
1.26[Reserved].

FINANCING AGREEMENT (DESRI II & V)

1.27Solar Resource Impairment Event.
(a)In the event that a Solar Resource Impairment Event shall have occurred, then, within fifteen (15) Business Days of such event (such date, the “Adjustment Date”), Borrower shall deliver to Administrative Agent a notice of such Solar Resource Impairment Event and calculate and deliver the projected Debt Service Coverage Ratios (calculated under a P50 probability of exceedance forecasts and a P99 probability of exceedance forecasts) for the period ending at the end of the hypothetical approximately 16.75-year repayment term following the Closing Date using the applicable Base Case Forecast (after giving effect to any prepayments made prior to the date of determination), updated with any changes needed solely to take into account the effect, if any, of such Solar Resource Impairment Event on the expected power production of the Project as determined by the Independent Engineer.
(b)In the event that the projected Debt Service Coverage Ratios calculated in accordance with clause (a) above fail to equal or exceed the Minimum Debt Service Coverage Ratios, then Borrower shall make a mandatory prepayment in accordance with Section 2.1(l)(iii) and Section 7.3(b) of this Agreement to Administrative Agent, for the account of each Lender, in an amount, and applied to each, of the remaining scheduled repayment amounts in such order and manner as is necessary so as to achieve such compliance with the Minimum Debt Service Coverage Ratio, and the Amortization Schedule shall be amended and revised to take into account the effect of such prepayment. If amounts on deposit in the Revenue Account are not sufficient pursuant to the terms of the Financing Documents to make the mandatory prepayment required by this Section 5.27(b), (y) in no event shall additional equity contributions be required to be made to Borrower to make such mandatory prepayment and (z) in no event shall such failure to make such mandatory prepayment be a Default or an Event of Default.
1.28Applicable Equator Principles
. Borrower shall, and shall cause each Project Company to, comply in all material respects with the Applicable Equator Principles.
1.29[Reserved].
1.30[Reserved].
1.31Available Cash
. In each case to the extent permitted under applicable law and the terms of any Permitted Indebtedness, and any project documents to which such Project Company or other Loan Party or HoldCo is a party or its governing documents, on each Quarterly Date the Borrower shall cause:
(a)Each Project Company to distribute to each HoldCo, as applicable, all cash available for distribution to such Holdco in accordance with the Project Company operating agreement.
(b)Each HoldCo to distribute to its direct member, being another HoldCo or DESRI II or DESRI V, as applicable, all cash available for distribution to such direct member in accordance with such HoldCo’s operating agreement.
(c)DESRI II to distribute to the Borrower all cash available for distribution to the Borrower in accordance with the DESRI II operating agreement.
(d)DESRI V to distribute to the Borrower all cash available for distribution to the Borrower in accordance with the DESRI V operating agreement.

FINANCING AGREEMENT (DESRI II & V)

ARTICLE 6NEGATIVE COVENANTS OF THE BORROWER
The Borrower covenants and agrees that prior to the Discharge Date that, unless the Administrative Agent (acting at the direction of the Majority Lenders) waives compliance in writing, the Borrower shall perform, and shall cause each Loan Party to perform, the covenants set forth in this Article 6:
1.1Contingent Liabilities
. Except as otherwise permitted in the Operative Documents, no Loan Party (other than Member) shall become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or, otherwise create, incur, assume or suffer to exist any other contingent obligation in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; provided, however, that this Section 6.1 shall not be deemed to prohibit (a) the acquisition of goods, supplies, services or merchandise in the normal course of business on normal trade credit; (b) the endorsement of negotiable instruments received in the normal course of its business; or (c) incurrence, creation, assumption or existence of Permitted Debt.
1.2Limitations on Liens
. No Loan Party shall create, incur, permit, assume or suffer to exist any Lien on any Collateral (as applicable) with respect to itself or any Project, whether now owned or hereafter acquired, except for Permitted Liens.
1.3Indebtedness
. No Loan Party (other than Member) shall incur, create, assume or suffer to exist or permit to exist any Debt, except for Permitted Debt.
1.4Sale or Lease of Assets
. Except with respect to assets not exceeding Five Hundred Thousand Dollars ($500,000) per annum, no Loan Party shall sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired (a) except in the ordinary course of its business or as contemplated by the Operative Documents with respect to a Project in each case at fair market value or as contemplated by such Operative Document and in aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) per annum other than in connection with sales pursuant to clause (c) below; (b) except for obsolete, worn-out or replaced property not used or useful in its business and (c) except for sales of Power, RECs, “green tags” or other like environmental credits or benefits, sold in accordance with the Power Purchase Agreement. Any proceeds from sales permitted by this Section 6.4 shall be immediately deposited into the Additional Payment Account for application as a mandatory prepayment in accordance with Section 2.1(l)(iii).
1.5Changes
. No Loan Party shall change the nature of its business or materially expand its respective business beyond the business contemplated in the Operative Documents with respect to the applicable Project.
1.6Distributions
. Except as specifically contemplated in Sections 5.29(a)-(e) and Section 7.3(b), no Loan Party shall directly or indirectly: (i) make or declare any dividend or other distribution (in cash,

FINANCING AGREEMENT (DESRI II & V)

property or obligation) on, or other payment on account of, any interest in any Loan Party or their Affiliates, as applicable; (ii) make any payment of principal or interest in respect of any Indebtedness to a Person other than the Secured Parties; or (iii) make any payment in respect of any management (or other) fee to the Member or any of its Affiliates (except if such fees are included in the Annual Operating Budget or are contemplated in a Material Project Document or Additional Project Document).
1.7Investments
. No Loan Party shall make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase, redeem or own any stock, bonds, notes, debentures or other securities of, any Person, except for Permitted Investments.
1.8Transactions with Affiliates
. Except as contemplated in (i) any Operative Documents in existence on the Closing Date or any Operative Document entered into pursuant to the requirements of this Agreement or (ii) any employment, non-competition or confidentiality agreement entered by the Borrower with its employees, officers or directors in the ordinary course of business, no Loan Party shall directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate without the prior written consent of the Administrative Agent (acting on behalf of the Majority Lenders) unless such Loan Party is otherwise allowed to enter into such agreement with requisite Lender consent pursuant to Section 6.12 and such transaction or agreement is entered into in the ordinary course of business on fair and reasonable terms certified by an officer of the Borrower as no less favorable to such Person than what such Person would obtain in an arm’s length transaction with a counterparty that is not an Affiliate.
1.9Regulations
. No Loan Party shall directly or indirectly apply any part of the proceeds of any Loan or Project Revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.
1.10Partnerships
. No Loan Party shall become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company or otherwise form any subsidiaries (except, (i) the Borrower shall own all of the issued and outstanding membership interests in DESRI II and DESRI V, (ii) DESRI II shall own all of the issued and outstanding membership interests in each HoldCo in which it has a membership interest, (iii) each HoldCo which is a direct or indirect subsidiary of DESRI II shall own all of the issued and outstanding membership interests (or, in the case of DESRI II Acquisition 4, L.L.C., all of the issued and outstanding Class B membership interests) in each HoldCo or each DESRI II Project Company, as applicable, in which it has a membership interest, (iv) DESRI V shall own all of the issued and outstanding membership interests in each HoldCo in which it has a membership interest, (v) each HoldCo which is a direct or indirect subsidiary of DESRI V shall own all of the issued and outstanding membership interests in each HoldCo or DESRI V Project Company in which it has a membership interest and (iv) Member shall own all of the issued and outstanding membership interests in the Borrower).
1.11Dissolution
. No Loan Party shall liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, or permit itself or the Member to liquidate or dissolve, or sell or lease or otherwise transfer or

FINANCING AGREEMENT (DESRI II & V)

dispose of, all or any substantial part of its respective property, assets or business, or combine, merge or consolidate, or permit itself, or any Loan Party to combine, merge or consolidate, with or into any other entity.
1.12Amendments and Additional Project Document.
(a)The Borrower shall not, and shall cause each Loan Party not, to (i) terminate or cancel or consent to any cancellation or termination of; (ii) amend, modify or supplement any provision in any material respect; (iii) grant consent under or waive any material default under, or material breach of, or material provision of or the performance of a material obligation by any other Person under, any Material Project Document, in each case, without first obtaining the written approval of the Administrative Agent (acting with the consent of the Majority Lenders) or (iv) sell, assign (other than pursuant to the Financing Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document without first obtaining the written approval of the Administrative Agent (acting with the consent of the Majority Lenders); provided, however, that a Loan Party may amend, supplement, or otherwise modify Material Project Documents or terminate any Material Project Document (other than the Power Purchase Agreements) without the prior written consent of the Administrative Agent or the consent of the Majority Lenders so long as (A) the cost or negative effect on Project Revenues is less than $500,000 and (B) there is no material adverse effect on any Project as a result of such amendment, supplement, modification or termination.
(b)The Borrower shall not, and shall cause each Loan Party not to, enter into any Additional Project Documents without the prior written approval of the Administrative Agent (acting with the consent of Majority Lenders); provided, however, a Project Company may enter into an Additional Project Document without the prior written consent of the Administrative Agent or the consent of Majority Lenders so long as (A) the cost or negative effect on Project Revenues is less than $500,000 and (B) there is no material adverse effect on any Project as a result of entry into such Additional Project Document.
1.13Compliance with Operative Documents
. The Borrower shall not, and shall cause each Loan Party not to, do any act under the Operative Documents, or omit or refrain (to the extent possible by utilizing commercially reasonably efforts and permitted by the Operative Documents) from any act under the Operative Documents, where such act done or permitted to be done, or such omission of or refraining from action, could reasonably be expected to have a Material Adverse Effect.
1.14Name and Location; Fiscal Year
. The Borrower shall not, and shall cause each Loan Party not to, change its name, its limited liability company structure, its jurisdiction of organization, its federal employer identification number (if applicable) or its organizational number or change its fiscal year without the Administrative Agent’s prior written consent, such consent not to be unreasonably withheld; provided, however, that Administrative Agent consents to the change of the name of any Loan Party to the extent required under the terms of the PSA so long as the Borrower provides prompt written notice of any such name change to the Administrative Agent.
1.15Assignment
. The Borrower shall not, and shall cause each Loan Party not to, assign its rights under any Operative Document to any Person except as permitted by Section 6.16.
1.16Transfer of Interest.

FINANCING AGREEMENT (DESRI II & V)

(a)The Borrower shall cause Member not to cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any of its direct ownership interest or other interest in the Borrower or the Member, except in the case of a direct or indirect transfer of ownership interest in the Member, as is permitted by clause (c) below.
(b)The Borrower shall cause each Loan Party not to cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any of its direct ownership interest or other interest in Project Company except for any transfer to a HoldCo or other Loan Party.
(c)Borrower shall cause Sponsor not to cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any direct or indirect ownership interest in the Borrower, the Member or any other Loan Party or any other interest in Borrower, Member or any other Loan Party except for direct or indirect transfers of the Sponsor’s interest in the Member to an Acceptable Transferee, so long as, after such transfer is effected, the Sponsor or such Acceptable Transferee collectively (i) own, beneficially and of record, directly or indirectly, at least fifty-one percent (51%) of the economic interests and voting rights in the Borrower, the Member and each other Loan Party and (ii) Control the Borrower, the Member and each other Loan Party; provided that, with respect to any transfer, (i) no Event of Default or Default shall have occurred and be continuing or shall occur as a result of any such transfer, (ii) all permits and other certificates, licenses, appraisals or requirements of any Governmental Authority with respect to such transfer have been obtained and are in full force and effect, and such transfer complies with all the terms, conditions and requirements thereof, (iii) such transfer complies with the terms and conditions of the Project Documents (including the Power Purchase Agreements), as applicable and (iv) such transfer complies with all applicable laws, rules, regulations, ordinances, codes, orders, decrees or judgments of any Governmental Authority having jurisdiction with respect thereto, including all Anti-Money Laundering Laws, OFAC Laws and federal and state securities laws.
1.17Abandonment of the Project
. The Borrower shall not, and shall cause each Loan Party to not, willfully and voluntarily abandon any Project or its activities to develop, construct, operate or maintain each Project, for a continuous period of more than thirty (30) consecutive days (taking into account any force majeure events).
1.18Environmental Matters
. No Loan Party shall release, emit or discharge into the environment any Hazardous Substances in a manner that could reasonably be expected to have a Material Adverse Effect or engage in any other action or omission in material violation of any Environmental Laws, Legal Requirements or Applicable Permits that could reasonably be expected to have a Material Adverse Effect.
1.19[Reserved].
1.20[Reserved].
1.21Anti-Bribery
. No part of the proceeds of any Loans, nor any Letter of Credit, will be used, directly or indirectly, for any payments or other obligations that could constitute a violation of any Anti-Bribery Laws.

FINANCING AGREEMENT (DESRI II & V)

1.22Use of Proceeds
. The Borrower shall not use the proceeds of any Loans, nor any Letter of Credit (in each such case, directly or indirectly) in violation of any applicable law, rule, regulation, ordinance, code, order, decree or judgment of any Governmental Authority having jurisdiction with respect thereto, including any Anti-Money Laundering Laws, Sanctions or federal or state securities laws.
ARTICLE 7APPLICATION OF FUNDS
1.1Establishment of Collateral Accounts
. On or prior to the Closing Date, the Borrower and the Collateral Agent shall cause to be established at the Securities Intermediary the Revenue Account, the Disbursement Account, the Distribution Reserve Account, the Liquidated Damages Account, the Loss Proceeds Account, the Additional Payment Account, the Debt Service Reserve Account and the O&M Reserve Account. Each Collateral Account shall be a “securities account” within the meaning of Section 8-501 of the Uniform Commercial Code in effect in the State of New York. In accordance with the terms of the Collateral Documents, the Borrower has pledged, assigned and transferred to the Collateral Agent for the equal and ratable benefit of the Secured Parties, and has granted to the Collateral Agent for the equal and ratable benefit of the Secured Parties a first-priority, perfected lien on and security interest in, all of its right, title and interest in, to and under the Collateral Accounts, any Permitted Investments (or any other property) held in or credited to the Collateral Accounts and the proceeds of any such Permitted Investments (or such other property). The Borrower hereby irrevocably confirms the authority of the Collateral Agent and the Administrative Agent to (and directs and authorizes the Collateral Agent and the Administrative Agent, as applicable, to) instruct the Securities Intermediary to deposit into and remit funds from such Collateral Accounts in accordance with the terms and conditions of this Agreement and the Collateral Documents. The Secured Parties and the Borrower acknowledge and agree that neither the Collateral Agent nor the Administrative Agent shall be required to instruct the Securities Intermediary to transfer, withdraw or otherwise deal with any funds on deposit or credited to any of the Collateral Accounts except upon written instructions (to be provided in the form prescribed for the applicable purpose in the Financing Documents, such as a Withdrawal Transfer Certificate) to do so from the Administrative Agent, and, if expressly so provided herein, the Borrower. In addition, the Collateral Agent shall be entitled to seek instructions from the Administrative Agent or the Secured Parties as to the exercise of any of its rights, powers, authorities or discretions hereunder or under any other Financing Document (including any consents, notices, requests, amendments, waivers, modifications, acceptances or remedies (including, for the avoidance of doubt, the making of any draws under, delivering any certificates in connection with, surrendering, or otherwise taking actions related to, any letter or letters of credit of which the Collateral Agent is a beneficiary as part of the transactions contemplated by the Financing Documents)), and in the event that it does so, it shall not be considered as having acted unreasonably, and shall be fully protected from liability, when acting in accordance with such instructions or, in the absence of any (or any clear) instructions, when refraining from taking any action or exercising any right, power or discretion under any Financing Documents.
1.2Disbursement Account
. The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Disbursement Account” (account number 359681681607) (the “Disbursement Account”). On the Closing Date, the proceeds of the Term Loans shall be deposited in the Disbursement Account. Subject to the satisfaction of the conditions precedent set forth in Article 3 the funds on deposit in the Disbursement Account shall be applied by the

FINANCING AGREEMENT (DESRI II & V)

Securities Intermediary in accordance with the Notices of Term Loan Borrowing delivered by the Borrower.
1.3Revenue Account.
(a)The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Revenue Account” (account number 359681681599) (the “Revenue Account”).
(b)All Revenues entitled to be received by the Borrower or otherwise permitted under this Agreement to be received by it shall be deposited in the Revenue Account (except if expressly required under Article 7 to be deposited into another Collateral Account). So long as no Default or Event of Default has occurred and is continuing or will occur upon giving effect to the application described below, funds in the Revenue Account shall be applied by internal account transfer by the Securities Intermediary at the direction of the Administrative Agent and the Borrower, in each case at the following times and in the following order of priority:
(i)First, on each Quarterly Date, to the payment of any and all fees, costs and expenses due and payable to the Agents, the Securities Intermediary and the other Secured Parties in connection with this Agreement and the other Financing Documents;
(ii)Second, on each Interest Payment Date, as applicable, to (i) the payment of amounts due and payable to the Lenders with respect to accrued interest on all outstanding Loans and Unreimbursed Obligations due and payable hereunder; and (ii) scheduled amounts (excluding any termination payments), if any, then due and payable to each Hedge Counterparty party to Interest Rate Agreements pro rata among clauses (i) and (ii) above;
(iii)Third, on each Scheduled Payment Date, to (i) the payment of any outstanding principal of Term Loans in the Scheduled Repayment Amount and (ii) any Hedge Fix Fees (and other amounts not paid pursuant to clause (ii) above) due and payable to each Hedge Counterparty party to Interest Rate Agreements pro rata among clauses (i) and (ii) above;
(iv)Fourth, on each Scheduled Payment Date, to the payment of the outstanding aggregate principal amount of LC Loans and Unreimbursed Obligations outstanding, on a pro rata basis;
(v)Fifth, on each Scheduled Payment Date, (A) to the Debt Service Reserve Account in an amount necessary to ensure that the total amount then on deposit in the Debt Service Reserve Account is equal to the Minimum Debt Service Reserve Requirement calculated as of such Scheduled Payment Date; and (B) to the O&M Reserve Account in an amount necessary to ensure that the total amount then on deposit in the O&M Reserve Account is equal to the O&M Reserve Requirement calculated as of such Scheduled Payment Date, pro rata among clauses (A) and (B) above;
(vi)Sixth, on each Scheduled Payment Date, to the extent a mandatory prepayment is not payable from a different Collateral Account, to any mandatory prepayment then required pursuant to Section 2.1(l)(iii)); and
(vii)Seventh, on each Distribution Date, to the extent there are funds remaining in the Revenue Account as of such date after application of payments set forth

FINANCING AGREEMENT (DESRI II & V)

in Sections 7.3(b)(i)-(vi), (i) solely if the Distribution Conditions have been satisfied, to an unrestricted account designated by the Borrower or (ii) if the Distribution Conditions have not been satisfied, to the Distribution Reserve Account.
1.4Debt Service Reserve Account.
(a)The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Debt Service Reserve Account” (account number 359681681623) (the “Debt Service Reserve Account”). No later than the Closing Date, the Borrower shall deposit or cause to be deposited into the Debt Service Reserve Account (through the delivery to the Collateral Agent of the DSR Letter of Credit, from the Revenue Account pursuant to Section 7.3(b) or otherwise) an amount equal to the Minimum Debt Service Reserve Requirement calculated as of the Closing Date. On each Scheduled Payment Date thereafter, the Administrative Agent shall instruct the Securities Intermediary (i) if the funds on deposit in the Debt Service Reserve Account are less than the Minimum Debt Service Reserve Requirement for the next six (6) month period commencing on such Scheduled Payment Date, to transfer from the Revenue Account to the Debt Service Reserve Account, from the funds remaining in the Revenue Account after application of funds in accordance with Section 7.3(b), an amount which, together with the funds on deposit in the Debt Service Reserve Account, equals the Minimum Debt Service Reserve Requirement then in effect with respect to such Scheduled Payment Date, and (ii) subject to the proviso below, if the funds on deposit in the Debt Service Reserve Account are greater than the Minimum Debt Service Reserve Requirement for such period, to transfer such excess from the Debt Service Reserve Account to the Revenue Account funds for application in accordance with Section 7.3(b).
(b)So long as no Default or Event of Default has occurred and is continuing, funds in the Debt Service Reserve Account shall be applied by internal account transfer to the Revenue Account by the Securities Intermediary at the direction of the Administrative Agent and the Borrower, as and to the extent necessary to pay Debt Service due and payable under Section 7.3(b)(i) through Section 7.3(b)(iv), in each such case, in the event that the amounts on deposit in the Revenue Account are at any time insufficient for such purpose. If a DSR Letter of Credit is then in effect, and the Collateral Agent is notified in writing by the Borrower or a Secured Party that a Debt Service shortfall remains after giving pro forma effect to the transfer, if any, pursuant to the immediately preceding sentence, the Collateral Agent shall promptly make a drawing on such DSR Letter of Credit in an amount equal to such shortfall (or, if less, the then-undrawn amount of such DSR Letter of Credit), deposit such drawn amount into the Debt Service Reserve Account and instruct the Securities Intermediary to transfer such drawn amount to the ratable accounts of the Secured Parties entitled thereto to pay the remaining Debt Service shortfall in accordance with the priorities set forth above.
(c)If the funds on deposit in the Debt Service Reserve Account are greater than the Minimum Debt Service Reserve Requirement, any such excess funds shall be transferred by the Securities Intermediary pursuant to a direction from the Borrower and the Administrative Agent to the Revenue Account for application pursuant to Section 7.3(b) (including as a distribution pursuant to clause (vii) thereof to the extent such funds are not needed to pay Debt Service in accordance with clause (b) above).
1.5O&M Reserve Account.
(a)The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “O&M Reserve Account” (account number 359681681664) (the “O&M Reserve Account”). No later than the Closing Date, the Borrower shall deposit or cause to be deposited into the O&M Reserve Account (through the delivery to the Collateral Agent of the OMR Letter of Credit, from the Revenue Account

FINANCING AGREEMENT (DESRI II & V)

pursuant to Section 7.3(b) or otherwise) an amount equal to the O&M Reserve Requirement calculated as of the Closing Date. On each Scheduled Payment Date thereafter, the Collateral Agent or the Administrative Agent shall instruct the Securities Intermediary (i) if the funds on deposit in the O&M Reserve Account are less than the O&M Reserve Requirement for the next six (6) month period commencing on such Scheduled Payment Date, to transfer from the Revenue Account to the O&M Reserve Account, from the funds remaining in the Revenue Account after application of funds in accordance with Section 7.3(b), an amount which, together with the funds on deposit in the O&M Reserve Account, equals the O&M Reserve Requirement then in effect with respect to such Scheduled Payment Date, and (ii) if the funds on deposit in the O&M Reserve Account are greater than the O&M Reserve Requirement for such period, to transfer such excess from the O&M Reserve Account to the Revenue Account for application in accordance with Section 7.3(b).
(b)So long as no Default or Event of Default has occurred and is continuing, funds in the O&M Reserve Account shall be applied by the Securities Intermediary in accordance with a Withdrawal Transfer Certificate at the direction of the Administrative Agent and the Borrower to the payment of O&M Expenses that the Administrative Agent has determined are then due and owing, in the event that the amounts on deposit in the Revenue Account are at any time insufficient for such purpose. If an OMR Letter of Credit is then in effect, and the Collateral Agent is notified in writing by the Borrower or a Secured Party that a shortfall in the payment of O&M Expenses remains after giving pro forma effect to the transfer, if any, pursuant to the immediately preceding sentence, the Collateral Agent shall promptly make a drawing on such OMR Letter of Credit in an amount equal to such shortfall (or, if less, the then-undrawn amount of such OMR Letter of Credit), deposit such drawn amount into the O&M Reserve Account and instruct the Securities Intermediary to transfer such drawn amount to pay the remaining shortfall in O&M Expenses.
(c)If the funds on deposit in the O&M Reserve Account are greater than the O&M Reserve Requirement, any such excess funds shall be transferred by the Securities Intermediary pursuant to a direction from the Borrower and the Administrative Agent to the Revenue Account for application pursuant to Section 7.3(b) (including as a distribution pursuant to clause (vii) thereof to the extent such funds are not needed to pay O&M Expenses in accordance with clause (b) above).
1.6Liquidated Damages Account
. The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Liquidated Damages Account” (account number 3569681681649) (the “Liquidated Damages Account”). All liquidated damages and warranty payments paid or payable to or for the account of any Project Company under the Material Project Documents shall be deposited in the Liquidated Damages Account. From time to time, the funds on deposit in the Liquidated Damages Account shall be applied pursuant to Section 5.25.
1.7Loss Proceeds Account
. The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Loss Proceeds Account” (account number 359681681656) (the “Loss Proceeds Account”). All Loss Proceeds and Eminent Domain Proceeds paid or payable to or for the account of the Borrower or any Project Company under any insurance policies maintained by such Project Company or the Borrower shall be deposited in the Loss Proceeds Account. From time to time, the funds on deposit in the Loss Proceeds Account shall be applied pursuant to Section 5.16.
1.8[Reserved].

FINANCING AGREEMENT (DESRI II & V)

1.9Distribution Reserve Account.
(a)The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Distribution Reserve Account” (account number 359681681615) (the “Distribution Reserve Account”).
(b)If, on any Distribution Date, the Debt Service Coverage Ratio calculated by Borrower as of the Scheduled Payment Date immediately preceding such Distribution Date pursuant to Section 5.7 is less than 1.20:1.0 or if any other Distribution Conditions are not satisfied, all amounts in excess of the amounts applied in accordance with waterfall levels First through Sixth set forth in Section 7.3(b) shall be promptly transferred by the Securities Intermediary into the Distribution Reserve Account pursuant to instructions by the Administrative Agent (each Distribution Date when such transfers are made to the Distribution Reserve Account, a “Distribution Reserve Date”).
(c)If, on the sixth (6th) consecutive Scheduled Payment Date immediately following any relevant Distribution Reserve Date, the Debt Service Coverage Ratio calculated as of each such Scheduled Payment Date is below 1.20:1.0 or if any other Distribution Conditions are not satisfied on each such date, Administrative Agent shall be entitled to direct the Securities Intermediary in writing to disburse all amounts on deposit in the Distribution Reserve Account on the Distribution Date immediately following the sixth (6th) consecutive Scheduled Payment Date following such original Distribution Reserve Date. Any disbursement amounts described above in this Section 7.9(c) shall be transferred from the Distribution Reserve Account to Administrative Agent, for application as a mandatory prepayment in accordance with Section 2.1(l)(iii). Administrative Agent shall, as soon as reasonably practicable, provide a copy of any such direction to Borrower regarding any such withdrawals or payments. Further, if on any Scheduled Payment Date the Debt Service Coverage Ratio calculated as of such Scheduled Payment Date equals or exceeds 1.20:1.0 and all other Distribution Conditions are satisfied on such date, Borrower and the Administrative Agent shall direct the Securities Intermediary to transfer from the Distribution Reserve Account to the Revenue Account all amounts on deposit in the Distribution Reserve Account at such time for application pursuant to Section 7.3(b).
1.10Additional Payment Account
. The Borrower and the Collateral Agent have established with the Securities Intermediary an account entitled the “Additional Payment Account” (account number 359681681631) (the “Additional Payment Account”). The Borrower shall cause each Project Company to deposit into the Additional Payment Account all proceeds from the sale or lease of assets. All amounts deposited into the Additional Payment Account shall be immediately transferred from the Additional Payment Account to Administrative Agent, for application as a mandatory prepayment in accordance with Section 2.1(l)(iii).
1.11[Reserved].
1.12Interest in Collateral Accounts
. In accordance with the terms of the Collateral Documents, the Borrower has pledged, assigned and transferred to the Administrative Agent for the equal and ratable benefit of the Secured Parties, and has granted to the Administrative Agent for the equal and ratable benefit of the Secured Parties a lien on and security interest in, all of the Borrower’s right, title and interest in, to and under the Collateral Accounts, any Permitted Investments (or any other property) held in or credited to the Collateral Accounts and the proceeds of any such Permitted Investments (or such other property). Until the Discharge Date, the Borrower hereby irrevocably confirms the authority of the Administrative Agent to (and directs and authorizes the Administrative Agent to)

FINANCING AGREEMENT (DESRI II & V)

instruct the Securities Intermediary to deposit into and remit funds from such Collateral Accounts in accordance with the terms and conditions of this Agreement and the Collateral Documents. The Borrower shall not have any rights or powers with respect to any Collateral Account except as expressly provided herein and to have funds on deposit therein applied in accordance with this Agreement and the Account Control Agreement. The Collateral Agent and the Securities Intermediary are hereby authorized to reduce to cash any Permitted Investment (without regard to maturity) in order to make any application required by any Section of this Article 7 or otherwise pursuant to the Financing Documents. Upon the occurrence and during the continuation of an Event of Default, and except as otherwise set forth in the enforcement proceeds waterfall of each applicable Collateral Document with respect to the ratable payment of the Secured Obligations (as defined therein), the Collateral Agent shall have all rights and powers with respect to the Collateral Accounts as it has with respect to any other Collateral and may apply funds on deposit in the Collateral Accounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to the Agents, the Securities Intermediary or the Secured Parties with respect to the Loans and the other Obligations in such order as the Majority Lenders may elect in their sole discretion.
1.13Permitted Investments
. Upon the request of the Borrower, the Administrative Agent shall instruct the Securities Intermediary to invest and reinvest any balances in any Collateral Account or any amounts held as Loss Proceeds from time to time solely in Permitted Investments, and solely at the expense and risk of the Borrower; provided, however, that (a) if the Borrower fails to provide such request or during any period when an Event of Default exists and is continuing, the Administrative Agent may instruct the Securities Intermediary to invest and reinvest such balances as the Administrative Agent shall determine in its sole discretion and (b) the maturity of any Permitted Investment shall not exceed thirty (30) days and (c) the minimum amount of each such Permitted Investment shall be One Hundred Thousand Dollars ($100,000) (or, with respect to any Collateral Account, such lesser amount as equals the balance in such Collateral Account at the time). Earnings on Permitted Investments shall be deposited on the date received by the Securities Intermediary (or as soon as practicable thereafter) in the Revenue Account for application as provided for in this Agreement. All such investments and reinvestments shall be held as provided in Section 3(b) of the Account Control Agreement. The Borrower shall bear all risk of loss of capital from investments in Permitted Investments. As long as the Administrative Agent, the Collateral Agent and the Securities Intermediary complied with all their respective obligations under the Financing Documents, none of the Administrative Agent, the Collateral Agent or the Securities Intermediary shall be liable for any loss resulting from any investment in any Permitted Investment or the sale, disposition, redemption or liquidation of such investment or by reason of the fact that the proceeds realized in respect of such sale, disposition, redemption or liquidation were less than that which might otherwise have been obtained, except if such liability is caused by gross negligence or willful misconduct of such Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.
1.14Event of Default.
(a)Notwithstanding any provision of this Agreement to the contrary, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent (acting at the direction of the Majority Lenders) shall have the right to instruct the Securities Intermediary (i) not to release, withdraw, distribute, transfer or otherwise make available any funds in or from any of the Collateral Accounts except to the Collateral Agent and (ii) to take such action or refrain from taking such action as the Collateral Agent specifies.
(b)Upon the receipt of notice of occurrence of any Event of Default from the Administrative Agent, the Securities Intermediary shall render an accounting to the

FINANCING AGREEMENT (DESRI II & V)

Administrative Agent, Collateral Agent and the Borrower of all monies in the Collateral Accounts as of the date of such Event of Default (such accounting may be satisfied by delivery to the Administrative Agent and the Borrower of the most recently available bank statements for such Collateral Accounts, including any electronically available statements). The Collateral Agent shall have the right to exercise such remedies as are then available to it under the Financing Documents and any applicable law.
1.15Disbursement to the Borrower
. Upon the occurrence of the Discharge Date, the Collateral Agent shall instruct the Securities Intermediary to disburse or cause to be disbursed any amounts on deposit in the Collateral Accounts to the Borrower or any other Person lawfully entitled thereto.
ARTICLE 8EVENTS OF DEFAULT; REMEDIES
1.1Events of Default
. The occurrence of any of the following events shall, except as otherwise provided in Section 8.2, constitute an event of default (individually, an “Event of Default,” and, collectively, the “Events of Default”) hereunder:
(a)Failure to Make Payments. The Borrower shall fail to pay, in accordance with the terms of this Agreement, (i) any principal with respect to any Loan when such sum is due (including, but not limited to, mandatory prepayments payable); (ii) any interest on any Loan within five (5) days after the date that such sum is due (including, but not limited to, prepayments payable hereunder); or (iii) any other fee, cost, charge or other sum due under this Agreement or any other Financing Document (including amounts in respect of Liquidation Costs or Hedge Fix Fees) within ten (10) days after the date the Borrower receives written notice that such sum is due.
(b)Judgments. A final judgment or judgments for the payment of money (if such payments are not covered by insurance or by a surety bond reasonably satisfactory to the Administrative Agent) shall be entered against any Loan Party in the aggregate amount of Five Hundred Thousand ($500,000) or more (other than (i) a judgment which is discharged within thirty (30) days after its entry or (ii) a judgment the execution of which effectively stayed within thirty (30) days after its entry but only for thirty (30) days after the date on which such stay is terminated or expires) or which will materially impair or inhibit any Loan Party’s ownership, operation or use of any Project; provided, however, that any such judgment or order shall not be (and shall not constitute part of) an Event of Default under this Section 8.1 if and for so long as (A) within thirty (30) days of the judgment being entered, the amount of such judgment order is covered by a valid and binding policy of insurance or by a surety bond between the defendant and the insurer covering payment thereof and (B) such insurer or surety has been notified of, and has accepted the claim made for payment of, the amount of such judgment or order.
(c)Misstatements. Any (i) representation or warranty made by any Loan Party in the Financing Documents, or any financial statement furnished pursuant thereto, or (ii) certificate or any financial statement made or prepared by, under the control of or on behalf of any Loan Party and furnished to the Administrative Agent or any Secured Party pursuant to this Agreement or any other Financing Document shall prove to have been untrue or misleading in any material respect as of the date made which could reasonably be expected to have a Material Adverse Effect; provided, however, that if any such misstatement is capable of being remedied and has not caused a Material Adverse Effect, the Borrower may correct such misstatement by delivering a written correction of such misstatement to the Administrative Agent, in the form and

FINANCING AGREEMENT (DESRI II & V)

substance satisfactory to the Administrative Agent, within thirty (30) days of obtaining knowledge of such misstatement.
(d)Cross-Defaults. Any Loan Party (other than Member) shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money or Indebtedness and the outstanding amount or amounts payable under all such agreements equals or exceeds Five Hundred Fifty Thousand Dollars ($500,000) in the aggregate, or (ii) in the payment of any amount or performance of Indebtedness due under any guaranty or other agreement (other than the Financing Documents), in each case if the effect of such default is to cause, or permit to cause, the holder of the obligation (or an agent or trustee thereof) to exercise its right to declare the Indebtedness which equals or exceeds Five Hundred Thousand Dollars ($500,000) due and payable prior to its stated maturity or the stated maturity of the underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both or otherwise), and any cure period or grace period for such default shall have expired; provided however, that if any such Loan Party defaults in the payment of an amount less than Fifty Thousand Dollars ($50,000) under any document described in this Section 8.1(d) which by its terms does not contain a grace period to cure such default, and such default is capable of being cured, then such Loan Party shall have a thirty (30) day grace period to cure any such default.
(e)Bankruptcy; Insolvency.
(i)Any Loan Party or, during the term of the Material Project Document or Financing Document, as applicable, to which it is a party, any Key Project Participant other than a Warranty Provider (as long as such Person remains a Key Project Participant hereunder, each such Person, the “Subject Person”) shall become subject to a Bankruptcy Event; provided, however, Borrower or any Affiliated Participant shall have sixty (60) days following any Bankruptcy Event (except with respect to a Bankruptcy Event of any Loan Party or any Power Purchaser) to replace such Subject Person with a Replacement Obligor.
(ii)A Warranty Provider shall become subject to a Bankruptcy Event, except to the extent that (A) within one hundred twenty (120) days after the occurrence of any Bankruptcy Event with respect to such Warranty Provider, Borrower has procured replacement warranty coverage or insurance from a Replacement Obligor, in each such case, for the benefit of the applicable Project Company and as determined by Administrative Agent to be similar to the warranty that such Warranty Provider was providing under the Warranty Agreement or (B) (i) the Administrative Agent has reasonably determined that such Bankruptcy Event is not (and could not reasonably be expected to be) the result of any performance or technology issue related to the equipment covered under such Warranty Agreement executed by such Warranty Provider and (ii) within one hundred twenty (120) days after the occurrence of any Bankruptcy Event with respect to such Warranty Provider, the Independent Engineer has certified, in form and substance acceptable to Administrative Agent and the Lenders, that the equipment covered under such Warranty Agreement is performing, and is reasonably expected to continue performing, in accordance with the operational parameters assumed by the Independent Engineer in its report delivered on the Closing Date.
(f)[Reserved].
(g)ERISA. (i) Any Loan Party shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, or (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA),

FINANCING AGREEMENT (DESRI II & V)

whether or not waived, shall exist with respect to any ERISA Plan of any Loan Party, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to, administer or to terminate any Single Employer Plan of any Loan Party, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan of the Borrower or any Project Company shall terminate for purposes of Title IV of ERISA, and in each case, with respect to events under subclauses (i), (ii), (iii) and (iv), such event or condition, together with all other such events of conditions, if any, would reasonably be expected to have a Material Adverse Effect.
(h)Breach of Terms of Financing Agreement.
(i)Any Loan Party shall fail to perform or observe any of the covenants to be performed or observed by it pursuant to Section 5.1, Section 5.8 or Article 6.
(ii)Any Loan Party shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document and not otherwise specifically provided for elsewhere in this Article 8, and such failure shall continue remedied for a period of thirty (30) days; provided, however, that upon notice from the Borrower to the Administrative Agent, such cure period shall be extended to such longer period of time as is reasonably necessary to effect a cure so long as (x) such default could reasonably be expected to be susceptible of a cure after the expired thirty (30) day cure period and (y) such Loan Party, as applicable, is diligently proceeding to cure, or cause the cure of, such default and so certifies in such notice; provided further that such extended cure period shall not exceed thirty (30) days from the expiration of the initial thirty (30)-day cure period.
(i)Breach of Project Documents. Subject to Section 8.1(j), any Loan Party (unless waived by the counterparty under the applicable Project Document), Holdco or any Key Project Participant shall be in breach of, or default under, any Project Document and any applicable cure period thereunder shall have expired with respect to such breach or default (or, if no cure period is stipulated for such breach or default, the cure period for such default shall be no longer than thirty (30) days) and such breach or default could reasonably be expected to have a Material Adverse Effect. For purposes of the foregoing, any cure by any Administrative Agent or any Lender on the Borrower’s behalf with respect to a breach or default by the Borrower under a Project Document shall not be considered a remedy under this Agreement for any such breach or default of such Project Document.
(j)Loss of Material Project Document. Notwithstanding Section 8.1(i), but subject to Section 6.12, if any Project Document shall cease for any reason to be in full force and effect (other than in the case of expiry in accordance with its terms); provided, however, except with respect to the PPAs and Interconnection Agreements, the Borrower shall have sixty (60) days, or one hundred twenty (120) days in the case of a Warranty Agreement, following such event to cure such event or to enter into a replacement Project Document with respect thereto.
(k)Security. Any of the Collateral Documents, once executed and delivered (except as the result solely of the acts of the Administrative Agent or the Lenders), shall fail to provide the Lenders a first-priority perfected security interest in the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loans, the Notes or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Loan Party or any other party thereto or there shall occur

FINANCING AGREEMENT (DESRI II & V)

an “event of default” under any Collateral Document, such “event of default” shall not have been cured within ten (10) days after its occurrence.
(l)Loss of Collateral. Any substantial portion of any Loan Party’s property, any portion of the Collateral material to the Project or the equity interests thereof owned by any Loan Party, as applicable, is seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment in full of all Obligations and to allow the Borrower in the Agents’ reasonable judgment (with the consent of the Majority Lenders, acting reasonably) to continue satisfying its obligations hereunder and under the other relevant Operative Documents.
(m)Loss of Applicable Permits. Any Applicable Permit reasonably necessary for operation, construction or maintenance of the Project shall be materially and adversely modified, terminated, revoked or cancelled by the issuing agency or other Governmental Authority having jurisdiction, and such material and adverse modification, revocation, termination or cancellation shall continue for forty-five (45) days from such material and adverse modification, revocation or cancellation; provided however, that the forty-five (45) day period shall be tolled while any modification, termination, revocation or cancellation is being appealed.
(n)Loss of Qualifying Facility Status.
(i)(A) Any Project Company shall no longer be a Qualifying Facility and such condition shall continue unremedied for a period of sixty (60) days.
(ii)Notwithstanding anything to the contrary set forth above, to the extent an Event of Default solely related to a Project has occurred under any of Sections 8.1(b), (c), (d), (e), (h), (i), (j), (k), (l), (m) or (n), such Event of Default shall be deemed cured to the extent that Borrower, within fifteen (15) Business Days after the occurrence of such Event of Default, prepays the Loans (and related interest) allocated to the Project to which such Event of Default relates (such amount to be confirmed by Administrative Agent (acting at the written direction of the Majority Lenders)) and otherwise in accordance with Sections 2.1(l); provided, however, that in no event shall any additional Loans be funded in respect of any Project where such Loans have been prepaid pursuant to this clause.
1.2Remedies
. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders shall, exercise any or all of the following rights and remedies (without notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived), in any combination or order that the Administrative Agent or the Majority Lenders may elect, in addition to such other rights or remedies as the Lenders and Hedge Counterparties may have hereunder, under the Collateral Documents or at law or in equity:
(a)No Further Loans. Terminate all unused Commitments, refuse, and the Lenders shall not be obligated, to make any additional Loans or make any payments from any Collateral Account or any Loss Proceeds or other funds held by the Administrative Agent or the Securities Intermediary under the Financing Documents or on behalf of the Borrower.
(b)Cure by Administrative Agent. Without any obligation to do so, make disbursements or Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance required of the Borrower or any Project

FINANCING AGREEMENT (DESRI II & V)

Company under any Project Documents to which any of them is a party as the Majority Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate) shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Term Loan Commitment.
(c)Acceleration. Declare and make all sums of accrued and outstanding principal of the Loans and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs and Hedge Fix Fees), charges, amounts and all other Obligations due hereunder or under any other Financing Document, immediately due and payable, provided that in the event of an Event of Default occurring under Section 8.1(e), all such amounts shall become immediately due and payable without further act of the Administrative Agent, any Secured Party or any other Person.
(d)Cash Collateral. (i) Apply or execute upon, subject to sharing provisions, any amounts on deposit in any Collateral Account, or any other moneys of the Borrower on deposit with the Administrative Agent or any Lender in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral and/or (ii) draw upon or make a demand under any Collateral Document or any Project Document collaterally assigned to the Collateral Agent by the Borrower or any Project Company, provided, however, that if an Event of Default occurs under Section 8.1(e) with respect to the Borrower or any Project Company, all such amounts shall become immediately due and payable without further act of the Agents, any Secured Party or any other Person.
(e)Foreclosure with Respect to Equity Interest. Initiate foreclosure proceedings with respect to (i) the Member’s ownership interests in the Borrower, (ii) the Borrower’s membership interests in DESRI II and DESRI V, (iii) DESRI II’s membership interests in each HoldCo or DESRI II Project Company, as applicable, and (iv) DESRI V’s membership interests in each HoldCo or DESRI V Project Company, as applicable, in each case in the manner provided in the UCC and other relevant statutes and decisions thereunder with respect to such Collateral.
(f)Remedies Under Financing Documents. Exercise any and all rights and remedies available at law or in equity and available to it under any of the Financing Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.
ARTICLE 9SCOPE OF LIABILITY
Notwithstanding anything to the contrary in this Agreement or other Financing Documents (but subject to the penultimate sentence in this Article 9), the Administrative Agent, the Collateral Agent and the Secured Parties (the “Non-Company Parties”) agree that all obligations of each Loan Party (the “Credit Parties”) to the Administrative Agent, the Collateral Agent and to the Secured Parties under the respective Financing Documents to which each such Person is party shall. be obligations solely of the respective Credit Parties fully secured by the relevant Collateral granted by such Credit Party, if any, and each Non-Company Party shall have recourse only to the assets of such Credit Party (including all Collateral granted by such Credit Party, but excluding any distributions received by, or payments allowed to, any Credit Party pursuant to the terms of this Agreement or any other Financing Document) in enforcing such obligations to the extent, and subject to the terms of, the relevant Financing Document. In no event shall the Member be personally liable or obligated for any liabilities or obligations of the

FINANCING AGREEMENT (DESRI II & V)

Borrower or any Project Company, except as may be specifically provided in any Financing Document to which it is a party. Without releasing any Loan Party from any of its obligations expressly provided for in any Financing Document to which it is a party (it being acknowledged and agreed that this Article 9 shall not limit in any respect the enforceability of any Operative Document against the Persons that are party thereto), each Non-Company Party hereby acknowledges and agrees that none of the members, partners or shareholders of the Credit Parties (other than the Borrower and the Project Companies), their respective Affiliates and their past, present or future officers, directors, employees, shareholders, agents or representatives (collectively, the “Non-Recourse Parties”) shall have any liability to any Non-Company Party for the payment of any sums now or hereafter owing by the Credit Parties under the Financing Documents or for the performance of any of the obligations of the Credit Parties contained therein or shall otherwise be liable or responsible with respect thereto (such liability, including such as may arise by operation of law, being hereby expressly waived). Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Article 9 shall be deemed to (i) limit or restrict any right or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Borrower and all of the other Non-Recourse Parties described above shall remain fully liable to the extent that the Borrower or such Person would otherwise be liable for its own actions with respect to, any fraud, willful misconduct, gross negligence or willful misrepresentation or (ii) limit in any respect the enforceability against the parties thereto (including any Non- Recourse Parties) of any Financing Documents or any Project Documents to which such Person (including any Non-Recourse Party) is a party in accordance with their respective terms. The foregoing acknowledgments, agreements and waiver shall be enforceable by any Non-Recourse Party.
ARTICLE 10AGENT; SUBSTITUTION
1.1Appointment, Powers and Immunities.
(a)Appointment of Agent. Each Secured Party hereby appoints and authorizes each Agent to act as its agent hereunder and under the other Financing Documents with such powers as are expressly delegated to such Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Each Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document, and shall not be a trustee for, or fiduciary of, any Secured Party. Notwithstanding anything to the contrary contained herein, such Agent shall not be required to take any action which is contrary to this Agreement or any other Financing Documents or any Legal Requirement or exposes such Agent to any liability. Each of the Agents, the Secured Parties and any of their respective Affiliates shall not be responsible to any other Secured Party for any recitals, statements, representations or warranties made by the Borrower or any Affiliate of the Borrower contained in this Agreement or any. Financing Document or in any certificate or other document referred to or provided for in, or received by such Agent, or any Secured Party under this Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by any Loan Party to perform their respective obligations hereunder or thereunder.
(b)Powers and Immunities of Agents. Each Agent and its respective directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, such Agent (i) may treat the payee of any Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such

FINANCING AGREEMENT (DESRI II & V)

payee and in form and substance satisfactory to such Agent; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Operative Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of the Borrower or any other Person; and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, the Agents shall take such action with respect to the Financing Documents as shall be directed by the Majority Lenders. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
1.2Reliance by Agent
. The Agents shall be entitled to rely upon any certificate, notice or other document (including any telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any other matters not expressly provided for by this Agreement, the Agents shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders (except that such Agent shall not be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Financing Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and Hedge Counterparties.
1.3Non-Reliance
. Each Lender represents that it has, independently and without reliance on the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrower and the Project and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Agents, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Agents nor any Lender shall be required to keep informed as to the performance or observance by the Borrower, Holdco, any Project Company or the Member under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party.
1.4Defaults
. No Agent (acting in its capacity as an Agent and not in any other capacity) shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received a written notice from a Secured Party or the Borrower, referring to this Agreement, describing such Default or Event of Default and indicating that such notice is a “notice of default.” If such Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give notice thereof to the Secured Parties. The Agents shall take such action with respect to such Default or Event of Default as is provided in Article 8 or if not

FINANCING AGREEMENT (DESRI II & V)

provided for in Article 8, as the Agents shall be reasonably directed by the Majority Lenders; provided, however, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties.
1.5Indemnification
. Without limiting the obligations (including, but not limited to, the Obligations) of the Borrower hereunder, to the extent the Borrower does not otherwise indemnify the Agents hereunder, each Secured Party agrees to indemnify the Agents, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agents in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Secured Party shall be liable for any of the foregoing to the extent they arise solely from the Agent’s gross negligence or willful misconduct as determined by a final non- appealable judgment of a court of competent jurisdiction. The Agents shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Borrower or the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Secured Party agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by an Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that such Agent is not reimbursed promptly for such expenses by the Borrower.
1.6Successor Agent
. Each Agent acknowledges that its current intention is to remain an Agent hereunder. Nevertheless, such Agent may resign at any time by giving written notice thereof to the Secured Parties and the Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Administrative Agent or Collateral Agent, as applicable. Furthermore, with the consent of the Borrower (such consent not to be unreasonably withheld), such Agent may assign its duties and rights as Administrative Agent or Collateral Agent, as applicable, to any Affiliate of KeyBank National Association satisfying the requirements set forth below upon sixty (60) days’ prior written notice to the Secured Parties and the Borrower. Upon the occurrence of such assignment, all rights and obligations of KeyBank National Association as such Agent under the Financing Documents shall be transferred to such assignee, and the parties hereto shall execute in conjunction therewith assignment documentation and such other documentation as shall be necessary or desirable to preserve the transactions contemplated hereby and to preserve the Agents’ respective security interests in the Collateral, all as shall be reasonably satisfactory to such assignee. Each Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the affirmative vote of the Majority Lenders (excluding such Agent from such vote and such Agent’s Proportionate Share of the Loans and from the amounts used to determine the portion of the Loans necessary to constitute the required Proportionate Share of the remaining Lenders). Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing), which

FINANCING AGREEMENT (DESRI II & V)

consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Agent, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a financial institution having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000) and acceptable to the Majority Lenders and (unless an Event of Default shall have occurred and be continuing) reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Collateral Agent or Administrative Agent, as applicable, under the Operative Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as such Agent only under the Financing Documents. After any retiring Agent’s resignation or removal hereunder as such Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Operative Documents.
1.7Authorization
. The Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Financing Documents to which the Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in the Financing Documents.
1.8Other Rights and Powers of Administrative Agent
. With respect to its Commitment, the Loans made by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender”, or “Lenders”, shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower or any other Person, without any duty to account therefor to the Lenders.
1.9Amendments
. Subject to the provisions of this Section 10.9, this Agreement or any other Financing Documents shall not be amended, supplemented or modified without the prior written consent of the Majority Lenders (or the Administrative Agent with the consent in writing of the Majority Lenders); provided, that at the request of the Borrower but without seeking the consent of the Majority Lenders, the Administrative Agent may amend or supplement the Financing Documents (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders; (iii) to make, complete or confirm any grant of Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents or (iv) to grant waivers of a ministerial nature, which, in each case, shall be binding upon the Lenders; provided, further, that no such supplemental agreement shall, without the consent of all of the Lenders:
(a)Extend the Term Loan Maturity Date, the maturity of any of the Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of any interest due on any Loan or any Notes; or

FINANCING AGREEMENT (DESRI II & V)

(b)Modify Section 2.3, Section 2.4, Section 2.5, Section 5.1, Section 5.15, Section 6.6 or Article 7; or
(c)Reduce the amount or extend the payment date for any amount due under Article 2; or
(d)Increase the amount of the Commitments of any Lender hereunder; or
(e)Reduce or change the time or amount of payment of any fee or any other amount due or payable hereunder or under any Financing Document; or
(f)Reduce the percentage specified in the definition of Majority Lenders; or
(g)Permit the Borrower to assign its rights under this Agreement, except as provided in Section 6.16; or
(h)Amend this Section 10.9;
(i)Release substantially all of the Collateral from the Lien of any of the Collateral Documents or release any guarantees or undertakings under any of the Collateral Documents or allow release of any funds from any Collateral Account otherwise than in accordance with the terms hereof and thereof;
(j)Without the consent of all Lenders and Hedge Counterparties, modify the defined terms “Secured Parties” or “Obligations” or corresponding defined terms; or
(k)without the consent of all Hedge Counterparties and the Majority Lenders, modify the provisions of Sections 2.1(l), 2.9, 5.15, 5.18, 7.3, or modify the defined terms “Interest Rate Agreements”, “Hedge Fix Fees”, “Hedge Counterparty”, or “Secured Swap Obligations”.
Notwithstanding anything to the contrary in this Section 10.9, no amendment of any provision of this Agreement relating to the Administrative Agent, Collateral Agent, any Hedge Counterparty or the Issuing Bank shall be effective without the written consent of the Administrative Agent, Collateral Agent, such Hedge Counterparty or the Issuing Bank, as applicable. Section 2.9 shall not be amended, supplemented or modified without the prior written consent of the Hedge Counterparty, if any.
1.10Withholding Tax.
(a)If the forms or other documentation required by Section 2.4(g) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Secured Party not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.
(b)If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Secured Party (because the appropriate form was not delivered, was not properly executed, or because such Secured Party failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Secured Party shall indemnify promptly the Administrative Agent and/or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax

FINANCING AGREEMENT (DESRI II & V)

or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses.
(c)If any Secured Party grants participations in or otherwise transfers its rights under this Agreement, the participant shall comply and be bound by the terms of Section 2.4(d), Section 2.4(g) and this Section 10.10 as though it were such Secured Party.
(d)Upon a Change of Law with respect to withholding taxes, the parties hereto shall use all reasonable efforts to mitigate the adverse circumstances of such Change of Law and the Borrower will jointly and severally gross-up any payments subject to withholding tax in order to mitigate the effects of such Change of Law.
1.11General Provisions as to Payments
. The Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by the Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of its Lending Office.
1.12Substitution of Lender.
(a)Should any Lender fail to make a Loan, or provide the forms or other documentation required by Section 2.4(g) in violation of its obligations under this Agreement, or be unable to make SOFR Loans due to an event occurring under Section 2.6(a) or be unable to make Loans due to an event occurring under Section 2.6(b), or claim increased costs under Section 2.6(c) or Section 2.6(d) (a “Substitutable Lender”), the Administrative Agent shall have the right, and the Administrative Agent shall, if requested by the Borrower, at the sole expense of the Borrower, upon notice to such Substitutable Lender and the Borrower, require such Substitutable Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.14 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Borrower (to the extent a Default or Event of Default has not occurred and is not continuing), that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Substitutable Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Substitutable Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to the terms hereof), from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any Liquidation Costs). During the period that a Lender remains a Substitutable Lender solely due to such Lender’s failure to make a Loan (the “Substitution Period”), such Substitutable Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Financing Documents.
(b)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which requires the consent of all of the Lenders affected and with respect to which the Majority Lenders shall have granted their consent, then the Borrower shall have the right to replace such Non-Consenting Lender (unless such Non-Consenting Lender grants such consent) by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (A) any such Non-Consenting Lender must be replaced with a Lender that grants the applicable consent, (B) with respect to the Letter of Credit, such Eligible Assignee shall have caused the applicable outstanding Letter of Credit to

FINANCING AGREEMENT (DESRI II & V)

be returned to the Issuing Bank or cash collateral shall have been provided to such Issuing Bank, (C) all obligations owing to such Non-Consenting Lender being replaced or to its Affiliates under the Financing Documents shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (D) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and fees thereon and (E) such assignment does not conflict with applicable law.
1.13Participations
. Nothing herein provided shall prevent any Lender from selling a participation in its Loans without the prior written consent of the Borrower; provided that (a) no such sale of a participation shall (i) alter such Lender’s obligations hereunder, (ii) cause an increase in any expense or cost to the Borrower including pursuant to Sections 2.4 or 2.6 or otherwise under this Agreement, or (iii) cause illegality including pursuant to Section 2.6(b), (b) the recipient of such participation is a regulated financial institution and (c) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Loans shall provide that, with respect to such Loans, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of the Borrower relating to such Loans, including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 8. No recipient of a participation in any Loans of any Lender shall have any rights under this Agreement, including direct rights against any Loan Party nor rights to any remedies hereunder and shall not be considered for any purpose to be party to this Agreement. In no event shall any Loan Party be responsible for any costs or expenses of any counsel engaged by a recipient of a participation in any Loans of a Lender hereunder.
1.14Assignments
. Notwithstanding anything else herein to the contrary, any Lender may from time to time, at its option, with consent of the Administrative Agent, the applicable Issuing Bank with respect to any transfer of such Issuing Bank’s Loans or Commitments (and prior to the occurrence and continuation of any Default or Event of Default, with the consent of the Borrower), in each such case such consent not to be unreasonably withheld, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Loans made hereunder (including the Lender’s interest in this Agreement and the other Financing Documents) to any bank, insurance company or other financial institution; provided, however, that (i) there shall be no assignment of less than One Million Dollars ($1,000,000) (or any lower amount if it represents the remainder of such Lender’s Loans); (ii) there shall be no partial assignments that leaves the assigning Lender with Loans of less than One Million Dollars ($1,000,000) after giving effect to such partial assignment; (iii) no Lender (including any assignee of any Lender) may assign any portion of its Loans to a new lender if such assignment would, or is reasonably foreseeable to, result in increased costs, indemnity obligations or expenses assessed to the Borrower in excess of those which could be made by the assigning Lender were it not to make such assignment; (iv) no Lender (including any assignee of any Lender) may assign any portion of its Loans to the Borrower or any Affiliate of the Borrower; and (v) in no event shall the consent of the Borrower be required in respect of any such assignments, transfers or other dispositions described above (other than an assignment, transfer or disposition described in clause (iii) above) from a Lender to an Affiliate of such Lender; provided, however, that if such assignment is being made from any Lender to (A) an Equity Investor or Equity Investor Guarantor (B) any subsidiary of an Equity Investor or Equity Investor Guarantor or (C) any entity that controls an Equity Investor or Equity Investor Guarantor, then such assignee shall have no voting rights hereunder and its Commitments or Loans shall not be included in any calculation for purposes of determining

FINANCING AGREEMENT (DESRI II & V)

whether a requisite number or percentage of Lenders, as applicable, have voted to take an action hereunder and, such assignee, in its capacity as a Lender, shall not have any right (1) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Financing Document, (2) to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Financing Document, (3) to otherwise vote on any matter related to this Agreement or any other Financing Document, (4) to attend any meeting or conference call with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender or (5) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent or any Lender or with respect to the duties and obligations of such Person under the Financing Documents; provided, that no amendment, modification or waiver shall (I) deprive such assignee, in its capacity as a Lender, of its share of any payments which Lenders are entitled to share on a pro rata basis hereunder or (II) affect such assignee, in its capacity as Lender, in a manner that is materially disproportionate to the effect of such amendment or other modification on any other Lender. In the event of any such assignment, (a) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new lender; (b) the parties to such assignment shall execute and deliver an appropriate assignment and assumption agreement (in the form reasonably satisfactory to the Administrative Agent) evidencing such sale, assignment, transfer or other disposition; (c) the assigning Lender shall pay to the Administrative Agent a processing fee of Three Thousand Five Hundred Dollars ($3,500); and (d) at the assigning Lender’s option, the Borrower shall execute and deliver to such new lender a new Note in the form attached hereto as Exhibit B-2, Exhibit B-3 or Exhibit B-5, as the case may be, in a principal amount equal to its Proportionate Share of the Loans being assigned, and the Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in an amount equal to the Proportionate Share of the Loans retained by the Lender, if any. Thereafter, such new lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 10), in accordance with its Proportionate Share, under each of the Financing Documents.
The Administrative Agent shall, on behalf of the Borrower, maintain a copy of each assignment and assumption agreement referred to in clause (b) above delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment and the principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each Person whose name is recorded in the Register as a Lender and the owner of its portion of the Loans for all purposes of this Agreement, notwithstanding notice to the contrary. In no event shall any Loan Party be responsible for any costs or expenses of any of the foregoing under this Section 10.14.
1.15Laws
. Notwithstanding the foregoing provisions of this Article 10, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration under the Securities Act of 1933, as amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. The Borrower shall, from time to time at the request and expense of the Administrative Agent, execute and deliver to the Administrative Agent, or to such party or parties as the Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of the Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.
1.16Assignability to Federal Reserve Bank

FINANCING AGREEMENT (DESRI II & V)

. Notwithstanding any other provision contained in this Agreement or any other Financing Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank, the United States Treasury or any other regulatory entity acting as a regulatory agency with oversight responsibility of a Lender as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans or Notes made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder and in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
1.17Response to the Borrower’s Requests
. The Administrative Agent and each Lender shall endeavor to act as diligently as practicable in the review of documents, the making of determinations or the consideration of requests for consents, approvals, waivers or amendments required to be reviewed, made or considered by the Administrative Agent or the Lenders, as the case may be, as contemplated by and in accordance with the provisions of this Agreement and the other Operative Documents. The Borrower shall provide the Administrative Agent with reasonable advance written notice of the expected occurrence of any such requirements and, at the reasonable request of the Borrower and to the extent required by this Agreement, the Administrative Agent shall so advise the Lenders. The Borrower shall provide such documents and information to any Lender (through the Administrative Agent) as the Administrative Agent may reasonably consider necessary or advisable, and shall otherwise cooperate with the Administrative Agent and the Lenders to permit the Administrative Agent and the Lenders effectively to review such documents, make such determinations or consider such requests for consents, approvals, waivers or amendments.
1.18Administrative Agent Delivery to Secured Parties
. The Administrative Agent hereby agrees to deliver promptly to each Secured Party copies of all documents, reports, notices, and other information (other than documents, reports, notices and information relating solely to the Administrative Agent in its capacity as the Administrative Agent) delivered to the Administrative Agent by the Borrower pursuant to this Agreement and the other Financing Documents.
1.19Exercise of Discretion
. To the extent that the Administrative Agent has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Financing Documents, the Administrative Agent hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, the Administrative Agent receives written instructions from the Majority Lenders, the Administrative Agent will exercise such discretion, make such determinations and take such actions in accordance with the written instructions from Majority Lenders in such instance with respect to the exercising of such discretion or the making of such determination. Notwithstanding the foregoing, the Secured Parties agree that until the Administrative Agent receives written instructions from Majority Lenders, the Administrative Agent may reasonably exercise discretion, make determinations and take actions and that the Administrative Agent shall have no obligation to seek any such written instructions.
1.20Erroneous Payments.

FINANCING AGREEMENT (DESRI II & V)

(a)If the Administrative Agent notifies a Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent in writing of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.20(b).
(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Financing Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the

FINANCING AGREEMENT (DESRI II & V)

Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, the Lender’s obligations under the indemnification provisions of this Agreement or any other Financing Document and the Lender’s applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion (and, unless an Event of Default has occurred and is continuing, subject to the consent of the Borrower), sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Financing Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand,

FINANCING AGREEMENT (DESRI II & V)

claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 10.20 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.
ARTICLE 11INDEPENDENT CONSULTANTS
1.1Removal and Fees
. The Administrative Agent (acting upon the instruction of the Majority Lenders) may from time to time appoint Independent Consultants for such limited purposes as the Administrative Agent shall reasonably require, provided that so long as no Default or Event of Default shall have occurred and be continuing, such Independent Consultant, the scope of its responsibilities and its compensation shall be reasonably acceptable to the Borrower. The Administrative Agent and Majority Lenders, in their reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to the Borrower. Notice of any replacement Independent Consultant shall be given by the Administrative Agent to the Borrower, the Secured Parties and to the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by the Borrower; provided, however, that unless an Event of Default or Default shall have occurred and be continuing, the Administrative Agent shall request that each such Independent Consultant provide the Borrower with its proposed scope of work prior to the commencement of its work and proposed budget therefor, and the Administrative Agent shall consult with the Borrower with regard to the matters contained therein.
1.2Duties
. Each Independent Consultant shall be contractually obligated to the Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by the Administrative Agent and shall be responsible solely to the Administrative Agent. The Borrower acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to the Administrative Agent hereunder, except to the extent arising from such Independent Consultant’s gross negligence or willful misconduct.
1.3Independent Consultants’ Certificates
. The Borrower shall provide such documents and information to the Independent Consultants as they may reasonably consider necessary in order for the Independent Consultants to deliver such information and certification as the Administrative Agent may reasonably require from time to time.
1.4Certification of Dates
. The Administrative Agent shall request that the Independent Consultants act diligently in the issuance of all certificates and reports required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate. The Borrower shall provide the Independent

FINANCING AGREEMENT (DESRI II & V)

Consultants with reasonable notice of the expected occurrence of any such dates or events that would require certificates of such Independent Consultants hereunder.
ARTICLE 12MISCELLANEOUS
1.1Addresses
. Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses, including email addresses:
To the Borrower:
APA Finance II, LLC
c/o APA Generation, LLC
2200 Atlantic Street, Sixth Floor
Stamford, CT 06902
Attention: Chief Financial Officer and Chief Legal Officer
Facsimile: 203-661-2797
Email: operations@altuspower.com
To the Administrative Agent and the Collateral Agent:

KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attention: Benjamin Cooper
Telephone: (216) 689-3063
Email: Renewables.ProjectFinance@KeyBank.com

With a copy to:

KeyBank National Association
4900 Tiedeman Road
Cleveland, OH 44114
MailCode: OH-01-49-0114
Attention: Anna Smiley, Key Agency Services
Facsimile: (216) 370 5716
Email: anna.smiley@keybank.com; kas_energy@keybank.com

To the Lenders, Hedge Counterparty and the Issuing Bank:
At such address and facsimile number as set forth in Exhibit I or as each Lender, Hedge Counterparty or the Issuing Bank may provide in writing to the Borrower and the Administrative Agent.
All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person; (b) if sent by a nationally recognized overnight delivery service; (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested; or (d) if sent by facsimile, e-mail or other direct written electronic means with a confirmation of receipt. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile, email or other direct

FINANCING AGREEMENT (DESRI II & V)

written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days’ written notice to the other parties in the manner set forth hereinabove.
1.2Additional Security; Right to Set-Off
. Any deposits or other sums at any time credited or due from the Secured Parties to the Borrower and any Project Revenues, securities or other property of the Borrower in the possession of the Administrative Agent (other than cash for distributions in accordance with Section 6.6 (“Distributions”)) may at all times be treated as collateral security for the payment of the Loans and the Notes and all other Obligations of the Borrower to the Lenders under this Agreement and the other Financing Documents, and the Borrower’s entire right, title and interest in such deposits and other property have been pledged and assigned as collateral security to the Lenders pursuant to the Collateral Documents. Regardless of the adequacy of any other collateral, the Administrative Agent and only the Administrative Agent may execute or realize on the Secured Parties’ security interest in any such deposits or other sums credited by or due from the Secured Parties to the Borrower, and may apply any such deposits or other sums to or set them off against the Borrower’s obligations to the Secured Parties under the Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.
1.3Delay and Waiver
. No delay or omission to exercise any right, power or remedy accruing to the Administrative Agent or the Secured Parties upon the occurrence of any Default or Event of Default or any breach or default of the Borrower under this Agreement or any other Financing Document shall impair any such right, power or remedy of the Administrative Agent or the Secured Parties, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Default or other breach or default be deemed a waiver of any other Event of Default, Default or other breach or default theretofore or thereafter occurring. Any waiver, indulgence, permit, consent or approval of any kind or character on the part of the Administrative Agent and/or the Secured Parties of any Event of Default, Default or other breach or default under this Agreement or any other Financing Document, or any waiver on the part of the Administrative Agent and/or the Secured Parties of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to the Administrative Agent and the Secured Parties, shall be cumulative and not exclusive.
1.4Costs, Expenses and Attorneys’ Fees
. The Borrower shall, upon the execution of this Agreement and the occurrence of the Closing Date, pay to the Administrative Agent all of its reasonable costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the other Financing Documents contemplated hereby, including the reasonable documented fees, expenses and disbursements of Norton Rose Fulbright US LLP and other attorneys retained by the Administrative Agent (subject to the prior written consent of the Borrower, not to be unreasonably withheld) in connection with conducting due diligence with respect to the Projects, the Project Companies, each Loan Party, the preparation of the Financing Documents and any amendments hereof or thereof, or the negotiation, closing and administration of this Agreement

FINANCING AGREEMENT (DESRI II & V)

and the other Financing Documents after the Closing Date, and the reasonable documented fees, expenses and disbursements of the Independent Consultants incurred in connection with this Agreement, Financing Documents or the Loans or Commitments including the reasonable documented travel and out-of-pocket costs and expenses of such Persons. The Borrower shall reimburse the Administrative Agent and the Secured Parties for all costs and expenses, including all reasonable attorneys’ fees, expended or incurred by the Administrative Agent and/or any Secured Party in enforcing this Agreement or the other Financing Documents in connection with a Default or Event of Default, in actions for declaratory relief in any way related to this Agreement, in collecting any sum which becomes due the Administrative Agent and/or any Secured Party on the Notes or under the Financing Documents, or in connection with the participation by the Administrative Agent, any Secured Party and/or the Independent Engineer in any arbitration proceedings under any Project Documents; provided, however, that the Borrower shall not be responsible for the payment of any fees, costs, or other liabilities arising out of any dispute between or among the Administrative Agent, the Secured Parties, the Hedge Counterparty and their respective Affiliates to the extent, and only to the extent, that such dispute does not arise out of any alleged failure of any Loan Party to perform their respective obligations under the Financing Documents.
1.5Attorney-in-Fact.
(a)For the purpose of allowing the Agents to exercise their rights and remedies provided in Article 8 following the occurrence and during the continuation of an Event of Default, the Borrower hereby constitutes and appoints each Agent as its true and lawful attorney-in-fact, with full power of substitution, with respect to the Collateral, and hereby empowers such attorney or attorneys as follows:
(i)To pay, settle or compromise all bills and claims which may be or become Liens or security interests against the Project or the Collateral, or any part thereof, unless a bond or other security satisfactory to such Agent has been provided;
(ii)To execute applications and certificates in the name of the Borrower which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of the Borrower in connection with the Collateral;
(iii)To prosecute and defend all actions or proceedings in connection with any or all the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Financing Documents;
(iv)To do any and every act which the Borrower might do on their behalf with respect to the Collateral or any part thereof and to exercise any or all of their rights and remedies under any or all of the Project Documents; and
(v)To use any funds contained in any Collateral Account, including without limitation the Debt Service Reserve Account, the O&M Reserve Account and the Distribution Reserve Account, to pay interest and principal on the Loans as accrued from time to time.
(b)This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.
1.6Entire Agreement

FINANCING AGREEMENT (DESRI II & V)

. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Financing Documents may only be amended or modified by an instrument in writing signed by the Borrower, each Agent, the requisite Lenders and any other parties to be charged (in each case, to the extent party thereto) and in accordance with the terms of this Agreement.
1.7Governing Law
. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
1.8Severability
. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good-faith negotiations to replace the invalid, illegal or unenforceable provision.
1.9Headings
. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
1.10Accounting Terms
. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by the Borrower to the Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.
1.11Additional Financing
. The parties hereto acknowledge that the Lenders have made no agreement or commitment to provide any financing except as set forth herein.
1.12No Partnership, Etc
. The Administrative Agent, the Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Financing Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between or among the Administrative Agent, the Secured Parties and the Borrower or any other Person. Neither the Administrative Agent nor the Secured Parties shall be in any way responsible or liable for the debts, losses, obligations or duties of the Borrower or any other Person with respect

FINANCING AGREEMENT (DESRI II & V)

to the Project or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Project and to perform all obligations under other agreements and contracts relating to the Project shall be the sole responsibility of the Borrower.
1.13Limitation on Liability
. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
1.14Waiver of Jury Trial
. THE ADMINISTRATIVE AGENT, THE SECURED PARTIES AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE SECURED PARTIES OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES TO ENTER INTO THIS AGREEMENT.
1.15Consent to Jurisdiction
. The Administrative Agent, the Secured Parties and the Borrower agree that any legal action or proceeding by or against the Borrower or with respect to or arising out of this Agreement, the Notes or any other Financing Document may be brought in or removed to the courts of the State of New York, sitting in New York City, or of the United States of America for the Southern District of New York, as the Administrative Agent may elect. By execution and delivery of the Agreement, the Administrative Agent, the Secured Parties and the Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Administrative Agent, the Secured Parties and the Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Administrative Agent, the Secured Parties or the Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Business Days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of the Administrative Agent or any Secured Party to bring legal action or proceedings in any other competent jurisdiction. The Administrative Agent, the Lenders and the Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of the Borrower based upon the assertion that the rate of interest charged by the

FINANCING AGREEMENT (DESRI II & V)

Administrative Agent or the Secured Parties on or under this Agreement, the Loans and/or the other Financing Documents is usurious. The Administrative Agent, the Secured Parties and the Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with the Project, this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non conveniens.
1.16Usury
. Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by the Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to the Borrower or credited against the principal balance of the Notes then outstanding.
1.17Successors and Assigns
. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Administrative Agent and the Lenders.
1.18Confidentiality
The Administrative Agent and the Secured Parties agree to use best efforts to maintain the confidential nature of, and shall not use or disclose the Borrower’s financial information or confidential information identified in writing by the Borrower as such without first obtaining the Borrower’s prior written consent; provided that nothing in this Section 12.18 shall require the Administrative Agent or any Secured Party to obtain any consent of the Borrower in connection with (and the Borrower hereby authorizes the Administrative Agent and each Secured Party to freely disclose any financial information or confidential information with respect to any Loan Party, any Project Document or any Financing Document or the parties thereto without any consent of the Borrower, to the extent otherwise required, in connection with): (a) exercising any of their respective rights under the Financing Documents, including those exercisable upon the occurrence of an Event of Default; (b) providing information about any Loan Party, any Project Company, any Project, any Project Document or any Financing Document or the parties thereto to any other Lender or prospective Lender or any Person acquiring, or potentially acquiring, any interest of the Lenders under this Agreement and any such Person’s directors, officers, employees, agents and consultants in connection with their credit evaluation of the Borrower or otherwise (if, in the case of any such Person potentially acquiring such an interest from any Lender, such Person agrees to be bound by the terms of a confidentiality agreement substantially similar to this Section 12.18); (c) any situation in which the Administrative Agent or any Secured Party (i) is required by law or (ii) required by any Governmental Authority to disclose information (provided that, in each instance under clauses (i) and (ii) above, such Person uses reasonable efforts to maintain confidentiality of the information disclosed); (d) providing information to counsel to the Administrative Agent or any Secured Party in connection with the transactions contemplated by any of the Financing Documents (if such Person informs such counsel of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (e) providing information to independent auditors or other expert consultants retained by the Administrative Agent or any Secured Party or to the credit insurers or reinsurers of the Administrative Party or such Secured Party (if such Secured Party informs such auditors or consultants of the confidential nature of such information and requires that it be kept

FINANCING AGREEMENT (DESRI II & V)

confidential except as permitted herein); (f) any information that is in or becomes part of the public domain otherwise than through a wrongful act of the Administrative Agent or any Secured Party or any employees or agents thereof; (g) any information that is in the possession of the Administrative Agent or any Secured Party prior to receipt thereof from the Borrower or any other Person known to the Administrative Agent or the Secured Parties to be acting on behalf of the Borrower; (h) any information that is independently developed by the Administrative Agent or any Secured Party; (i) any information that is disclosed to the Administrative Agent or any Secured Party by a third party that has no obligation of confidentiality with respect to the information disclosed; and (j) providing information to its and its affiliates' employees, officers, directors, legal counsel, credit insurers and reinsurers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and required to agree in writing, to keep such information confidential). Notwithstanding the foregoing, the parties hereto and their officers, directors, employees and agents are authorized to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this transaction (as defined in Treasury Regulation Section 1.6011-4) and all materials of any kind which are related to such structure and tax aspects.
1.19Patriot Act Compliance
. Administrative Agent hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it and any other Agent and any Secured Party shall be required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses and other information that will allow it, any other Agent or any Secured Party to identify Borrower in accordance with the requirements of the Patriot Act. Borrower shall promptly deliver information described in the immediately preceding sentence when requested by any Agent or any Secured Party in writing pursuant to the requirements of the Patriot Act.
1.20Benchmark Notification
. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (except to the extent found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s own gross negligence or willful misconduct) (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof)

FINANCING AGREEMENT (DESRI II & V)

provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR. In connection with the use or administration of Daily Simple SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Daily Simple SOFR.
1.21Counterparts
. This Agreement may be executed in one or more duplicate counterparts and by facsimile or electronic mail and when signed by all of the parties listed below shall constitute a single binding agreement. A facsimile or portable document format (“pdf”) signature page shall constitute an original for purposes hereof.
1.22Acknowledgement Regarding Any Supported QFCs
. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Interest Rate Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.25, the following terms have the following meanings:

FINANCING AGREEMENT (DESRI II & V)

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

FINANCING AGREEMENT (DESRI II & V)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.
APA FINANCE II, LLC
a Delaware limited liability company,
as the Borrower

By:    /s/ Gregg Felton
Name: Gregg Felton
Title: Authorized Signatory

Signature page to Financing Agreement
116902045.9 0059717-00024

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent for the Lenders

By:    /s/ Benjamin Cooper
Name: Benjamin Cooper
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as Collateral Agent for the Secured Parties

By:    /s/ Benjamin Cooper
Name: Benjamin Cooper
Title: Senior Vice President

Signature page to Financing Agreement
116902045.9 0059717-00024

KEYBANC CAPITAL MARKETS INC.,
as Mandated Lead Arranger and a Joint Lead Arranger

By:    /s/ Michael Hotchkiss
Name: Michael Hotchkiss
Title: Managing Director

Signature page to Financing Agreement
116902045.9 0059717-00024

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Benjamin Cooper
Name: Benjamin Cooper
Title: Senior Vice President

Signature page to Financing Agreement
116902045.9 0059717-00024

THE HUNTINGTON NATIONAL BANK
as a Joint Lead Arranger and a Lender

By:    /s/ Joseph Reines
Name: Joseph Reines
Title: Vice President

Signature page to Financing Agreement
116902045.9 0059717-00024

EXHIBIT A
TO FINANCING AGREEMENT
DEFINITIONS AND RULES OF INTERPRETATION
“Acceptable Transferee” means any Person that (a) (i) has current long-term senior unsecured debt (outstanding for not less than four (4) fiscal quarters) rated not less than “BBB-” by S&P or Fitch or “Baa3” by Moody’s, or an equivalent issuer rating, or (ii) has a minimum tangible net worth of Two Hundred Fifty Million Dollars ($250,000,000) or is controlled, directly or indirectly, by a person that satisfies either criteria set forth in clause (a)(i) or (a)(ii); (b) has owned or operated, for a period of at least two (2) years, (or (i) is the subsidiary of such an entity if any equity commitment obligations of such subsidiary are guaranteed by such entity or (ii) contracted with qualified entities that own or operate) at least 250 megawatts of utility scale solar generation assets and (c) is not a Disqualified Person.
“Account Control Agreement” means that certain Account Control Agreement, dated as of the Closing Date, by and among the Collateral Agent, the Administrative Agent, the Securities Intermediary and the Borrower.
“Accounts” means the Collateral Accounts.
“Additional Payment Account” has the meaning assigned to such term in Section 7.10 of this Agreement
“Additional Project Document” means each contract or agreement related to the development, construction, start-up, testing, maintenance, repair, operation or use of the Project entered into by any Project Company and any other Person subsequent to the Closing Date and that (a) replaces or substitutes for an existing Material Project Document or (b) has a value over its term in excess of $250,000.
“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the greater of (1) sum of (a) Daily Simple SOFR for such calculation and (b) the SOFR Index Adjustment and (2) the Floor.
“Adjustment Date” has the meaning assigned to such term in Section 5.27(a).
“Administrative Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning assigned to such term in Section 2.6(e) of this Agreement.
“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 10% or more of the equity interest in the Person specified or 10% or more of any class of voting securities of the Person specified; provided, however, that when used with respect to the Borrower, “Affiliate” shall include the Member, DESRI II, DESRI V and each Project Company and any Affiliate of the Member, DESRI II, DESRI V and each Project Company.
Exhibit A-1

“Affiliated Indemnitees” has the meaning assigned to such term in Section 5.15(b) of this Agreement.
“Agent DSCR Comments” has the meaning assigned to such term in Section 5.7 of this Agreement.
“Agents” means the Administrative Agent and the Collateral Agent.
“Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Amortization Schedule” means the Amortization Schedule prepared by the Administrative Agent and the Borrower as of the Closing Date, in form and substance satisfactory to each Lender, substantially in the form of Exhibit L to this Agreement.
“Annual Operating Budget” refers to the operating plan and budget adopted by the Borrower in accordance with this Agreement, setting forth maintenance, repair and operation expenses (including reasonable allowance for contingencies and working capital), maintenance reserves and all other anticipated O&M Expenses for the period from the Closing Date to the conclusion of the calendar year in which the Closing Date occurs and for each twelve (12) month period thereafter.
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107 56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Applicable Equator Principles” means those principles so entitled and described in “The Equator Principles - A financial industry benchmark for determining, assessing and managing social and environmental risk in projects” (July 2020) and available at: https://equator-principles.com/wp-content/uploads/2020/05/The-Equator-Principles-July-2020-v2.pdf, as adopted in such form by certain financial institutions and as applicable to borrowers with respect to projects of the applicable category of the Project.
“Applicable Permit” means any Permit, including any zoning, environmental, wildlife or natural resources protection, pollution, sanitation, FERC, CPUC, Nevada PUC, Hawaii PUC, CAISO, safety, siting or building Permit (a) that is material and necessary at any given time in light of the development, construction, ownership or operation of the Project to develop, construct, operate, maintain, repair, own or use the Project as contemplated by the Operative Documents, to sell electricity or RECs, “green tags” or other like environmental credits or benefits therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby, or (b) that is necessary so that (i) none of the Administrative Agent, any Secured Party, or any Affiliate of any of them may be deemed by any Governmental Authority to be subject to, or not exempted from, regulation under the FPA or PUHCA or under any State laws or regulations respecting the rates or the financial or organizational regulation of electric utilities solely as a result of the development, construction or operation of the Project or the sale of electricity or RECs, “green tags” or other like environmental credits or benefits therefrom (except as set forth in Section 4.1(j)(i) of this Agreement), and (ii) no Loan Party may be deemed by any Governmental Authority to be subject to, or not exempt from, regulation under PUHCA (except (x) as a Qualifying Facility, (y) as an “electric utility company”, “public utility” or a
Exhibit A-2

“public-utility company,” as those terms are defined in PUHCA, that owns or operates a Qualifying Facility, or (z) as a “holding company”, an “affiliate”, an “associate company”, or a “subsidiary company”, as those term is defined in PUHCA that is a holding company of Qualifying Facilities).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, State or other applicable law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) if an involuntary case shall be commenced seeking the liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceeding shall be commenced against such Person under any other applicable federal, State or other applicable law and (i) the petition commencing the involuntary case is not timely controverted; (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; or (iv) an order for relief shall have been issued or entered therein; or (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or of all or a part of its property, shall have been entered; or (h) any other similar relief shall be granted against such Person under any federal, State or other applicable law.
“Bankruptcy Law” means Title 11, United States Code, and any other State or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.
Exhibit A-3

“Base Case Forecast” means the Closing Date Base Case Forecast, as such Base Case Forecast is updated pursuant to Section 5.17 of this Agreement.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate for such day plus 0.50% per annum and (c) Adjusted Daily Simple SOFR in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, Adjusted Daily Simple SOFR or the Federal Funds Effective Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, Adjusted Daily Simple SOFR or the Federal Funds Effective Rate, as the case may be.
“Base Rate Loan” means any LC Loan or Term Loan, as applicable, that bears interest at rates based upon the Base Rate.
“Basel III” means the capital regulations promulgated by relevant Governmental Authorities implementing the Basel III Global Regulatory Framework for more Resilient Bank and Banking Systems, including transition rules, and any amendments to such regulations adopted.
“Benefitted Lender” has the meaning assigned to such term in Section 2.5(b) of this Agreement.
“Benchmark” means, initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.6.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including
Exhibit A-4

changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.7 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

    “Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of
Exhibit A-5

such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.6 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.6.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrower LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of APA Finance II, LLC, dated as of December 14, 2022, with the Member as the sole member.
“Borrower Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, entered into between the Collateral Agent and the Borrower.
“Borrowing” means the borrowing of one or more LC Loans or Term Loans, as applicable, pursuant to this Agreement
“Borrowing Date” means each date on which a Borrowing occurs.
“Business Day” means any day (a) other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York or Cleveland, Ohio and (b) with respect to any matters relating to SOFR Loans, a SOFR Business Day.
“CAISO” means the California Independent System Operator, and any successor regional transmission organization.
Exhibit A-6

“Capital Adequacy Requirement” has the meaning assigned to such term in Section 2.6(d) of this Agreement.
“Change of Law” has the meaning assigned to such term in Section 2.6(b) of this Agreement.
“Claims” has the meaning assigned to such term in Section 5.15(a)(i) of this Agreement.
“Closing Date” shall mean the date upon which the conditions precedent set forth in Section 3.6 are satisfied or waived in writing by the Administrative Agent (with the consent of all of the Lenders and the Issuing Bank).
“Closing Date Base Case Forecast” means base case financial projections on a monthly basis for the Projects, prepared by the Project Companies showing a Debt Service Coverage Ratio from the Closing Date through and including September 30, 2039 of not less than (a) (A) 1.30:1.00 on the basis of a P50 probability of exceedance forecasts for one (1)-year periods for the last day of each calendar quarter for the remaining term of the Power Purchase Agreement and (B) 2.00:1.00 on the basis of a P50 probability of exceedance forecasts for one (1)-year periods for the last day of the calendar quarters for up to five (5) years following the expiration of each Project’s Power Purchase Agreement, not to exceed 16.75 years from the Closing Date and (b) 1.00:1.00 on the basis of a P99 probability of exceedance forecasts and otherwise reasonably acceptable to the Administrative Agent and the Lenders, as such Base Case Forecast is updated pursuant to Section 5.17 of this Agreement.
“Closing Date Independent Engineer’s Report” means the Independent Engineer’s Report delivered by the Independent Engineer on the Closing Date pursuant to Section 3.6(n) of this Agreement.
“CME” means CME Group Benchmark Administration Ltd.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor federal tax statute.
“Collateral” means, with respect to a Collateral Document, all property which is subject or is or is intended or required to become subject to the security interests or Liens granted by such Collateral Document.
“Collateral Accounts” means, collectively, the Disbursement Account, Distribution Reserve Account, the Revenue Account, the Debt Service Reserve Account, the O&M Reserve Account, the Additional Payment Account, the Liquidated Damages Account and the Loss Proceeds Account, each of which shall be a “securities account” within the meaning of Section 8-501 of the UCC in effect in the State of New York and which shall be established and maintained in accordance with the Account Control Agreement.
“Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Collateral Documents” has the meaning assigned to such term in Section 2.10(a) of this Agreement and all other security documents, financing statements and other documentation filed or recorded in connection with the foregoing.
“Commitments” means, collectively, the Maximum LC Commitments and the Total Term Loan Commitment.
Exhibit A-7

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Confirmation of Interest Period Selection” means a confirmation of the Interest Period selected by the Borrower provided by the Borrower to the Administrative Agent and otherwise in accordance with Section 2.1(b)(iv) or Section 2.1(h)(iv) of this Agreement.
“Consumer Price Index” means the Consumer Price Index, “All Urban Consumers; U.S. City Average,” as published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index shall cease to be published, such other index as shall be reasonably selected by Administrative Agent and Borrower.
“Continue”, “Continuation” and “Continued” means the continuation pursuant to Sections 2.1(b)(v), 2.1(h)(v) and 2.1(n)(iv) of this Agreement of a SOFR Loan from one Interest Period to the next Interest Period.
“Control”, “Controlled” and “Controlling” means the possession, directly or indirectly, of any of the following: (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions (including liquidating distributions) therefrom; (c) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; (d) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity; provided, however, that the possession directly or indirectly of supermajority voting rights or rights under negative covenants shall not constitute Control.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.
“Convert,” “Conversion” and “Converted” means a conversion pursuant to Sections 2.1(b)(v), 2.1(h)(v) and 2.1(n)(iv) of this Agreement of one Type of LC Loan into another Type of LC Loan and one Type of Term Loan into another Type of Term Loan, respectively, which may be accompanied by the transfer by a Lender (at its sole discretion) of a LC Loan and Term Loan, as applicable, from one Lending Office to another.
“CPUC” means the California Public Utilities Commission, and any successor agency.
“Credit Parties” has the meaning assigned to such term in Article 9 of this Agreement.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first
Exhibit A-8

preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt Service” means, for any period and as of any date of determination, (a) all Obligations payable by the Borrower during such period under this Agreement, including all Scheduled Repayment Amounts of the unpaid principal amount of the Term Loans and LC Loans, (b) any interest, commitment fees and scheduled fees of the Agents accrued on the Loans and payable during such period (other than fees paid on the Closing Date or the Closing Date), and (c) all other Obligations actually payable by the Borrower under any Financing Documents (including any amounts payable by the Borrower under the Interest Rate Agreements, net of any amounts received by Borrower thereunder during the relevant period) during such period.
“Debt Service Coverage Ratio” or “DSCR” means, for any twelve-month period ending on each Scheduled Payment Date (or in the case of the first three Scheduled Payment Dates, for the period commencing on the Closing Date and ending on such Scheduled Payment Date), the ratio of Operating Cash Flow Available for Debt Service for such period to Debt Service (less any amounts drawn from the Debt Service Reserve Account solely from the cash deposited therein on the Closing Date) for such period; provided that for purposes of calculating such ratio, any amounts payable by the Borrower related to LC Loans or Unreimbursed Obligations, in each case during such period, shall be treated as O&M Expenses and not as Debt Service.
“Debt Service Reserve Account” has the meaning assigned to such term in Section 7.4(a) of this Agreement.
“Debt Sizing Parameters” means the maximum amount of Term Loans, that, if provided to the Borrower would permit the Borrower to repay in full the principal amount of the Term Loans by the dates described below such that a minimum projected Debt Service Coverage Ratio calculated pursuant to the Base Case Forecast of not less than (i)(A) 1.30:1.00 on the basis of a P50 probability of exceedance forecasts for one (1)-year periods for the last day of each calendar quarter for the remaining term of the Power Purchase Agreement and (B) 2.00:1.00 on the basis of a P50 probability of exceedance forecasts for one (1)-year periods for the last day of the calendar quarters for up to five (5) years following the expiration of each Project’s Power Purchase Agreement, not to exceed 16.75 years from the Closing Date and (ii) 1.00:1.00 on the basis of a P99 probability of exceedance forecasts for one (1)-year periods for the last day of each calendar year for the remaining term of the Power Purchase Agreement.
“Decommissioning LC Issuing Bank (Keystone)” means KeyBank National Association.
“Decommissioning LC Issuing Bank (Tulare)” means KeyBank National Association.
“Decommissioning Letter of Credit (Keystone)” has the meaning assigned to such term in Section 2.1(m)(i)(D) of this Agreement.
“Decommissioning Letter of Credit (Tulare)” has the meaning assigned to such term in Section 2.1(m)(i)(C) of this Agreement.
“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.
Exhibit A-9

“Default Rate” means, with respect to Loans and all other Obligations under the Financing Documents, the interest rate per annum equal to the rate otherwise applicable to such Loans (or if otherwise not stated, Adjusted Daily Simple SOFR) plus 2.00% per annum.
“Department of Treasury Rule” has the meaning assigned to such term in Section 4.1(cc)(i) of this Agreement.
“DESRI II” means DESRI II Acquisition Holdings, L.L.C., a Delaware limited liability company.
“DESRI II Project Companies” means Keystone Solar, L.L.C., Kalaeloa Solar Two, L.L.C., Lake County Solar LLC, Tulare PV I LLC, and Tulare PV II LLC, each a Delaware limited liability company.
“DESRI V” means DESRI V Acquisition Holdings, L.L.C., a Delaware limited liability company.
“DESRI V Project Companies” means Forbes Street Solar, L.L.C., Hannah Solar LLC, MRB Solar LLC, Heizenberg Solar LLC, Ayers Village Solar, LLC, Winchendon Solar, LLC, BWC Origination 3, LLC, SunE Monson I, LLC, Kona Solar LLC, and Buckeye Solar, L.L.C., each a Delaware limited liability company and American Capital Energy – Searchlight Solar, LLC, a Nevada limited liability company.
“Disbursement Account” has the meaning assigned to such term in Section 7.2 of this Agreement.
“Discharge Date” means the date on which the Commitments shall have been terminated or fully utilized, all Letters of Credit shall have been returned to the Issuing Bank for cancellation or otherwise terminated in accordance therewith, and the principal of and interest on the Loans, all fees and all other expenses, amounts or Obligations payable under any Financing Document shall have been paid in full in cash, and all Interest Rate Agreements shall have been terminated and all termination payments and unwinding costs thereunder shall have been paid in full in cash.
“Disclosure Letter” means the schedule of disclosures and information attached to a certificate duly executed by Borrower on the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders.
“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Code Section 168(h)(2)(E) and any tax- exempt controlled entity within the meaning of Code Section 168(h)(6)(F)(iii) if such entity has not made the election provided in Code Section 168(h)(6)(F)(ii)), (c) any Person who is not a United States Person, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, or (e) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(d); provided, however, that any such Person described in clauses (a)-(d) shall not be considered a Disqualified Person to the extent that (i) the Person is described within clause (a), clause (b), or clause (d) of this definition and the exception under Code Section 168(h)(1)(D) applies with respect to the income from the Borrower for that Person, (ii) the Person is described within clause (c) of this definition, and the exception under Code Section 168(h)(2)(B)(i) applies with, respect to the income from the Borrower for that Person, or (iii) another exception is applicable under the Code and/or Treasury Regulations.
Exhibit A-10

“Distribution Conditions” means:
(a)    no Event of Default or Default has occurred and is continuing and such distribution will not result in a Default or Event of Default;
(b)    the funds on deposit in the Debt Service Reserve Account as of such date are in an amount necessary to ensure that the total amount then on deposit is equal to the Minimum Debt Service Reserve Requirement calculated as of such date;
(c)    the funds on deposit in the O&M Reserve Account as of such date are in an amount necessary to ensure that the total amount then on deposit is equal to the O&M Reserve Requirement calculated as of such date;
(d)    No LC Loans or Unreimbursed Obligations are outstanding;
(e)    the Debt Service Coverage Ratio calculated in accordance with Section 5.7 of this Agreement as of the Scheduled Payment Date immediately preceding such Distribution Date is not less than 1.20 to 1; and
(f)    Borrower shall have delivered to Administrative Agent a certificate in the form of Exhibit F to this Agreement certifying to the effect that each of the foregoing conditions shall have been satisfied.
“Distribution Date” means a date occurring no earlier than ten (10), and no later than twenty (20), Business Days after each Scheduled Payment Date, or if such date occurs on a day other than a Business Day, the next succeeding Business Day after such date; provided, however, that in no event shall the initial Distribution Date be prior to the first Scheduled Payment Date.
“Distribution Reserve Account” has the meaning set forth in Section 7.9(a) of this Agreement.
“Distribution Reserve Date” has the meaning set forth in Section 7.9(b) of this Agreement.
“Distributions” has the meaning assigned to such term in Section 12.2 of this Agreement.
“Dodd-Frank Wall Street Reform and Consumer Protection Act” means the Dodd- Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)).
“Dollars” and “$” means the lawful currency of the United States of America.
“DSR LC Issuing Bank” means The Huntington National Bank.
“DSR LC Lender” means any Lender that has a DSR LC Loan Commitment.
“DSR Letter of Credit” has the meaning assigned to such term in Section 2.1(m)(i)(G) of this Agreement.
Exhibit A-11

“DSR LC Loan Commitment” means, with respect to any DSR LC Lender at any time, the amount set forth opposite such Lender’s name on Exhibit K under the caption “DSR LC Commitment”, as such Exhibit K may be amended from time to time, and as such amount may be modified from time to time as a result of transfers of Commitments or LC Loans by a DSR LC Lender.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a depository institution as defined under the Federal Deposit Insurance Act, (b) a branch of a foreign bank as defined under the International Banking Act of 1978 or (c) any Farm Credit Lender, in each case with the minimum capital base of One Billion Dollars ($1,000,000,000) and having the following ratings of its long-term Indebtedness from at least two of the following rating agencies (or an equivalent issuer rating): (i) not less than “A-” by S&P; (ii) not less than “A-” by Fitch; and (iii) not less than “A3” by Moody’s; provided that such standards shall be applied to the foreign bank and not such branch.
“Eminent Domain Proceeds” means the proceeds as a result of any compensation to which any Project Company or the Borrower is entitled as a result of an Event of Eminent Domain.
“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, inquiries, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, rising under any way to any Environmental Law or Hazardous Substances Law or any Permit issued under any such Environmental Law or Hazardous Substances Law, including (a) any and all claims or actions by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or Hazardous Substances Law, and (b) any claims or actions by any third party challenging any Permit issued under any Environmental Law or seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to natural resources, wildlife, health, safety or the environment.
“Environmental Law” means any and all federal, state and local statutes, laws, regulations, ordinances, judgments, orders, codes, injunctions, common law, Governmental Rule or similar provisions having the force or effect of law concerning pollution or protection of health, safety, natural resources, wildlife or the environment or relating to land use, plants or animals or protected resources and any Governmental Rule relating to natural resources, threatened or endangered species, migratory birds or disposal or wetlands and includes Hazardous Substances Law.
Exhibit A-12

“Environmental Reports” means each agreement described on Schedule A-2 under the heading “Environmental Reports”.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plan” means any employee benefit plan (a) maintained by the Borrower or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees, (b) covered by Title IV of ERISA or to which Section 412 of the Code applies and (c) that is reasonably expected to result in material liability to the Borrower, Holdco or any Project Company.
“Erroneous Payment” has the meaning ascribed to it in Section 10.20(a) of this Agreement.
“Erroneous Payment Deficiency Assignment” has the meaning ascribed to it in Section 10.20(d) of this Agreement.
“Erroneous Payment Impacted Class” has the meaning ascribed to it in Section 10.20(d) of this Agreement.
“Erroneous Payment Return Deficiency” has the meaning ascribed to it in Section 10.20(d) of this Agreement.
“Erroneous Payment Subrogation Rights” has the meaning ascribed to it in Section 10.20(d) of this Agreement.
“Event of Default” and “Events of Default” have the meanings assigned to such terms in Section 8.1 of this Agreement.
“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral by any agency, department, authority, commission, board, instrumentality or political subdivision of the United States or another Governmental Authority having jurisdiction.
“Event of Loss” means a single insured event or a related series of events causing any loss of, destruction of or damage to, or any condemnation or other taking of (including by eminent domain), of all or any portion of the property or assets of the Borrower or any Project Company.
“Excluded Swap Obligation” means, with respect to any Non-ECP Guarantor, any Swap Obligation of such Non-ECP Guarantor if, and to the extent that, all or a portion of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation of a Non-ECP Guarantor arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is or becomes illegal.
“Excluded Taxes” has the meaning assigned to such term in Section 2.4(d)(i) of this Agreement.
“Existing Financing Agreements” means each agreement described on Schedule A-2 under the heading “Existing Financing Agreements”.
Exhibit A-13

“Existing Letter of Credit” means each letter of credit described on Schedule A-2 under the heading “Existing Letter of Credit”.
“Expiration Date” means, with respect to any Letter of Credit, the date specified in such Letter of Credit as the “Expiration Date” or “Expiry Date”.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Financing is Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Federal Tax Benefit” means (i) the eligibility of the Project for the ITC, (ii) the eligibility of the Project for immediate expensing based on an “applicable percentage” of 100% under Section 168 of the Code, and (iii) the treatment of the Borrower as either a disregarded entity or a partnership (as applicable) for U.S. federal income tax purposes.
“Fee Letters” means, collectively, (i) that certain fee letter agreement, dated as of the Closing Date, by and between the Borrower on the one hand and KeyBank National Association on the other hand and (ii) that certain fee letter agreement, dated as of the Closing Date, by and between the Borrower on the one hand and The Huntington National Bank on the other hand.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Financing Documents” means, collectively, this Agreement, the Notes, the Fee Letters, the Disclosure Letter, the Collateral Documents and the Interest Rate Agreements entered into in connection with the Financing Documents and any other documents, agreements or instruments entered into in connection with any of the foregoing.
“Fiscal Quarter” means each quarterly accounting period of Borrower during its fiscal year.
“Fitch” means Fitch Investor’s Service, Inc., or its successors.
“Fixed Portion” means, at any time, the Loans that have been hedged pursuant to Interest Rate Agreements in accordance with Section 2.9 of this Agreement.
“Floating Portion” means, at any time, the Loans that have not been hedged pursuant to Interest Rate Agreements.
“Floor” means 0% with respect to Adjusted Daily Simple SOFR or its successor Benchmark Replacement.
“FPA” means the Federal Power Act, as amended, and FERC’s regulations thereunder.
Exhibit A-14

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.
“Governmental Authority” means any national, State or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi- governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, FERC, CAISO, the North American Electric Reliability Corporation, and any applicable regional reliability entity, the CPUC, Nevada PUC, Hawaii PUC, the Federal Deposit Insurance Corporation and its successors, any applicable independent system operator, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, guideline, policy (only to the extent that such guideline or policy is mandatory in nature) or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing, only to the extent that any of the foregoing has the force and effect of law by, any Governmental Authority, which is applicable to any Person, now in effect.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements, for collection or deposit in the ordinary course of business.
“Hawaii PUC” means Hawaii Public Utilities Commission.
“Hazardous Substance” means (a) any chemical, compound, material, mixture or substance that is now defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “acutely hazardous waste,” “restricted hazardous waste,” “radioactive waste,” “infectious waste,” “biohazardous waste,” “toxic substance,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity” or “TCLP toxicity”; (b) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives; (d) any radioactive materials; (e) asbestos in any form; (f) urea formaldehyde foam insulation; (g) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls (“PCBs”) in excess of fifty (50) parts per million; (h) radon; and (i) any other chemical, material, or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, which poses a significant present or potential hazard to human health and safety or to the environment if
Exhibit A-15

released into the workplace or the environment or which could give rise to liability or standards of conduct under any Environmental Law.
“Hazardous Substances Law” means any and all federal, state and local statutes, laws, regulations, ordinances, judgments, orders, codes, injunctions, common law, Governmental Rule or similar provisions having the force or effect of law concerning the generation, distribution, use, treatment, storage, disposal, arrangement for disposal, cleanup, transport or handling of Hazardous Substances including, but not limited to, the Federal Water Pollution Control Act (as amended), the Resource Conservation and Recovery Act of 1976 (as amended), the Comprehensive Environmental Response, the Compensation and Liability Act of 1980 (as amended), the Toxic Substances Control Act (as amended) and the Occupational Safety and Health Act of 1970 (as amended) to the extent it relates to the handling of and exposure to hazardous or toxic materials or similar substances.
“Hedge Counterparty” means any Lender, or an affiliate thereof (or any Person or an Affiliate of such Person which was a Lender at the time of the execution or assignment of an Interest Rate Agreement), in its capacity as a counterparty to an Interest Rate Agreement.
“Hedge Fix Fees” has the meaning assigned to such term in Section 2.9(b) of this Agreement.
“Hedge Transactions” has the meaning assigned to such term in Section 2.9(a) of this Agreement.
“HoldCo” means DESRI II Acquisition, L.L.C.; DESRI II USB Holdings, L.L.C., DESRI II Acquisition 3, L.L.C., DESRI II Acquisition 2, L.L.C., Kalaeloa Solar Two Holdco, L.L.C., Lake County DFX Holdco, L.L.C., DESRI II Construction Management, L.L.C.; DESRI II Acquisition 5, L.L.C.; DESRI V Acquisition Finance, L.L.C.; DESRI V Acquisition 2, L.L.C.; DESRI V Acquisition 4, L.L.C.; DESRI V LA County Solar Holdco, L.L.C.; DESRI V LA County Solar, L.L.C., DESRI V Acquisition 3, LLC, DESRI V Massachusetts Solar Holdco, L.L.C., DESRI V Acquisition 5, L.L.C.; DESRI V Searchlight Holdings, L.L.C.; DESRI V Searchlight Acquisition, L.L.C.; DESRI V Searchlight, L.L.C.; DESRI V Acquisition 1, L.L.C.; DESRI V Acquisition 6, L.L.C.; DESRI V Acquisition 7, L.L.C.; and DESRI V Construction Management, L.L.C.
“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, and (h) all indebtedness of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty.
“Indemnified Taxes” has the meaning assigned to such term in Section 2.4(d)(i) of this Agreement.
Exhibit A-16

“Indemnitees” has the meaning assigned to such term in Section 5.15(a) of this Agreement.
“Independent Consultants” means, collectively, the Insurance Consultant and the Independent Engineer or their successors appointed pursuant to Section 11.1 of this Agreement.
“Independent Engineer” means Black & Veatch Corporation or its successors appointed pursuant to Section 11.1 of this Agreement.
“Insurance Consultant” means Baldwin Krystyn Sherman Partners, LLC dba D&M Insurance Solutions or its successors appointed pursuant to Section 11.1 of this Agreement.
“Interconnection Agreements” each agreement described on Schedule A-2 under the heading “Interconnection Agreements”.
“Interest Payment Date” means the date upon which any accrued interest is due pursuant to Section 2.1(b)(ii), with respect to Term Loans, or Section 2.1(n)(ii), with respect to LC Loans.
“Interest Period” means, as to any SOFR Borrowing, the time period from and including a Quarterly Date up to, but excluding the immediately subsequent Quarterly Date; provided, however, that (i) the initial Interest Period for any Borrowing of a SOFR Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the first day after the last day of the next preceding Interest Period; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any SOFR Loan may be selected that would end after the Maturity Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not pursuant to clause (iv)) elect a new Interest Period to be applicable to the respective Borrowing of SOFR Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to a SOFR Loan with the same Interest Period as such prior SOFR Loans, effective as of the expiration date of such current Interest Period.
“Interest Rate Agreements” has the meaning assigned to such term in Section 2.9(a) of this Agreement.
“IRS” means the United States Internal Revenue Service, or any successor agency.
“Issuing Banks” means KeyBank National Association and, in respect of the DSR Letter of Credit and the OMR Letter of Credit, The Huntington National Bank.
“ITC” means the thirty percent (30%) elective investment tax credit provided for in Section 48 of the Code or any successor to such section.
“Joint Lead Arrangers” means, collectively, (i) KeyBanc Capital Markets Inc. and (ii) The Huntington National Bank.
Exhibit A-17

“Key Project Participant” means (A) each Power Purchaser, (B) each Operator, (C) Warranty Providers, (D) Member, (E) Borrower, (F) each Project Company, (G) each Interconnection Agreement counterparty, (H) each Site Agreement counterparty, (I) any replacement Obligor pursuant to Section 8.2(e)(i) and (J) each counterparty to an Additional Project Document; provided, however, that any Person shall cease to be a Key Project Participant when all material obligations of such Person under all Operative Documents to which it is a party have been indefeasibly performed and/or paid in full.
“KS2 Sublessor LC Issuing Bank” means KeyBank National Association.
“KS2 Sublessor Letter of Credit” has the meaning assigned to such term in Section 2.1(m)(i)(E) of this Agreement.
“LC Facility Expiry Date” means the Term Loan Maturity Date.
“LC Issuance Notice” means a written request by the Borrower to the Issuing Bank requesting the issuance or amendment of the Letter of Credit, substantially in the form of Exhibit D-5 to this Agreement.
“LC Loan” has the meaning assigned to such term in Section 2.1(m)(iii)(B) of this Agreement.
“LC Loan Maturity Date” means the earlier of (a) the first anniversary of such LC Loan, (b) the Term Loan Maturity Date and (c) the date upon which the entire outstanding principal balance of the Loans, together with all unpaid interest, fees, charges and costs, become due and payable under this Agreement.
“LC Loan Note” has the meaning assigned to such term in Section 2.1(o) of this Agreement.
“Lease Security Issuing Bank” means KeyBank National Association.
“Lease Security Letter of Credit” has the meaning assigned to such term in Section 2.1(m)(i)(F) of this Agreement.
“Legal Requirements” means, collectively, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, including any Governmental Rule, any requirement under a Permit, and any determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Lenders” means the banks or other financial institutions listed as such on Exhibit I to this Agreement, including the Issuing Bank, or as otherwise from time to time party to this Agreement and their successors and assigns.
“Lending Office” means, for each Lender and for each Type of LC Loan or Term Loan, as applicable, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan in Exhibit 1 to this Agreement or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its LC Loan or Term Loans, as applicable, of such Type are to be made and maintained.
Exhibit A-18

“Letter of Credit” has the meaning assigned to such term in Section 2.1(m)(i)(A) of this Agreement.
“Lien” on any asset means any mortgage, lien, pledge, charge, security interest, restrictive covenant by the Borrower, Holdco or any Project Company, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Liquidated Damages Account” has the meaning assigned to such term in Section 7.6 of this Agreement.
“Liquidation Costs” has the meaning assigned to such term in Section 2.7 of this Agreement.
“LLC Agreement” means (a) the Amended and Restated Limited Liability Company Agreement of DESRI II, dated as of November 11, 2022, with the Borrower as the sole member and (b) the Amended and Restated Limited Liability Company Agreement of DESRI V, dated as of November 11, 2022, with the Borrower as the sole member .
“Loan” means, individually or collectively, depending on the context, any of the LC Loans and Term Loans.
“Loan Party” means the Borrower, the Member, DESRI II, DESRI V and the Project Companies.
“Loss Proceeds” means, collectively, net available insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and business interruption insurance and other payments for interruption of operations) received by Borrower with respect to any Event of Loss.
“Loss Proceeds Account” has the meaning assigned to such term in Section 7.7 of the Financing Agreement.
“Lost Federal Tax Benefit” means the loss of the eligibility of the Project for 5-year MACRS tax depreciation provided by Section 168 of the Code.
“Majority Lenders” means, at any time, Lenders having Proportionate Shares of Loans which in the aggregate exceed 50%; provided that Majority Lenders shall mean at least two non-affiliated Lenders.
“Mandated Lead Arranger” means KeyBanc Capital Markets Inc.
“Material Adverse Effect” means any event, condition or occurrence of whatever nature that could reasonably be expected to result in a material adverse change in (a) the status of the business, results of operations or business, or financial condition of the Member, Borrower or any Project Company that affects the ability of Member, Borrower or such Project Company in any material respect to meet its financial obligations under the Financing Documents to which it is a party in a timely manner during the term of this Agreement, taking into consideration the scheduled repayment of the Term Loans and payment of other Obligations under the Financing Documents; (b) the ability of the Borrower, any Project Company, and the Member, while such Person remains a Key Project Participant, to perform its respective material obligations under the Material Project Documents to which it is a party; or (c) with respect to the Financing
Exhibit A-19

Documents, the validity or priority of the Collateral Agent’s security interests in, and Liens on, the Collateral and the continued effectiveness and enforceability of the Collateral Documents.
“Material Project Documents” means, collectively, the (a) each Operation and Maintenance Agreement; (b) the Site Agreements; (c) each LLC Agreement; (d) each Interconnection Agreement; (e) each Power Purchase Agreement; (f) Borrower LLC Agreement; (g) each Warranty Agreement and (h) any Additional Project Documents entered into by the Borrower or any Project Company with respect to any Project; provided, however, that any Material Project Document shall cease to be a Material Project Document when all material obligations thereunder have been indefeasibly performed and paid in full.
“Maximum Decommissioning LC Commitment (Keystone)” has the meaning assigned to such term in Section 2.1(m)(i)(D) of this Agreement.
“Maximum Decommissioning LC Commitment (Tulare)” has the meaning assigned to such term in Section 2.1(m)(i)(C) of this Agreement.
“Maximum DSR LC Commitment” has the meaning assigned to such term in Section 2.1(m)(i)(G) of this Agreement.
“Maximum LC Commitment” means the sum of the amounts of the Maximum PPA LC Commitment (Searchlight), the Maximum PPA LC Commitment (KS2), the Maximum Decommissioning LC Commitment (Tulare), the Maximum Decommissioning LC Commitment (Keystone), the Maximum KS2 Sublessor LC Commitment, the Maximum Lease Security LC Commitment, the Maximum DSR Letter of Commitment and the Maximum OMR LC Commitment.
“Maximum KS2 Sublessor LC Commitment” has the meaning assigned to such term in Section 2.1(m)(i)(E) of this Agreement.
“Maximum Lease Security LC Commitment” has the meaning assigned to such term in Section 2.1(m)(i)(F) of this Agreement.
“Maximum OMR LC Commitment” has the meaning assigned to such term in Section 2.1(m)(i)(H) of this Agreement.
“Maximum PPA LC Commitment (KS2)” has the meaning assigned to such term in Section 2.1(m)(i)(B) of this Agreement.
“Maximum PPA LC Commitment (Searchlight)” has the meaning assigned to such term in Section 2.1(m)(i)(A) of this Agreement.
“Member” means APA Generation, LLC, a Delaware limited liability company.
“Member Pledge Agreement” means that certain Pledge Agreement, dated as the Closing Date, by and between the Member and the Collateral Agent.
“Minimum Debt Service Coverage Ratios” means a Debt Service Coverage Ratio over a hypothetical 16.75 year term of not less than (A) (1) 1.30:1.00 on the basis of a P50 probability of exceedance forecasts for one (1)-year periods for the last day of each calendar quarter for the remaining term of the Power Purchase Agreement and (2) 2.00:1.00 on the basis of a P50 probability of exceedance forecasts for one (1)-year periods for the last day of the calendar quarters for up to five (5) years following the expiration of each Project’s Power Purchase
Exhibit A-20

Agreement, not to exceed 16.75 years from the Closing Date and (B) 1.00 to 1 under a P99 probability of exceedance forecasts.
“Minimum Debt Service Reserve Requirement” means, as of a given date, the amount of Debt Service due and payable over the following 6 month period.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower, Holdco, any Project Company or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has been obligated to make, contributions since the date which is six (6) years immediately preceding the Closing Date.
“Nevada PUC” means the Nevada Public Utilities Commission.
“Non-Company Parties” has the meaning assigned to such term in Article 9 of this Agreement.
“Non-Consenting Lender” has the meaning assigned to such term in Section 10.12(b) of this Agreement.
“Non-ECP Guarantor” means any guarantor that, at the time such guarantor becomes obligated to pay or perform in respect of any Swap Obligation, does not constitute an “Eligible Contract Participant” as defined in the Commodity Exchange Act and the regulations thereunder provided that at no time shall any of Borrower, Member or Project Company be considered a Non-ECP Guarantor.
“Non-Recourse Parties” has the meaning assigned to such term in Article 9 of this Agreement.
“Notes” means, collectively, the LC Loan Notes and the Term Loan Notes.
“Notice of Term Loan Borrowing” has the meaning assigned to such term in Section 2.1(a)(ii) of this Agreement.
“O&M Expenses” means, for any period, the sum, computed without duplication, of the following (in each case incurred by or on behalf of the applicable Loan Party and not reimbursed by any other Person, and whether or not budgeted): (a) expenses of managing, administering and operating the Project and of maintaining it in good repair and operating condition payable during such period, including payments under the Project Documents plus (b) direct operating and maintenance costs of the Project payable during such period plus (c) insurance costs payable during such period plus (d) applicable sales taxes, excise taxes and Other Taxes (if any) payable by a Loan Party, as applicable, during such period plus (e) franchise taxes payable by a Loan Party, as applicable, during such period plus (f) Federal, state and local income taxes, if any, payable by a Loan Party, as applicable, during such period plus (g) property taxes payable by a Loan Party, as applicable, during such period plus (h) costs and fees attendant to the obtaining, maintaining in effect, transferring, amending, or otherwise incurred in connection with the requirements of, the Government Approvals (including the Applicable Permits) payable during such period plus (i) reasonable legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (j) reasonable general and administrative expenses for such period, including payments to the Borrower’s Affiliates that are the counterparties to the Project Documents.
Exhibit A-21

“O&M Reserve Account” has the meaning assigned to such term in Section 7.5(a) of this Agreement.
“O&M Reserve Requirement” means, as of a given date, the amount of O&M Expenses due and payable over the following 6 month period as set forth in the Base Case Forecast.
“Obligations” means, collectively, (a) all Indebtedness, loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of this Agreement and other Financing Documents), letter of credit reimbursement obligations and all other obligations, howsoever arising (including guarantee obligations and obligations arising under the Interest Rate Agreements), whether arising or incurred before or after any Bankruptcy Event of, or owed by, Borrower to Administrative Agent, Collateral Agent, the Lenders or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, any Interest Rate Agreement, the Collateral Documents or any of the other Financing Documents or any other agreement, document or instrument evidencing, securing or relating to such indebtedness, liabilities and obligations, including all principal, interest, fees (including commitment fees), charges, expenses, Liquidation Costs, indemnities, Unreimbursed Obligations, attorneys’ fees and accountants fees chargeable to Borrower or payable by Borrower, (b) any and all sums advanced by Administrative Agent or Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Administrative Agent or Collateral Agent of their rights under the Collateral Documents, together with any necessary attorneys’ fees and court costs; provided, however, that Obligations shall not include any Excluded Swap Obligations.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“OMR LC Issuing Bank” means The Huntington National Bank.
“OMR Letter of Credit” has the meaning assigned to such term in Section 2.1(m)(i)(H) of this Agreement.
“Operating Cash Flow Available for Debt Service” means, for any period, the sum of (a) Project Revenues that are distributed or available for distribution to Borrower during such period and (b) investment income on the Permitted Investments on deposit in the Collateral Accounts less (i) O&M Expenses due and payable by the Borrower hereunder (for the sake of clarification, this includes O&M Expenses solely payable by the Borrower, if any, and not otherwise payable by any Project Company in respect of the Project), and (ii) fees payable to the Administrative Agent, Collateral Agent or any other Secured Party.
Exhibit A-22

“Operation and Maintenance Agreements” means each agreement described on Schedule A-2 under the heading “Operation and Maintenance Agreements”.
“Operative Documents” means, collectively, the Financing Documents and the Project Documents.
“Operator” means QE Solar, LLC.
“Other Taxes” has the meaning assigned to such term in Section 2.4(d)(i) of this Agreement.
“Patriot Act” has the meaning assigned to such term in Section 4.1(cc)(i) of this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.
“Permit” means (a) any action, approval, memorandum of understanding, consent, waiver, exemption, variance, franchise, order, judgment, decree, permit, authorization, right, registration, filing, submission, tariff, rate, certification, plan or license of, with or from a Governmental Authority or (b) any required notice to, any declaration of, or with, or any registration by any Governmental Authority.
“Permitted Debt” means (a) the Loans and the other Obligations; (b) trade or other similar indebtedness incurred in the ordinary course of business in accordance with the Operative Documents or the applicable Annual Operating Budget; (c) up to $500,000 of Indebtedness incurred in the ordinary course of business; and (d) and Indebtedness under the Existing Financing Agreements which is repaid from the proceeds of the Loans upon the Closing.
“Permitted Encumbrances” means liens, encumbrances and other exceptions to title specified in Schedule 3.1(aa) to the Disclosure Letter.
“Permitted Investments” means investments in and agreements reflecting such investments or executed to effectuate the same:
(a)    obligations issued or guaranteed by the United States of America maturing or being due or payable in full not more than one (1) year after acquisition thereof;
(b)    certificates of deposit, bankers acceptances and other “money market instruments” issued by any Lender or a bank having capital and surplus in an aggregate amount of not less than Five Hundred Million Dollars ($500,000,000) and having the following ratings: A- or greater by S&P or A3 or greater by Moody’s, and in each case, maturing or being due or payable in full not more than one (1) year after acquisition thereof;
(c)    open market commercial paper having at least the following ratings on the date of acquisition: A-1 or greater by S&P or Prime-1 or greater by Moody’s, and in each case, maturing or being due or payable in full not more than two hundred and seventy (270) days after acquisition thereof;
(d)    collateralized repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than One Hundred Million Dollars ($100,000,000) relating to United States of America government
Exhibit A-23

obligations maturing or being due or payable in full not more than ninety (90) days after acquisition thereof; or
(e)    (i) tax exempt short-term securities having at least the following ratings: A or greater by S&P or Prime or greater by Moody’s; and (ii) tax exempt long-term securities having at least the following ratings: A or greater by S&P or A2 or greater by Moody’s, in each case maturing or being due or payable in full not more than one hundred and eighty (180) days after acquisition thereof.
“Permitted Liens” means, collectively, with respect to the Collateral, (a) the Liens granted in favor of the Secured Parties under the Collateral Documents, (b) the rights and interests of the Secured Parties as provided in the Financing Documents, as applicable, (c) Liens imposed by any Governmental Authority for any taxes applicable to the Borrower, either secured by a bond or other acceptable security or not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project or the Project Site, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Project Site, or (ii) such bond or other security acceptable has been posted or provided in such manner and amount as to reasonably assure that any taxes, assessments or other charges determined to be due will be promptly paid in full when such contest is determined; (d) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or, in connection with the construction or maintenance of the Project, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any part of the Project or the Project Site, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Project Site, or (ii) a bond or other acceptable security has been posted or provided in such manner and amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is determined; (e) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other Governmental Rules and that do not in the aggregate materially impair the use of the property or assets of any Project Company, the Borrower or the value of the Project; (f) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves have been made in accordance with GAAP or bonds or other acceptable security have been provided or are fully covered by insurance; (g) with respect to any Project Company, Permitted Encumbrances, minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title which do not materially impair the property affected thereby for the purpose for which title was acquired or interfere with the operation of the Project as contemplated by the Operative Documents; (h) with respect to any Project Company, mineral rights the use and enjoyment of which do not materially interfere with the use and enjoyment of the Project or the Project Site; (i) Liens, deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of the Borrower’s business; (j) Permitted Encumbrances; (k) Liens on assets, other than any real property assets, of Borrower or any Project Company related to the Project, which assets have a fair market value of less than $500,000 in the aggregate; (1) involuntary Liens (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any of Borrower’s or any Project Company’s property, either real or personal, related to the Project, whether now or hereafter owned in the aggregate sum of less than $500,000; and (m) securing Permitted Debt.
Exhibit A-24

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.
“Placed in Service” means the date that the Project is “placed in service” for purposes of Section 48(a)(I) of the Code.
“Plans and Specifications” means, collectively, the plans and specifications for the construction and design of the Project, including any document describing the scope of work performed by any contractor under the applicable construction contract, and any feeder lines and interconnections, all work drawings, engineering and construction schedules, Project schedules, Project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and Project procedures documents, Project design criteria, and any other document referred to in the relevant Project Documents or any of the documents referred to in this definition, as the same may be amended to the extent permitted by this Agreement.
“Power” means electric capacity as measured in MWs, energy as measured in MWh, and/or any other electric related products or services available for sale from the Project.
“Power Purchase Agreements” or “PPAs” means each agreement described on Schedule A-2 under the heading “Power Purchase Agreements”.
“Power Purchase Agreement (KS2)” has the meaning set forth in Schedule A-2.
“Power Purchase Agreement (Searchlight)” has the meaning set forth in Schedule A-2.
“Power Purchasers” means each power purchaser under the Power Purchase Agreements.
“Power Purchaser (KS2)” means Hawaiian Electric Company, Inc..
“Power Purchaser (Searchlight)” means Nevada Power Company .
“PPA Letter of Credit (KS2)” has the meaning assigned to such term in Section 2.1(m)(i)(B).
“PPA Letter of Credit (Searchlight)” has the meaning assigned to such term in Section 2.1(m)(i)(A).
“PPA LC Issuing Bank (KS2)” means KeyBank National Association.
“PPA LC Issuing Bank (Searchlight)” means KeyBank National Association.
“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
“Project” or “Projects” means each of the projects listed in Schedule A-2 under the heading “Projects”.
Exhibit A-25

“Project Companies” means the DESRI II Project Companies and the DESRI V Project Companies.
“Project Documents” means the Material Project Documents and the Additional Project Documents.
“Project Revenues” means, collectively, all income and receipts received from operation of the Project, including, without limitation, all payments and as distributions due to the Borrower, payments received by the Borrower under the Interest Rate Agreements (except with respect to the calculation of Debt Service Coverage Ratio), all interest earned with respect to such period on funds held in the Collateral Accounts, other income derived from the sale or use of Power and RECs generated by the Project; provided, however, that Project Revenues shall not include any proceeds of insurance (other than proceeds of business interruption insurance).
“Project Sites” means the real property rights and interests included in each Project.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proportionate Share” means the percentages set forth opposite each Lender’s name on Exhibit K to this Agreement, as such Exhibit K may be amended from time to time, as such percentages may be modified from time to time as a result of transfers of Commitments or Loans by a Lender in accordance with this Agreement.
“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may be changed from time to time, as are generally used in the start-up, commissioning, operation and maintenance of privately owned solar generated electric power generation facilities located in the United States and that are similar to the Project, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the operation and maintenance of solar generation facilities located in the United States and that are similar to the Project.
“PSA” means (i) the Membership Interest Purchase Agreement dated as of September 26, 2022, by and between Borrower and DESRI II, L.L.C., a Delaware limited liability company; and (ii) the Membership Interest Purchase Agreement dated as of September 26, 2022, by and between Borrower and DESRI V, L.L.C., a Delaware limited liability company.
“PUHCA” means the Public Utility Holding Company Act of 2005 and all implementing rules of FERC.
“Qualifying Facility” means a qualifying small power production facility, as defined in the Public Utility Regulatory Policies Act and 18 C.F.R. § 292.101(b)(1).
“Quarterly Date” means a date occurring on the last Business Day of each Fiscal Quarter, commencing on the Closing Date.
“REC” or “RECs” means any credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a governmental agency or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with the Project or electricity produced therefrom.
“Register” has the meaning assigned to such term in Section 10.14 of this Agreement.
Exhibit A-26

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America and any successor thereto.
“Regulatory Change” means any change after the Closing Date in federal, State, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, State, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.
“Release” of any Hazardous Substances includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into or upon any land or water or air, or otherwise entering into the environment.
“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Obligor” means, with respect to any Person party to a Project Document, any Person reasonably satisfactory to the Administrative Agent (with the consent of the Majority Lenders such consent not be unreasonably withheld) who, pursuant to any definitive agreement or definitive guaranty reasonably satisfactory to the Administrative Agent (with the consent of the Majority Lenders such consent not be unreasonably withheld) assumes the obligation of providing the services and/or products on terms and conditions no less favorable to the Borrower or the Project Companies than those which such Person being replaced is obligated to provide pursuant to the applicable Project Document.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day (30) notice period is waived under subsections 13, 14, 16, 1, 19 or 20 or PBGC Reg. Section 26I5.
“Reserve Requirement” means, with respect to any Lender, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by such Lender. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such Lender by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which Adjusted Daily Simple SOFR on Loans is to be determined, (b) any category of liabilities or extensions of credit or other assets which include Loans or (c) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend, unless such Loans are exempt from this foregoing list.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, its president, chief executive officer, treasurer or secretary (or assistant secretary), any of its vice presidents, or any managing general partner or managing member of such Person that is a natural person (or any of the preceding with regard to any managing general partner or managing member of such Person that is not a natural person).
“Restoration Plan” has the meaning assigned to such term in Section 5.16(e).
Exhibit A-27

“Revenue Account” has the meaning assigned to such term in Section 7.3(a) of this Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctions” means any laws, regulations, and executive orders relating to the economic sanctions program administered by (i) OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC); (ii) the US Department of State; (iii) the United Nations Security Council; (iv) the European Union or any of its member states; (v) Her Majesty’s Treasury; or (vi) the Hong Kong Monetary Authority.
“Sanctions Violation” has the meaning assigned to such term in Section 5.24(e) of this Agreement.
“Scheduled Payment Date” means with respect to any Term Loan or LC Loan, each Quarterly Date commencing after the Closing Date.
“Scheduled Repayment Amount” means the repayment amounts of the Term Loans corresponding to each relevant Scheduled Payment Date, equal, in each case, to the product of (i) the applicable percentage as identified in the form Amortization Schedule attached as Exhibit L to this Agreement as of the Closing Date and (ii) the aggregate principal amount of the Term Loans outstanding as of the Closing Date.
“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders, the Securities Intermediary and any Hedge Counterparty.
“Secured Swap Obligations” means the net obligations of the Borrower under or in respect of any Interest Rate Agreement, including ordinary course settlement payments and termination payments.
“Securities Intermediary” means KeyBank National Association or any other entity selected by the Agents and Lenders and reasonably acceptable to the Borrower to act as a “securities intermediary” (within the meaning of Article 8 of the New York UCC) for the Collateral Agent.
“Single Employer Plan” means any employee benefit plan which is covered by Title IV of ERISA but which is not a Multiemployer Plan.
“Site Agreements” means the agreements listed in Schedule A-1 to this Agreement, which provide each Project Company with leasehold and easement interests with respect to each respective Project Site between such Project Company and various land owners.
“Site Owner” means each fee owner of the applicable Project Site and/or Person that is a counterparty to a Site Agreement with the applicable Project Company.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
Exhibit A-28

“SOFR Borrowing” means a Borrowing comprised of SOFR Loans.
“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Index Adjustment” means 0.10%.
“SOFR Loan”: each Loan bearing interest at a rate based upon Adjusted Daily Simple SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solar Resource Impairment Event” means the development of real property improvements in the vicinity of the Project Site, which real property improvements could reasonably be expected to result in a decrease in the energy production level at the Project by five percent (5%) or more, as determined by the Independent Engineer, using either a P50 probability of exceedance forecast or a P99 probability of exceedance forecast.
“Sponsor” means Altus Power, Inc., a Delaware corporation.
“State” means (a) any state of the United States of America or (b) the District of Columbia.
“Subject Companies” has the meaning assigned to such term in Section 4.1(x)(i) of this Agreement.
“Substitutable Lender” has the meaning assigned to such term in Section 10.12 of this Agreement.
“Substitution Period” has the meaning assigned to such term in Section 10.12 of this Agreement.
“Swap Obligation” means, with respect to any Non-ECP Guarantor, any obligation of such Non-ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means such loans as the Borrower may request under Section 2.1(a) of this Agreement.
“Term Loan Commitment” has the meaning assigned to such term in Section 2.1(a)(i) of this Agreement.
“Term Loan Facilities” has the meaning assigned to such term in the Recitals.
Exhibit A-29

“Term Loan Maturity Date” means the earlier to occur of (a) the date upon which the entire outstanding principal balance of the Loans, together with all unpaid interest, fees, charges and costs, become due and payable under this Agreement and (b) the fifth (5th) anniversary of the Closing Date.
“Term Loan Notes” has the meaning assigned to such term in Section 2.1(e) of this Agreement.
“Terrorism Order” has the meaning assigned to such term in Section 4.1(cc)(i) of this Agreement.
“Total Term Loan Commitment” has the meaning assigned to such term in Section 2.2 of this Agreement.
“Type” means SOFR Loans or Base Rate Loans, as applicable, each of which constitutes a Type of Loans.
“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined in the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States Person” means a domestic corporation or any other person defined as a United States person in Section 7701(a)(30) of the Code.
“Unreimbursed Obligation” has the meaning assigned to such term in Section 2.1(m)(iii)(B) of this Agreement.
“Warranty Agreement” means each agreement described on Schedule A-2 under the heading “Warranty Agreements”.
“Warranty Provider” means each provider of the warranties set forth in the Warranty Agreements.
“Withdrawal Transfer Certificate” has the meaning assigned to such term in the Account Control Agreement.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the
Exhibit A-30

Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Exhibit A-31

RULES OF INTERPRETATION
1.    The singular includes the plural and the plural includes the singular. The definitions of terms apply equally to the singular and plural forms of the terms defined.
2.    The word “or” is not exclusive.
3.    A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.
4.    A reference to a Person includes its permitted successors and assigns.
5.    The words “include,” “includes” and “including” are not limiting.
6.    A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of this Agreement shall control.
7.    References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.
8.    The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
9.    References to “days” shall mean calendar days, unless the term “Business Days” is used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.
10.    The Financing Documents are the result of negotiations between, and have been reviewed by the Sponsor, Member, DESRI II, DESRI V, Borrower, each Project Company, the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger, each Joint Lead Arranger, each Lender and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against the Sponsor, Member, DESRI II, DESRI V, Borrower, any Project Company, the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger, any Joint Lead Arranger or any Lender.
11.    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “will” and “shall” shall be construed to have the same meaning and effect.
12.    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Exhibit A-32

13.    Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.
14.    Unless otherwise specified in this Agreement, whenever a payment is required to be made pursuant to this Agreement on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever performance of a required action, other than a payment, is due under this Agreement on a day that is not a Business Day, such performance shall be made on the next succeeding Business Day.
15.    If, at any time after the Closing Date, Moody’s or S&P shall change its respective system of classifications, then any Moody’s or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

Exhibit A-33